Exhibit 10.1

Published CUSIP Number:
SECOND AMENDED AND RESTATED
CREDIT AGREEMENT
dated as of November 1, 2006
among
GLOBAL CASH ACCESS HOLDINGS, INC.,
GLOBAL CASH ACCESS, INC.,
THE LENDERS FROM TIME TO TIME PARTY HERETO,
BANK OF AMERICA, N.A.,
as Administrative Agent, L/C Issuer and Swing Line Lender
and
WACHOVIA BANK, NATIONAL ASSOCIATION,
as Syndication Agent
BANC OF AMERICA SECURITIES LLC
and
WACHOVIA CAPITAL MARKETS, LLC
as Joint Lead Arrangers and Joint Book Managers

Page
ARTICLE I
DEFINITIONS and accounting terms
ARTICLE II
THE COMMITMENTS AND CREDIT EXTENSIONS
ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY
-i-

(continued)
Page
ARTICLE IV
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

Section 4.01	Conditions of Initial Credit Extension	68
Section 4.02	Conditions to all Credit Extensions	71
Section 4.03	Reaffirmation	71
ARTICLE V
REPRESENTATIONS AND WARRANTIES
-ii-

(continued)
Page
ARTICLE VI
AFFIRMATIVE COVENANTS
ARTICLE VII
NEGATIVE COVENANTS
-iii-

(continued)
Page

Section 7.16	Impairment of Security Interests	105
Section 7.17	Sales of Receivables	105
Section 7.18	Financial Covenants	105
Section 7.19	Independence of Covenants	106
ARTICLE VIII
DEFAULTS

Section 8.01	Events of Default	106
Section 8.02	Acceleration; Remedies	110
Section 8.03	Allocation of Payments After Event of Default	111
ARTICLE IX
AGENCY PROVISIONS
ARTICLE X
MISCELLANEOUS
-iv-

(continued)
-v-

Schedules:

Schedule 2.01	-	Lenders and Commitments
Schedule 5.03	-	Required Consents, Authorizations, Notices and Filings
Schedule 5.13	-	Subsidiaries
Schedule 5.22	-	Ownership of the Borrower
Schedule 7.01	-	Existing Indebtedness
Schedule 7.09	-	Transactions with Affiliates
Schedule 10.02	-	Administrative Agent’s Office, Certain Addresses for Notices
Exhibits:

Exhibit A-1	-	Form of Committed Loan Notice
Exhibit A-2	-	Form of Swing Line Loan Notice
Exhibit B-1	-	Form of Revolving Credit Note
Exhibit B-2	-	Form of Term A Note
Exhibit B-3	-	Form of Swing Line Note
Exhibit C	-	Form of Assignment and Assumption
Exhibit D		Form of Compliance Certificate
Exhibit E	-	Form of Opinion of Counsel for the Borrower and the Other Loan Parties
Exhibit F	-	Form of Guaranty
Exhibit G	-	Form of Perfection Certificate
Exhibit H	-	Form of Intercompany Note
Exhibit I	-	Form of Intercompany Note Subordination Provisions
Exhibit J	-	Form of Loan Party Accession Agreement
vi

SECOND AMENDED AND RESTATED
CREDIT AGREEMENT
This Second Amended and Restated Credit Agreement is entered into as of November 1, 2006 and is among GLOBAL CASH ACCESS HOLDINGS, INC., a Delaware corporation (“Holdings”), GLOBAL CASH ACCESS, INC., a Delaware corporation (the “Borrower”), the banks and other financial institutions from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”) and BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer. Banc of America Securities LLC and Wachovia Capital Markets, LLC are the joint lead arrangers and joint book managers of the facilities provided under this Agreement.
Holdings, the Borrower, the Lenders, Bank of America, N.A, as Administrative Agent, Swing Line Lender and L/C Issuer are parties to an Amended and Restated Credit Agreement dated as of April 13, 2005, as amended by Amendment No. 1, dated as of August 26, 2005 (as so amended, the “Existing Credit Agreement”).
Holdings and the Borrower have requested, and the Lenders have agreed, to enter into this Second Amended and Restated Credit Agreement, to amend and restate the Existing Credit Agreement, upon the satisfaction or waiver of the conditions precedent set forth in Section 4.03.
Accordingly, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
Section 1.01 Defined Terms. Terms defined in the introductory section hereof have the respective meanings set forth therein. As used in this Agreement, the following terms shall have the meanings set forth below:
“Accession Agreement” means a Loan Party Accession Agreement, substantially in the form of Exhibit J hereto, executed and delivered by an Additional Subsidiary Guarantor after the Closing Date in accordance with Section 6.12(a) or (d).
“Acquired Capital Lease Obligations” means Capital Lease Obligations of a Person (i) existing at the time such Person becomes a Subsidiary of the Borrower or (ii) assumed in connection with the acquisition of assets from such Person, in each case, other than Capital Lease Obligations incurred in connection with, or in contemplation of, such Person becoming a Subsidiary of the Borrower or such acquisition, as the case may be.
“Acquired Purchase Money Indebtedness” means Purchase Money Indebtedness of a Person (i) existing at the time such Person becomes a Subsidiary of the Borrower or (ii) assumed in connection with the acquisition of assets from such Person, in each case, other than Purchase Money Indebtedness incurred in connection with, or in contemplation of, such Person becoming a Subsidiary of the Borrower or such acquisition, as the case may be.

“Additional Collateral Documents” has the meaning set forth in Section 6.12.
“Additional Subsidiary Guarantor” means each Person that becomes a Subsidiary Guarantor after the Closing Date by execution of an Accession Agreement as provided in Section 6.12(b).
“Administrative Agent” means Bank of America, in its capacity as administrative agent under any of the Finance Documents, or any successor administrative agent.
“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. As used herein, the term “Control” means (i) with respect to any Person having voting shares or their equivalent and elected directors, managers or Persons performing similar functions, the possession, directly or indirectly, of the power to vote 10% or more of the Equity Interests having ordinary voting power of such Person or (ii) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting shares or their equivalent, by contract or otherwise. Notwithstanding the foregoing, in no event shall the Bank of America or any of its affiliates be, or be deemed to be, an Affiliate of any Loan Party.
“Agent” means the Administrative Agent or the Collateral Agent and any successors and assigns in such capacity, and “Agents” means both of them.
“Agent-Related Persons” means the Administrative Agent or the Collateral Agent, together with their respective Affiliates (including, in the case of Bank of America in its capacity as the Administrative Agent, the Arranger), and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.
“Agreement” means this Credit Agreement, as amended, modified or supplemented from time to time.
“Anti-Terrorism Laws” means any Laws relating to terrorism or money-laundering, including, without limitation, (i) Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 and relating to Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism, (ii) the U.S. Patriot Act, (iii) the International Emergency Economic Power Act, 50 U.S.C. § 1701 et seq., (iv) the Bank Secrecy Act, (v) the Trading with the Enemy Act, 50 U.S.C. App. 1 et seq. and (vi) any related rules and regulations of the U.S. Treasury Department’s Office of Foreign Assets Control or any other Governmental Authority, in each case as the same may be amended, supplemented, modified, replaced or otherwise in effect from time to time.

“Applicable Commitment Fee Percentage” means, at any time, in respect of the Revolving Credit Facility, (a) from the Closing Date to the date on which the Administrative Agent receives a Compliance Certificate pursuant to Section 6.02(b) for the fiscal quarter ending December 31, 2006, 0.25% per annum and (b) thereafter, the applicable rate per annum (expressed in basis points) set forth below determined by reference to the Senior Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(b):

Pricing Level	Senior Leverage Ratio	Commitment Fee
1	Less than or equal to 1.0 to 1.0	20.0
2	Less than or equal to 1.5 to 1.0 but greater than 1.0 to 1.0	25.0
3	Less than or equal to 2.0 to 1.0 but greater than 1.5 to 1.0	25.0
4	Less than or equal to 2.5 to 1.0 but greater than 2.0 to 1.0	30.0
5	Less than or equal to 3.0 to 1.0 but greater than 2.5 to 1.0	30.0
6	Greater than 3.0 to 1.0	35.0
Any increase or decrease in the Applicable Commitment Fee Percentage resulting from a change in the Senior Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(b); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then Pricing Level 6 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered until such Compliance Certificate is delivered.
“Applicable Lending Office” means (i) with respect to any Lender and for each Type of Loan, the “Lending Office” of such Lender (or of an Affiliate of such Lender) designated for such Type of Loan in such Lender’s Administrative Questionnaire or in any applicable Assignment and Assumption pursuant to which such Lender became a Lender hereunder or such other office of such Lender (or of an Affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and the Borrower as the office by which its Loans of such Type are to be made and maintained and (ii) with respect to any L/C Issuer and for each Letter of Credit, the “Lending Office” of such L/C Issuer (or of an Affiliate of such L/C Issuer) designated on the signature pages hereto or such other office of such L/C Issuer (or of an Affiliate of such L/C Issuer) as such L/C Issuer may from time to time specify to the Administrative Agent and the Borrower as the office by which its Letters of Credit are to be issued and maintained.
“Applicable Percentage” means (a) in respect of the Term A Facility, with respect to any Term A Lender at any time, the percentage (carried out to the ninth decimal place) of the Term A Facility represented by (i) at any time during the Availability Period in respect of such Facility, such Term A Lender’s Term A Commitment at such time and (ii) thereafter, the principal amount of such Term A Lender’s Term A Loans at such time and (b) in respect of the Revolving Credit Facility, with respect to any Revolving Credit Lender at any time, the percentage (carried out to the ninth decimal place) of the Revolving Credit Facility represented by such Revolving Credit Lender’s Revolving Credit Commitment at such time. If the commitment of each Revolving Credit Lender to make Revolving Credit Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, or if the Revolving Credit Commitments have expired, then the Applicable Percentage of each Revolving Credit Lender in respect of the Revolving Credit Facility shall be determined based on the Applicable Percentage of such Revolving Credit Lender in respect of the Revolving Credit Facility most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender in respect of each Facility is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.
“Applicable Rate” means (i) from the Closing Date to the date on which the Administrative Agent receives a Compliance Certificate pursuant to Section 6.02(b) for the fiscal quarter ending December 31, 2006, 0.375% per annum for Base Rate Loans and 1.375% per annum for Eurodollar Rate Loans and (ii) thereafter, the applicable rate per annum (expressed in basis points) set forth below determined by reference to the Senior Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(b):

		Eurodollar Rate
Pricing Level	Senior Leverage Ratio	(Letters of Credit)	Base Rate
1	Less than or equal to 1.0 to 1.0	87.5	0.0
2	Less than or equal to 1.5 to 1.0 but greater than 1.0 to 1.0	112.5	12.5
3	Less than or equal to 2.0 to 1.0 but greater than 1.5 to 1.0	137.5	37.5
4	Less than or equal to 2.5 to 1.0 but greater than 2.0 to 1.0	162.5	62.5
5	Less than or equal to 3.0 to 1.0 but greater than 2.5 to 1.0	175.0	75.0
6	Greater than 3.0 to 1.0	200.0	100.0
Any increase or decrease in the Applicable Rate resulting from a change in the Senior Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(b); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then Pricing Level 6 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered until such Compliance Certificate is delivered.
“Applicable Revolving Credit Percentage” means with respect to any Revolving Credit Lender at any time, such Revolving Credit Lender’s Applicable Percentage in respect of the Revolving Credit Facility at such time.

“Appropriate Lender” means, at any time, (a) with respect to any of the Term A Facility or the Revolving Credit Facility, a Lender that has a Commitment with respect to such Facility or holds a Term A Loan or a Revolving Credit Loan, respectively, at such time, (b) with respect to the Letter of Credit Sublimit, (i) the L/C Issuer and (ii) if any Letters of Credit have been issued pursuant to Section 2.03(a), the Revolving Credit Lenders and (c) with respect to the Swing Line Sublimit, (i) the Swing Line Lender and (ii) if any Swing Line Loans are outstanding pursuant to Section 2.04(a), the Revolving Credit Lenders.
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Arrangers” means Banc of America Securities LLC and Wachovia Capital Markets, LLC, in their capacity as joint lead arrangers and joint book managers.
“Arriva Card” means Arriva Card, Inc., a Delaware corporation.
“Asset Disposition” means any sale, lease (including any Sale/Leaseback Transaction, whether or not involving a Capital Lease), transfer or other disposition (including any such transaction effected by way of merger or consolidation and including any sale or other disposition of Equity Interests of a Subsidiary, but excluding any sale or other disposition by way of Casualty or Condemnation) by any Group Company of any asset.
“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.
“Assignment and Assumption” means an Assignment and Assumption, substantially in the form of Exhibit C hereto.
“ATMs” has the meaning set forth in Section 7.01(ix).
“Attributable Indebtedness” means, at any date (i) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (ii) in respect of any Synthetic Lease Obligation of any Person, the capitalized or principal amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement were accounted for as a Capital Lease and (iii) in respect of any Sale/Leaseback Transaction described in Section 7.13, the lesser of (A) the present value, discounted in accordance with GAAP at the debt rate implicit in the related lease, of the obligations of the lessee for rental payments over the remaining term of such lease (including any period for which such lease has been extended or may, at the option of the lessor be extended) and (B) the fair market value of the assets subject to such transaction.
“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Consolidated Subsidiaries for the fiscal years ended 2004 and 2005, and the related consolidated statements of income or operations, members’ equity and cash flows for such fiscal year of the Borrower and its Consolidated Subsidiaries, including the notes thereto.

“Availability Period” means the period from and including the Closing Date to the earliest of (i) the Revolving Termination Date, (ii) the date of the termination of the Commitments pursuant to Section 2.06 and (iii) the date of termination of the commitment of each Lender to make Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.
“Bank of America” means Bank of America, N.A., a national banking association, and its successors.
“Bank Secrecy Act” means the Financial Recordkeeping and Reporting of Currency and Foreign Transactions Act of 1970, 31 U.S.C. 1051, et seq., as the same may be amended, supplemented, modified, replaced or otherwise in effect from time to time.
“Base Rate” means, for any day, a rate per annum equal to the higher of (i) the Federal Funds Rate plus 1/2 of 1% and (ii) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate”. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.
“Base Rate Loan” means a Loan that bears interest based on the Base Rate.
“Borrower” means Global Cash Access, Inc., a Delaware corporation, and its successors.
“Borrower Materials” has the meaning specified in Section 6.02.
“Borrowing” means a Revolving Credit Borrowing, a Swing Line Borrowing or a Term A Borrowing, as the context may require.
“Business Acquisition” means the acquisition by the Borrower or one or more of its Subsidiaries of Equity Interests of, or all (or any substantial part for which audited financial statements or other financial information satisfactory to the Administrative Agent is available) of the assets or property of, another Person.
“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the State of Nevada or the state where the Administrative Agent’s Office is located, except that if such day relates to a borrowing of, a payment or prepayment of principal of or interest on, or the Interest Period for, a Eurodollar Rate Loan, or a notice by the Borrower with respect to any such borrowing, payment, prepayment or Interest Period, such day shall also be a day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.
“Capital Lease” of any Person means any lease of (or other arrangement conveying the right to use) property (whether real, personal or mixed) by such Person as lessee which would, in accordance with GAAP, be required to be accounted for as a capital lease on the balance sheet of such Person.

“Capital Lease Obligations” means, with respect to any Person, all obligations of such Person as lessee under Capital Leases, in each case taken at the amount thereof accounted for as liabilities in accordance with GAAP.
“Cash Collateral Account” means a blocked, non-interest bearing deposit account of one or more of the Loan Parties at Bank of America (or another commercial bank selected in compliance with Section 6.14) in the name of the Administrative Agent and under the sole dominion and control of the Administrative Agent, and otherwise established in a manner satisfactory to the Administrative Agent.
“Cash Collateralize” has the meaning set forth in Section 2.03(g).
“Cash Equivalents” means:
(i) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than three months from the date of acquisition;
(ii) Dollar-denominated certificates of deposit of (A) any Lender, (B) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (C) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (any such bank being an “Approved Lender”), in each case with maturities of not more than 90 days from the date of acquisition;
(iii) commercial paper and variable or fixed rate notes issued by any Approved Lender (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation not an Affiliate of the Borrower rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s and maturing within three months of the date of acquisition;
(iv) repurchase agreements with a term of not more than seven days with a bank or trust company (including any of the Lenders) or recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States of America in which the Borrower or one or more of its Subsidiaries shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations; and
(v) Investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940, as amended, which are administered by reputable financial institutions having capital of at least $500,000,000 and the portfolios of which are limited to Investments of the character described in the foregoing clauses (i) through (iv).
“Casualty” means any casualty, loss, damage, destruction or other similar loss with respect to real or personal property or improvements or from business interruption.

“Casualty Insurance Policy” means any insurance policy maintained by any Group Company covering losses with respect to Casualties.
“Certificate of Incorporation” means the Certificate of Incorporation of Holdings that sets forth the rights and preferences of the common stock, par value $.001 per share and the Preferred Stock, par value $.001 per share, as the same may be amended, modified or supplemented form time to time in accordance with the provisions thereof and of this Agreement.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.
“Change of Control” means an event or series of events by which:
(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) (other than M&C International or the Summit Investors) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 25% or more of the equity securities of Holdings entitled to vote for members of the board of directors or equivalent governing body of Holdings on a fully-diluted basis (and taking into account all such securities that such “person” or “group” has the right to acquire pursuant to any option right); or
(b) during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of Holdings cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); or

(c) any Person or two or more Persons acting in concert (other than M&C International or the Summit Investors) shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of Holdings, or control over the equity securities of Holdings entitled to vote for members of the board of directors or equivalent governing body of Holdings on a fully-diluted basis (and taking into account all such securities that such Person or Persons have the right to acquire pursuant to any option right) representing 25% or more of the combined voting power of such securities; or
(d) Holdings shall cease, directly or indirectly, to own and control legally and beneficially all of the Equity Interests in the Borrower; or
(e) a “change of control” (as defined in the Senior Subordinated Note Indenture) occurs.
“Closing Date” means November 3, 2006.
“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as interpreted by the rules and regulations issued thereunder, in each case as in effect from time to time.
“Collateral” means all of the property which is subject or is purported to be subject to the Liens granted by the Collateral Documents.
“Collateral Agent” means Bank of America, in its capacity as collateral agent for the Finance Parties under the Collateral Documents, and its successor or successors in such capacity.
“Collateral Documents” means, collectively, the Security Agreement, the Pledge Agreement, the Depositary Bank Agreements, any Additional Collateral Documents, any additional pledges, security agreements, patent, trademark or copyright filings or mortgages required to be delivered pursuant to the Finance Documents and any instruments of assignment, control agreements, lockbox letters or other instruments or agreements executed pursuant to the foregoing.
“Commitment” means (i) with respect to each Lender, its Revolving Credit Commitment and/or Term A Commitment, as and to the extent applicable, (ii) with respect to each L/C Issuer, its L/C Commitment and (iii) with respect to the Swing Line Lender, the Swing Line Commitment, in each case as set forth on Schedule 2.01 or in the applicable Assignment and Assumption as its Commitment of the applicable Class, as any such amount may be increased or decreased from time to time pursuant to this Agreement.
“Committed Loan Notice” means a notice of (a) a Term A Borrowing, (b) a Revolving Credit Borrowing, (c) a conversion of Loans from one Type to the other, or (d) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A-1.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D hereto.
“Condemnation” means any taking of property or assets, or any part thereof or interest therein, for public or quasi-public use under the power of eminent domain, by reason of any public improvement or condemnation or in any other manner.
“Condemnation Award” means all proceeds of any Condemnation or transfer in lieu thereof.
“Consolidated Adjusted Working Capital” means at any date the excess of (i) Consolidated Current Assets (excluding cash and Cash Equivalents classified as such in accordance with GAAP) over (ii) Consolidated Current Liabilities (excluding the current portion of any Consolidated Funded Indebtedness).
“Consolidated Capital Expenditures” means for any period the aggregate amount of all expenditures (whether paid in cash or other consideration or accrued as a liability) that would, in accordance with GAAP, be included as additions to property, plant and equipment and other capital expenditures of the Borrower and its Consolidated Restricted Subsidiaries for such period, as the same are or would be set forth in a consolidated statement of cash flows of the Borrower and its Consolidated Restricted Subsidiaries for such period (including the amount of assets leased under any Capital Lease).
“Consolidated Cash Taxes” means for any period the aggregate amount of all taxes of the Borrower and its Consolidated Restricted Subsidiaries for such period to the extent the same are paid directly in cash by the Borrower.
“Consolidated Current Assets” means at any date the consolidated current assets of the Borrower and its Consolidated Restricted Subsidiaries determined as of such date, excluding receivables arising out of the Overnight Settlements but only to the extent reflected on the balance sheet of the Borrower and its Consolidated Restricted Subsidiaries.
“Consolidated Current Liabilities” means at any date (i) the consolidated current liabilities of the Borrower and its Consolidated Restricted Subsidiaries, excluding liabilities arising out of the Overnight Settlements but only to the extent reflected on the balance sheet of the Borrower and its Consolidated Restricted Subsidiaries, plus (ii) all Guaranty Obligations of the Borrower or any Consolidated Restricted Subsidiary of the Borrower in respect of the current liabilities of any Person (other than the Borrower or a Consolidated Subsidiary of the Borrower), all determined as of such date.
“Consolidated EBITDA” means for any period the sum of (i) Consolidated Net Income for such period (excluding therefrom (x) any extraordinary items of gain or loss and (y) any gain or loss from discontinued operations) plus (ii) an amount which, in the determination of Consolidated Net Income for such period, has been deducted for (A) Consolidated Interest Expense, (B) provisions for Federal, state, local and foreign income, value added and similar taxes, if applicable, (C) depreciation, amortization (including, without limitation, amortization of goodwill and other intangible assets), impairment of goodwill and other non-recurring non-cash charges (excluding any such non-cash charge to the extent that it represents amortization of a prepaid cash expense that was paid in a prior period or an accrual of, or a reserve for, cash charges or expenses in any future period), and (D) without duplication, the income of any Unrestricted Subsidiary to the extent that such income is actually received in cash by the Borrower or a Wholly-Owned Consolidated Restricted Subsidiary in the form of Restricted Payments during such period, minus (iii) any amount which, in the determination of Consolidated Net Income for such period, has been added for (A) interest income and (B) any non-cash income or non-cash gains, all as determined in accordance with GAAP. For purposes of calculating Consolidated EBITDA for any period of four consecutive fiscal quarters (each, a “Reference Period”) pursuant to any determination of the Total Leverage Ratio, the Senior Leverage Ratio and the Fixed Charge Coverage Ratio, if during such Reference Period (or in the case of pro-forma calculations, during the period from the last day of such Reference Period to and including the date as of which such calculation is made) any Group Company shall have made a Permitted Business Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving effect thereto on a Pro-Forma Basis, without giving effect to projected or anticipated cost savings.
“Consolidated Fixed Charges” means, for any period, the sum of (i) Consolidated Interest Expense for such period plus (ii) Consolidated Scheduled Debt Payments for such period.
“Consolidated Funded Indebtedness” means at any date the Funded Indebtedness of the Borrower and its Consolidated Restricted Subsidiaries as of such date, determined on a consolidated basis in accordance with GAAP.
“Consolidated Indebtedness” means at any date the Indebtedness of the Borrower and its Consolidated Restricted Subsidiaries determined on a consolidated basis as of such date.
“Consolidated Interest Expense” means, for any period, the total interest expense, whether paid or accrued and whether or not capitalized, (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments under Capital Leases and the implied interest component of Synthetic Leases (regardless of whether accounted for as interest expense under GAAP), fees payable by the Borrower to a Vault Cash Provider pursuant to Article VII (or a successor provision) of the Vault Cash Agreement (regardless of whether accounted for as interest expense under GAAP), all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptances and net costs in respect of Swap Obligations constituting interest rate swaps, collars, caps or other arrangements requiring payments contingent upon interest rates of the Borrower and its Consolidated Restricted Subsidiaries), determined on a consolidated basis for such period.
“Consolidated Net Income” means, for any period, the net income (or net loss) after taxes of the Borrower and its Consolidated Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from the calculation of Consolidated Net Income (i) the income (or loss) of any Person in which any Person other than the Borrower or any of its Wholly-Owned Consolidated Restricted Subsidiaries has an ownership interest, except to the extent that any such income is actually received in cash by the Borrower or such Wholly-Owned Consolidated Restricted

Subsidiary in the form of Restricted Payments during such period, (ii) the income (or loss) of any Person accrued prior to the date it becomes a Consolidated Restricted Subsidiary of the Borrower or is merged with or into or consolidated with the Borrower or any of its Consolidated Restricted Subsidiaries or that Person’s assets are acquired by the Borrower or any of its Consolidated Restricted Subsidiaries, except as provided in the definition of “Pro-Forma Basis” herein and (iii) the income of any Restricted Subsidiary of the Borrower to the extent that the declaration or payment of Restricted Payments or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary.
“Consolidated Restricted Subsidiary” means each Restricted Subsidiary of the Borrower which is also a Consolidated Subsidiary of the Borrower.
“Consolidated Scheduled Debt Payments” means, for any period, the sum of all scheduled payments of principal on Consolidated Funded Indebtedness (including, without limitation, the principal component of Capital Lease Obligations and Purchase Money Indebtedness paid or payable during such period), but excluding payments due on Revolving Credit Loans and Swing Line Loans during such period; provided that Consolidated Scheduled Debt Payments for any period shall not include voluntary prepayments of Consolidated Funded Indebtedness, mandatory prepayments of the Term A Loans pursuant to Section 2.05(b) or other mandatory prepayments (other than by virtue of scheduled amortization) of Consolidated Funded Indebtedness.
“Consolidated Subsidiary” means with respect to any Person at any date any Subsidiary of such Person or other entity the accounts of which would be consolidated with those of such Person in its consolidated financial statements if such statements were prepared as of such date in accordance with GAAP.
“Consolidated Total Assets” means at any date the total consolidated assets of the Borrower and its Consolidated Subsidiaries determined as of such date.
“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
“Control” has the meaning specified in the definition of “Affiliate” in this Section 1.01.
“Credit Extension” means a Borrowing or the issuance, renewal or extension of a Letter of Credit.
“Debt Equivalents” of any Person means (i) any Equity Interest of such Person which by its terms (or by the terms of any security for which it is convertible or for which it is exchangeable or exercisable), or upon the happening of any event or otherwise (including an event which would constitute a Change of Control), (A) matures or is mandatorily redeemable or subject to any mandatory repurchase requirement, pursuant to a sinking fund or otherwise, (B) is convertible into or exchangeable for Indebtedness or Debt Equivalents or (C) is redeemable or subject to any repurchase requirement arising at the option of the holder thereof, in whole or in part, on or prior to the first anniversary of the latest of the Revolving Termination Date or the Term A Maturity Date and (ii) if such Person is a Subsidiary of the Borrower, any Preferred Stock of such Person.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Defaulting Lender” means any Lender that (a) has failed to fund any portion of a Term A Borrowing, Revolving Credit Loans, participations in L/C Obligations or participations in Swing Line Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.
“Default” means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.
“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum.
“Depositary Bank Agreement” means an agreement between a Loan Party and any bank or other depositary institution, substantially in the form of Exhibit D to the Security Agreement, as the same may be amended, modified or supplemented from time to time.
“Dollars” and the sign “$” mean lawful money of the United States of America.
“Domestic Restricted Subsidiary” means a Domestic Subsidiary that is also a Restricted Subsidiary.
“Domestic Subsidiary” means with respect to any Person each Subsidiary of such Person that is organized under the laws of the United States or any political subdivision or any territory thereof, and “Domestic Subsidiaries” means any two or more of them.
“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.07(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 10.07(b)(iii)).

“Employee Benefit Arrangements” means in any jurisdiction the benefit schemes or arrangements in respect of any employees or past employees operated by any Group Company or in which any Group Company participates and which provide benefits on retirement, ill-health, injury, death or voluntary withdrawal from or termination of employment, including termination indemnity payments and life assurance and post-retirement medical benefits.
“Environmental Laws” means any and all Federal, state, local, and foreign statutes, Laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of remediation, fines, penalties or indemnities), of any Group Company directly or indirectly resulting from or based on (i) violation of any Environmental Law, (ii) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Material, (iii) exposure to any Hazardous Material, (iv) the release or threatened release of any Hazardous Material into the environment or (v) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equity Equivalents” means with respect to any Person any rights, warrants, options, convertible securities, exchangeable securities, indebtedness or other rights, in each case exercisable for or convertible or exchangeable into, directly or indirectly, Equity Interests of such Person or securities exercisable for or convertible or exchangeable into Equity Interests of such Person, whether at the time of issuance or upon the passage of time or the occurrence of some future event.
“Equity Interests” means all shares of capital stock, partnership interests (whether general or limited), limited liability company membership interests, beneficial interests in a trust and any other interest or participation that confers on a Person the right to receive a share of profits or losses, or distributions of assets, of an issuing Person, but excluding any debt securities convertible into such Equity Interests.
“Equity Investor Group” means M&C International, the Summit Investors and one or more other investors reasonably acceptable to the Administrative Agent.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any rule or regulation issued thereunder.
“ERISA Affiliate” means each business or entity which is a member of a “controlled group of corporations”, under “common control” or an “affiliated service group” with a Group Company within the meaning of Section 414(b), (c) or (m) of the Code, or required to be aggregated with a Group Company under Section 414(o) of the Code or is under “common control” with a Group Company, within the meaning of Section 4001(a)(14) of ERISA.

“ERISA Event” means:
(i) a reportable event as defined in Section 4043 of ERISA and the regulations issued under such Section with respect to a Plan, excluding, however, such events as to which the PBGC by regulation has waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event;
(ii) the requirements of Section 4043(b) of ERISA apply with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of any Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days;
(iii) the failure to meet the minimum funding standard of Section 412 of the Code with respect to any Plan (whether or not waived in accordance with Section 412(d) of the Code), the application for a minimum funding waiver under Section 303 of ERISA with respect to any Plan, the failure to make by its due date a required installment under Section 412(m) of the Code with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan;
(iv) the incurrence of any material liability (or the reasonable expectation thereof) by a Group Company or any ERISA Affiliate as the result of the violation of any provision of Title I of ERISA or Section 4975 of the Code or pursuant to Title IV of ERISA relating to employee benefit plans (as defined in Section 3 of ERISA), or the occurrence or existence of any event, transaction or condition that could reasonably be expected to result in the incurrence of any such liability by a Group Company or any ERISA Affiliate, or in the imposition of any lien on any of the rights, properties or assets of a Group Company or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to such penalty or Section 4975 of the Code or to Section 401(a)(29) or 412 of the Code;
(v) the provision by the administrator of any Plan pursuant to Section 4041(a)(2) of ERISA of a notice (or the reasonable expectation of such provision of notice) of intent to terminate such Plan in a distress termination described in Section 4041(c) of ERISA, the institution by the PBGC of proceedings to terminate any Plan or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Plan;
(vi) the withdrawal of a Group Company or ERISA Affiliate in a complete or partial withdrawal (within the meaning of Section 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by a Group Company or ERISA Affiliate of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA;
(vii) the imposition of liability (or the reasonable expectation thereof) on a Group Company or ERISA Affiliate pursuant to Section 4062, 4063, 4064 or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA;

(viii) the assertion of a material claim (other than routine claims for benefits) against any Plan other than a Multiemployer Plan or the assets thereof, or against a Group Company or ERISA Affiliate in connection with any Plan;
(ix) the receipt from the United States Internal Revenue Service of notice of the failure of any Plan (or any other Employee Benefit Arrangement intended to be qualified under Section 401(a) of the Code) to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any Plan to qualify for exemption from taxation under Section 501(a) of the Code; or
(x) the establishment or amendment by a Group Company or ERISA Affiliate of any Welfare Plan that provides post-employment welfare benefits in a manner that would materially increase the liability of a Group Company.
“Eurodollar Rate” means, for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurodollar Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.
“Eurodollar Rate Loan” means a Revolving Credit Loan, or a Term A Loan that bears interest at a rate based on the Eurodollar Rate.
“Event of Default” has the meaning set forth in Section 8.01.
“Excess Cash Flow” means for any period an amount equal to (i) Consolidated EBITDA for such period plus (ii) all cash non-recurring and extraordinary gains, if any, during such period (whether or not accrued in such period), all business interruption insurance proceeds, if any, and (without duplication) cash gains attributable to Asset Dispositions out of the ordinary course of business, if any, of the Borrower and its Consolidated Restricted Subsidiaries during such period to the extent not otherwise included in Consolidated EBITDA for such period and not required to be utilized in connection with a repayment or prepayment of the Loans made or to be made pursuant to Section 2.05(b)(iii), plus (iii) (x) the net decrease, if any, in Consolidated Adjusted Working Capital less (y) the decrease, if any, in the principal amount of Revolving Credit Loans and Swing Line Loans, in each case from the first day to the last day of such period, minus (iv) the amount, if any, which, in the determination of Consolidated Net Income for such period, has been included in respect of income or gain from Asset Dispositions of the Borrower and its Consolidated Subsidiaries to the extent utilized or repay or prepay Loans pursuant to Section 2.05(b)(iii), minus (v) the aggregate amount of Consolidated Capital Expenditures during such period (net of the amount of Capital Lease Obligations and Purchase Money Indebtedness (excluding Loans) incurred by the Borrower or any Subsidiary to finance any such Capital Expenditures), minus (vi) Consolidated Interest Expense actually paid in cash by the Borrower and its Consolidated Subsidiaries during such period, minus (vii) Consolidated Cash Taxes (including Permitted Tax Distributions) actually paid during such period, minus (viii) Consolidated Scheduled Debt Payments actually paid by the Borrower and its Consolidated Subsidiaries during such period, minus (ix) optional prepayments of the Term A Loans during such period minus (x) to the extent not included in clause (iv) above, repayments or prepayments of the Revolving Credit Loans and Swing Line Loans to the extent the Revolving Credit Commitments and the Swing Line Commitment are permanently reduced at the time of such payment, minus (xi) the net increase, if any, in Consolidated Adjusted Working Capital less (y) the net increase, if any, in the principal amount of Revolving Credit Loans and Swing Line Loans, in each case from the first day to the last day of such period.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Excluded Asset Disposition” means an Asset Disposition permitted pursuant to any one or more of clauses (i) through (vii) of Section 7.05.
“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 10.22), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.01(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 3.01(a).
“Existing Credit Agreement” has the meaning specified in the second recital.
“Existing Letters of Credit” means the letters of credit outstanding under the Existing Credit Agreement as of the Closing Date.
“Extraordinary Receipts” means tax refunds received as a rebate or refund relating to any federal or state income taxes paid, indemnity payments or proceeds received under any business interruption or casualty insurance policy in respect of a covered loss thereunder, pension reversions resulting from any surplus assets of any Pension Plan, certain insurance proceeds and other payment amounts not received or expected in the ordinary course of business.

“Facility” means the Term A Facility or the Revolving Credit Facility, as the context may require.
“Federal Funds Rate” means for any day the rate per annum (rounded upward, if necessary, to a whole multiple of 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) quoted to Bank of America on such day on such transactions as determined by the Administrative Agent.
“Fee Letters” means the letter agreements dated September 20, 2006 among Bank of America, Banc of America Securities LLC and the Borrower and September 28, 2006 among Wachovia Bank, National Association, Wachovia Capital Markets, LLC and the Borrower.
“Finance Document” means each Senior Finance Document and each Swap Agreement between one or more Loan Parties and a Swap Creditor entered into in accordance with Section 7.01(vi), and “Finance Documents” means all of them, collectively.
“Finance Obligations” means, at any date, (i) all Senior Obligations and (ii) all Swap Obligations of a Loan Party owed or owing to any Swap Creditor under one or more Finance Documents.
“Finance Party” means each Lender, the Swing Line Lender, each L/C Issuer, each Swap Creditor, each Agent and each Indemnitee and their respective successors and assigns, and “Finance Parties” means any two or more of them, collectively.
“Fixed Charge Coverage Ratio” means, for any period, the ratio of (i) Consolidated EBITDA less the aggregate amount of Maintenance Capital Expenditures for such period and less the Borrower’s cash payments of Federal, state, local and foreign income, value added and similar taxes, if applicable, for such period (exclusive of up to $9,500,000 of early extinguishment charges incurred by the Borrower in October 2005 in connection with the prepayment of Senior Subordinated Notes), to (ii) Consolidated Fixed Charges for such period.
“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
“Foreign Subsidiary” means with respect to any Person any Subsidiary of such Person that is not a Domestic Subsidiary of such Person.

“Funded Indebtedness” means, with respect to any Person and without duplication, (i) all Indebtedness of such Person of the types referred to in clauses (i), (ii), (iii), (iv), (v), (vi), (vii) and (xi) of the definition of “Indebtedness” in this Section 1.01, (ii) all Indebtedness of others of the type referred to in clause (i) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien on, or payable out of the proceeds of production from, any property or asset of such Person, whether or not the obligations secured thereby have been assumed by such Person, (iii) all Guaranty Obligations of such Person with respect to Indebtedness of others of the type referred to in clause (i) above and (iv) all Indebtedness of the type referred to in clause (i) above of any other Person (including any Partnership in which such Person is a general partner and any unincorporated joint venture in which such Person is a joint venturer) to the extent such Person would be liable therefor under any applicable law or any agreement or instrument by virtue of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person shall not be liable therefor.
“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.
“Gaming Authority” means any agency, authority, board, bureau, commission, department, office or instrumentality of any nature whatsoever of the United States federal government, any foreign government, any state, province or city or other political subdivision or otherwise, whether now or hereafter in existence, or any officer or official thereof, with authority to regulate any gaming-related operations of the Borrower or any of its Subsidiaries.
“Gaming Contract” means any written agreement, instrument or other arrangement entered into by any Loan Party with any gaming establishment.
“Gaming License” means any license, permit, franchise or other authorization from any Gaming Authority necessary on the date of this Agreement or at any time thereafter to own, lease or operate the assets of or otherwise conduct the business of the Borrower or any of its Subsidiaries.
“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
“Group Company” means any of Holdings, the Borrower or their respective Restricted Subsidiaries (regardless of whether or not consolidated with Holdings or the Borrower for purposes of GAAP), and “Group Companies” means all of them, collectively.
“Guaranty” means the First Amended and Restated Guaranty, substantially in the form of Exhibit F hereto, dated as of the Closing Date among Holdings, the Subsidiary Guarantors and the Administrative Agent, as the same may be amended, modified or supplemented from time to time.

“Guaranty Obligation” means, with respect to any Person, without duplication, any obligation (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guarantying, intended to guaranty, or having the economic effect of guarantying, any Indebtedness or other obligation of any other Person in any manner, whether direct or indirect, and including, without limitation, any obligation, whether or not contingent, (i) to purchase any such Indebtedness or other obligation or any property constituting security therefor, (ii) to advance or provide funds or other support for the payment or purchase of such indebtedness or obligation or to maintain working capital, solvency or other balance sheet condition of such other Person (including, without limitation, maintenance agreements, comfort letters, take or pay arrangements, put agreements or similar agreements or arrangements) for the benefit of the holder of Indebtedness or other obligation of such other Person, (iii) to lease or purchase property, securities or services primarily for the purpose of assuring the owner of such Indebtedness or other obligation or (iv) to otherwise assure or hold harmless the owner of such Indebtedness or obligation against loss in respect thereof. The amount of any Guaranty Obligation hereunder shall (subject to any limitations set forth therein) be deemed to be an amount equal to the outstanding principal amount (or maximum principal amount, if larger) of the Indebtedness or other obligation in respect of which such Guaranty Obligation is made.
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environment Law.
“Holdings” means Global Cash Access Holdings, Inc., a Delaware corporation, and its successors.
“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP: (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person to the extent of the value of such property (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (iv) all obligations, other than intercompany items, of such Person to pay the deferred purchase price of property or services (other than trade accounts payable arising in the ordinary course of business and due within six months of the incurrence thereof), (v) the Attributable Indebtedness of such Person in respect of Capital Lease Obligations and Synthetic Lease Obligations (regardless of whether accounted for as indebtedness under GAAP), (vi) all obligations of such Person to purchase securities or other property which arise out of or in connection with the sale of the same or substantially similar securities or property, (vii) all non-contingent obligations (and, for purposes of Section 7.01 and Section 8.01(e), all contingent obligations) of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit, bankers’ acceptance or similar instrument, (viii) all obligations of others secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) a Lien on, or payable out of the proceeds of production from, any property or asset of such Person, whether or not such obligation is assumed by such Person, (ix) all Guaranty Obligations of such Person, (x) all Debt Equivalents of such Person (xi) all Swap Obligations of such Person (determined at their then respective Swap Termination Values) and (xii) the Indebtedness of any other Person (including any partnership in which such Person is a general partner and any unincorporated joint venture in which such Person is a joint venturer) to the extent such Person would be liable therefor under applicable law or any agreement or instrument by virtue of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such person shall not be liable therefor.
“Indemnified Taxes” means Taxes other than Excluded Taxes.
“Indemnitees” has the meaning set forth in Section 10.04.
“Innovative Funds Transfer, LLC” means Innovative Funds Transfer, LLC, a Delaware limited liability company, and its successors.
“Intellectual Property” has the meaning set forth in the Security Agreement.
“Insurance Proceeds” means all insurance proceeds (other than business interruption insurance proceeds), damages, awards, claims and rights of action with respect to any Casualty.
“Intercompany Note” means a promissory note contemplated by Section 7.06(a)(ix) or (x), substantially in the form of Exhibit H hereto, and “Intercompany Notes” means any two or more of them.
“Interest Payment Date” means, (a) as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan or Swing Line Loan, the last Business Day of each March, June, September and December and the Maturity Date of the Facility under which such Loan was made (with Swing Line Loans being deemed made under the Revolving Credit Facility for purposes of this definition).
“Interest Period” means with respect to each Eurodollar Rate Loan, a period commencing on the date of borrowing specified in the applicable Committed Loan Notice and ending one, two, three or six months thereafter, as the Borrower may elect in the applicable notice; provided that:
(i) any Interest Period which would otherwise end on a day which is not a Business Day shall, subject to clause (v) below, be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii) any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and
(iii) no Interest Period shall extend beyond the Maturity Date of the Facility under which such Loan was made.
“Internal Control Event” means a fraud that involves management or other employees who have a significant role in Holdings’ internal controls over financial reporting, in each case as described in the Securities Laws.
“Investment” in any Person means (i) the acquisition (whether for cash, property, services, assumption of Indebtedness, securities or otherwise) of assets, shares of Capital Stock, bonds, notes, debentures, time deposits or other securities of such Person, (ii) any deposit with, or advance, loan or other extension of credit to or for the benefit of such Person (other than deposits made in connection with the purchase of equipment or inventory in the ordinary course of business) or (iii) any other capital contribution to or investment in such Person, including by way of Guaranty Obligations of any obligation of such Person, any support for a letter of credit issued on behalf of such Person incurred for the benefit of such Person or in the case of any Subsidiary of the Borrower, any release, cancellation, compromise or forgiveness in whole or in part of any Indebtedness owing by such Person.
“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).
“Law” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, executive orders, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
“L/C Advance” means, with respect to each Revolving Credit Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Revolving Credit Percentage.
“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Credit Borrowing.
“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.
“L/C Documents” means, with respect to any Letter of Credit, the related Letter of Credit Application and any other agreements, instruments, Guaranties or other documents

(whether general in application or applicable only to such Letter of Credit) entered into by the L/C Issuer and the Borrower or any of its Subsidiaries in favor of the L/C Issuer and relating to any such Letter of Credit or governing or providing for (i) the rights and obligations of the parties concerned or at risk or (ii) any collateral security for such obligations.
“L/C Issuer” means Bank of America in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.
“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.
“Leaseholds” means with respect to any Person all of the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land, improvements and/or fixtures.
“Lender” has the meaning specified in the introductory paragraph hereto and, as the context requires, includes the Swing Line Lender.
“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.
“Letter of Credit” means any letter of credit issued hereunder and shall include the Existing Letters of Credit. A Letter of Credit may be a commercial letter of credit or a standby letter of credit.
“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.
“Letter of Credit Expiration Date” means the day that is seven days prior to the Maturity Date then in effect for the Revolving Credit Facility (or, if such day is not a Business Day, the next preceding Business Day).
“Letter of Credit Fee” has the meaning specified in Section 2.03(i).
“Letter of Credit Sublimit” means an amount equal to $25,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Credit Facility.
“Lien” means, with respect to any asset, any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever

(including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable Laws of any jurisdiction), including the interest of a purchaser of accounts receivable, chattel paper, payment intangibles or promissory notes.
“Loan” means a Revolving Credit Loan, a Term A Loan or a Swing Line Loan (or a portion of any Revolving Credit Loans, Term A Loans or Swing Line Loans), individually or collectively as appropriate; provided that, if any such loan or loans (or portions thereof) are combined or subdivided pursuant to a Committed Loan Notice, the term “Loan” shall refer to the combined principal amount resulting from such combination or to each of the separate principal amounts resulting from such subdivision, as the case may be.
“Loan Party” means each of Holdings, the Borrower and each Subsidiary Guarantor, and “Loan Parties” means any combination of the foregoing.
“M&C International” means M&C International, Inc., a Nevada corporation, and its successors.
“Maintenance Capital Expenditures” means, for any period, an amount equal to 1 1/2% of the net revenue of the Borrower and its Consolidated Restricted Subsidiaries for such period.
“Margin Stock” means “margin stock” as such term is defined in Regulation U.
“Material Adverse Effect” means (i) any material adverse effect upon the operations, business, properties or condition (financial or otherwise) of the Borrower and its Consolidated Restricted Subsidiaries, taken as a whole, (ii) a material adverse effect on the ability of a Loan Party to consummate the transactions contemplated hereby to occur on the Closing Date, (iii) a material impairment of the ability of any Loan Party to perform any of its obligations under any Finance Document to which it is a party or (iv) a material impairment of the rights and benefits of the Lenders under any Finance Document.
“Maturity Date” means (i) as to Revolving Credit Loans and Swing Line Loans, the Revolving Termination Date and (ii) as to Term A Loans, the Term A Maturity Date.
“Moody’s” means Moody’s Investors Service, Inc., a Delaware corporation, and its successors or, absent any such successor, such nationally recognized statistical rating organization as the Borrower and the Administrative Agent may select.
“Multiemployer Plan” means a “multiemployer plan” as defined in Section 3(37) or 4001(a)(3) of ERISA.
“Net Cash Proceeds” means with respect to any Asset Disposition, Casualty or Condemnation, (A) the gross amount of cash proceeds (including Insurance Proceeds and Condemnation Awards in the case of any Casualty or Condemnation, except to the extent and for so long as such Insurance Proceeds or Condemnation Awards constitute Reinvestment Funds or unless such Insurance Proceeds or Condemnation Awards are to be used for repair, restoration or replacement pursuant to plans approved by the Required Lenders, which consent shall not be unreasonably withheld) actually paid to or actually received by any Group Company in respect of such Asset Disposition, Casualty or Condemnation (including any cash proceeds received as income or other proceeds of any non-cash proceeds of any Asset Disposition, Casualty or Condemnation as and when received), less (B) the sum of (w) the amount, if any, of all taxes (other than income taxes) and all income taxes or Permitted Tax Distributions (as estimated in good faith by a senior financial or senior accounting officer of the Borrower in accordance with the provisions of Section 7.07(iii) giving effect to the overall tax position of Holdings and its Subsidiaries) (to the extent that the amount of such taxes or Permitted Tax Distributions shall have been set aside for the purpose of paying such taxes or Permitted Tax Distributions when due), and customary fees, brokerage fees, commissions, costs and other expenses (other than those payable to any Group Company or Affiliates) that are incurred in connection with such Asset Disposition, Casualty or Condemnation and are payable by the seller or the transferor of the assets or property to which such Asset Disposition, Casualty or Condemnation relates, but only to the extent not already deducted in arriving at the amount referred to in clause (i)(A) above, (x) appropriate amounts that must be set aside as a reserve in accordance with GAAP against any liabilities associated with such Asset Disposition, Casualty or Condemnation, (y) if applicable, the amount of any Indebtedness secured by a Permitted Lien that has been repaid or refinanced in accordance with its terms with the proceeds of such Asset Disposition, Casualty or Condemnation, and (z) any payments to be made by any Group Company as agreed between such Group Company and the purchaser of any assets subject to an Asset Disposition, Casualty or Condemnation in connection therewith.
“Note” means a Revolving Credit Note, a Term A Note or a Swing Line Note, and “Notes” means any combination of the foregoing.
“OFAC” means The Office of Foreign Assets Control (“OFAC”) of the U.S. Department of the Treasury.
“Operating Lease” means, as applied to any Person, a lease (including leases which may be terminated by the lessee at any time) of any property (whether real, personal or mixed) by such Person as lessee which is not a Capital Lease.
“Organization Documents” means, (i) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (ii) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (iii) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Senior Finance Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Senior Finance Document.

“Outstanding Amount” means (a) with respect to Term A Loans, Revolving Credit Loans and Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Term A Loans, Revolving Credit Loans and Swing Line Loans, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts.
“Overnight Settlement” means a settlement by a Loan Party with a credit or debit card association, an ATM network or a provider of money order instruments, as the case may be, of an ATM withdrawal by, or a cash advance (whether through the disbursement of cash or issuance of a negotiable instrument, as the case may be, by such Loan Party) to, a patron of a gaming establishment; provided that such settlement is made (i) in the ordinary course of such Loan Party’s business consistent with past practices and (ii) within not more than five Business Days following such ATM withdrawal or such cash advance is made.
“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any entity succeeding to any or all of its functions under ERISA.
“Perfection Certificate” means with respect to any Loan Party a certificate, substantially in the form of Exhibit G to this Agreement, completed and supplemented with the schedules and attachments contemplated thereby to the satisfaction of the Collateral Agent and duly executed by the chief executive officer and the chief legal officer of such Loan Party.
“Permit” means any license, permit, franchise, right or privilege, certificate of authority or order, or any waiver of the foregoing, issued or issuable by any Governmental Authority.
“Permitted Business Acquisition” means a Business Acquisition; provided that:
(i) the Equity Interests or property or assets acquired in such acquisition relate to a line of business similar to the business of the Borrower or any of its Restricted Subsidiaries engaged in on the Closing Date;
(ii) the representations and warranties made by the Loan Parties in each Finance Document shall be true and correct in all material respects at and as of the date of such acquisition (as if made on such date after giving effect to such acquisition), except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects at and as of such earlier date);

(iii) the Administrative Agent shall have received all items in respect of the Equity Interests or property or assets acquired in such acquisition (and/or the seller thereof) required to be delivered by Section 6.12;
(iv) in the case of an acquisition of the Equity Interests of another Person, (A) except in the case of the incorporation of a new Subsidiary, the board of directors (or other comparable governing body) of such other Person shall have duly approved such acquisition and (B) the Equity Interests acquired shall constitute at least a majority of the total Equity Interests of the issuer thereof; and
(v) no Default or Event of Default shall have occurred and be continuing immediately before or immediately after giving effect to such acquisition, and the Borrower shall have delivered to the Administrative Agent a Pro-Forma Compliance Certificate demonstrating that, upon giving effect to such acquisition on a Pro-Forma Basis (with pro-forma adjustments satisfactory to the Administrative Agent), the Borrower shall be in compliance with all of the financial covenants set forth in Section 7.18 hereof as of the last day of the most recent period of four consecutive fiscal quarters of the Borrower which precedes or ends on the date of such acquisition and with respect to which the Administrative Agent has received the consolidated financial information required under Sections 6.01(a) and (b) and the Compliance Certificate required by Section 6.02(b);
“Permitted Investors” means Karim Maskatiya, Robert Cucinotta and one or more trusts, the sole beneficiaries of which, or corporations or partnerships, the sole stockholders or partners of which, are Karim Maskatiya, Robert Cucinotta or their respective spouses, parents, immediate family members or descendants.
“Permitted Liens” has the meaning set forth in Section 7.02.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code maintained by or contributed to by any Group Company or any ERISA Affiliate.
“Pledge Agreement” means the Pledge Agreement, dated as of March 10, 2004, among Holdings, the Borrower, the Subsidiary Guarantors and the Collateral Agent, as the same may be amended, supplemented or modified from time to time.
“Pledged Collateral” has the meaning set forth in the Pledge Agreement.
“Preferred Stock” means, as applied to the Equity Interests of a Person, Equity Interests of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over the Equity Interests of any other class of such Person.

“Pro-Forma Basis” means, for purposes of calculating compliance of any transaction with any provision hereof, that the transaction in question shall be deemed to have occurred as of the first day of the most recent period of four consecutive fiscal quarters of the Borrower which precedes or ends on the date of such transaction and with respect to which the Administrative Agent has received the financial information for the Borrower and its Consolidated Subsidiaries required under Section 6.01(a) or (b), as applicable, and the Compliance Certificate required by Section 6.02(b) for such period. As used in this definition, “transaction” means (i) any incurrence or assumption by a Group Company of Indebtedness under Section 7.01(ix), (ii) any merger or consolidation referred to in Section 7.04(iv), (iii) any Permitted Business Acquisition referred to in Section 7.06(a)(xii) or in clause (iv) of the definition of “Permitted Business Acquisition” set forth in Section 1.01 or (iv) any computation of Consolidated EBITDA under the circumstances contemplated by the second sentence of the definition thereof. In connection with any calculation of the financial covenants set forth in Section 7.18 upon giving effect to a transaction on a “Pro-Forma Basis,” (i) any Indebtedness incurred by the Borrower or any of its Restricted Subsidiaries in connection with such transaction (or any other transaction which occurred during the relevant four fiscal quarter period) shall be deemed to have been incurred as of the first day of the relevant four fiscal-quarter period, (ii) if such Indebtedness has a floating or formula rate, then the rate of interest for such Indebtedness for the applicable period for purposes of the calculations contemplated by this definition shall be determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of such calculations and (iii) income statement items (whether positive or negative) attributable to all property acquired in such transaction or to the Investment comprising such transaction, as applicable, shall be included as if such transaction has occurred as of the first day of the relevant four-fiscal-quarter period, without giving effect to cost savings.
“Pro-Forma Compliance Certificate” means a certificate of the chief financial officer or chief accounting officer of the Borrower delivered to the Administrative Agent in connection with any “transaction” as defined in the definition of “Pro-Forma Basis” above and containing reasonably detailed calculations (with pro-forma adjustments reasonably satisfactory to the Administrative Agent), upon giving effect to the applicable transaction on a Pro-Forma Basis, of the Fixed Charge Coverage Ratio, the Leverage Ratio and the Senior Leverage Ratio as of the last day of the most recent period of four consecutive fiscal quarters of the Borrower which precedes or ends on the date of the applicable transaction and with respect to which the Administrative Agent shall have received the consolidated financial information for the Borrower and its Consolidated Restricted Subsidiaries required under Section 6.01(a) or (b), as applicable, and the Compliance Certificate required by Section 6.02(b) for such period.
“Purchase Money Indebtedness” means Indebtedness of the Borrower or any of its Subsidiaries incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property used in the business of the Borrower or such Subsidiary; provided that such Indebtedness is incurred within 90 days after such property is acquired or, in the case of improvements, constructed.
“Real Property” means, with respect to any Person, all of the right, title and interest of such Person in and to land, improvements and fixtures, including Leaseholds.

“Register” has the meaning set forth in Section 10.07(c).
“Regulation T, U or X” means Regulation T, U or X, respectively, of the Board of Governors of the Federal Reserve System as amended, or any successor regulation.
“Reinvestment Funds” means, with respect to any Insurance Proceeds or any Condemnation Award, that portion of such funds as shall, according to a certificate of the senior financial officer of the Borrower delivered to the Administrative Agent within 10 days after the occurrence of the Casualty or Condemnation giving rise thereto (and in any case prior to the receipt thereof by any Group Company), be reinvested in the repair, restoration or replacement of the properties that were the subject of such Casualty or Condemnation; provided that (i) the aggregate amount of such proceeds with respect to any such event or series of related events shall not exceed $3,000,000 without the prior written consent of the Required Lenders, such consent not to be unreasonably withheld, (ii) such certificate shall be accompanied by evidence reasonably satisfactory to the Administrative Agent that any property subject to such Casualty or Condemnation has been or will be substantially repaired, restored or replaced to its condition immediately prior to such Casualty or Condemnation, (iii) pending such reinvestment, the entire amount of such proceeds shall be deposited in an account (referring to the name of the Borrower) with the Collateral Agent for the benefit of the Finance Parties, over which the Collateral Agent shall have sole control and exclusive right of withdrawal (which may include the Reinvestment Funds Account established under the Security Agreement), (iv) from and after the date of delivery of such certificate, the Borrower or one or more of its Subsidiaries shall diligently proceed, in a commercially reasonable manner, to complete the repair, restoration or replacement of the properties that were the subject of such Casualty or Condemnation as described in such certificate and (v) no Default or Event of Default shall have occurred and be continuing; and provided, further, that, if any of the foregoing conditions shall cease to be satisfied at any time, such funds shall no longer be deemed Reinvestment Funds and such funds shall immediately be applied to prepayment of the Loans in accordance with Section 2.05.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.
“Representative” has the meaning specified in Section 8.03(a).
“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Term Loans or Revolving Credit Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.
“Required Lenders” means, as of any date of determination, Lenders holding more than 50% of the sum of the (a) Total Outstandings (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Revolving Credit Lender for purposes of this definition) and (b) aggregate unused Revolving Credit Commitments; provided that the unused Revolving Credit Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required Revolving Lenders” means, as of any date of determination, Revolving Credit Lenders holding more than 50% of the sum of the (a) Total Revolving Credit Outstandings (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Revolving Credit Lender for purposes of this definition) and (b) aggregate unused Revolving Credit Commitments; provided that the unused Revolving Credit Commitment of, and the portion of the Total Revolving Credit Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Lenders.
“Required Term A Lenders” means, as of any date of determination, Term A Lenders holding more than 50% of the Term A Facility on such date; provided that the portion of the Term A Facility held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Term A Lenders.
“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer or assistant treasurer of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.
“Restricted Payment” means (i) any dividend or other distribution (whether in cash, securities or other property), direct or indirect, on account of any class of Equity Interests or Equity Equivalents of any Group Company, now or hereafter outstanding, (ii) any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation, termination or similar payment, purchase or other acquisition for value, direct or indirect, of any class of Equity Interests or Equity Equivalents of any Group Company, now or hereafter outstanding, other than payments of up to $2,000,000 in any fiscal year in connection with the redemption of Equity Interests at cost pursuant to stock incentive plans with employees, officers, directors or consultants (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any class of Equity Interests or Equity Equivalents of any Group Company, now or hereafter outstanding and (iv) any loan, advance, tax sharing payment or indemnification payment to, or investment in, any Affiliate of Holdings (other than Restricted Subsidiaries of Holdings) except to the extent permitted under Section 7.06.
“Restricted Subsidiary” means each Subsidiary of the Borrower other than the Unrestricted Subsidiaries.
“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Revolving Credit Lenders pursuant to Section 2.01(b).

“Revolving Credit Commitment” means, as to each Revolving Credit Lender, its obligation to (a) make Revolving Credit Loans to the Borrower pursuant to Section 2.01(b), (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Revolving Credit Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.
“Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Commitments at such time.
“Revolving Credit Lender” means, at any time, any Lender that has a Revolving Credit Commitment at such time.
“Revolving Credit Loan” has the meaning specified in Section 2.01(b).
“Revolving Credit Note” means a promissory note made by the Borrower in favor of a Revolving Credit Lender evidencing Revolving Credit Loans or Swing Line Loans, as the case may be, made by such Revolving Credit Lender, substantially in the form of Exhibit B-1.
“Revolving Termination Date” means the fifth anniversary of the Closing Date or such earlier date upon which the Revolving Credit Commitments shall have been terminated in their entirety in accordance with this Agreement.
“Sale/Leaseback Transaction” means any direct or indirect arrangement or agreement with any Person providing for the leasing to Holdings or any of its Subsidiaries of any property, whether owned by Holdings or any of its Subsidiaries as of the Closing Date or later acquired, which has been or is to be sold or transferred by Holdings or any of its Subsidiaries to such Person or to any other Person from whom funds have been, or are to be, advanced by such Person on the security of such property.
“Sanctioned Entity” means (i) an agency of the government of, (ii) an organization directly or indirectly controlled by, or (iii) a person resident in a country that is subject to a country sanctions program administered and enforced by OFAC described or referenced at http://www.ustreas.gov/offices/enforcement/ofac/ or as otherwise published from time to time.
“Sanctioned Person” means a person named on the list of Specially Designated Nationals maintained by OFAC available at or through http://www.ustreas.gov/offices/enforcement/ofac/ or as otherwise published from time to time.
“S&P” means Standard & Poor’s, a division of McGraw Hill, Inc., a New York corporation, and its successor or, absent any such successor, such nationally recognized statistical rating organization as the Borrower and the Administrative Agent may select.
“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
“Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley, and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the PCAOB.
“Security Agreement” means the Security Agreement, dated as of March 10, 2004, among Holdings, the Borrower, the Subsidiary Guarantors and the Collateral Agent, as the same may be amended, modified or supplemented from time to time.
“Senior Finance Documents” means this Agreement the Notes, the Guaranty, the Acknowledgement and Agreement, the Collateral Documents, each Perfection Certificate, the Intercompany Notes and each L/C Document, collectively, and all other related agreements and documents issued or delivered hereunder or thereunder or pursuant hereto or thereto, in each case as the same may be amended, modified or supplemented from time to time.
“Senior Leverage Ratio” means on any date the ratio of (i) Consolidated Indebtedness (exclusive of Subordinated Indebtedness) as of such date to (ii) Consolidated EBITDA for the period of four consecutive fiscal quarters of the Borrower ending on, or most recently preceding, such date.
“Senior Obligations” means, without duplication:
(i) all principal of and interest (including, without limitation, any interest which accrues after the commencement of any proceeding under any Debtor Relief Law with respect to any Loan Party, whether or not allowed or allowable as a claim in any such proceeding) on any Loan or L/C Obligation under, or any Note issued pursuant to, this Agreement or any other Senior Finance Document;
(ii) all fees, expenses, indemnification obligations and other amounts of whatever nature now or hereafter payable by any Loan Party (including, without limitation, any amounts which accrue after the commencement of any proceeding under any Debtor Relief Law with respect to any Loan Party, whether or not allowed or allowable as a claim in any such proceeding) pursuant to this Agreement or any other Senior Finance Document;
(iii) all expenses of the Agents as to which one or more of the Agents have a right to reimbursement under Section 10.04 of this Agreement or under any other similar provision of any other Senior Finance Document, including, without limitation, any and all sums advanced by the Collateral Agent to preserve the Collateral or preserve its security interests in the Collateral;
(iv) all amounts paid by any Indemnitee as to which such Indemnitee has the right to reimbursement under Section 10.04 of this Agreement or under any other similar provision of any other Senior Finance Document; and

(v) in the case of Holdings and each Subsidiary Guarantor, all amounts now or hereafter payable by Holdings or such Subsidiary Guarantor and all other obligations or liabilities now existing or hereafter arising or incurred (including, without limitation, any amounts which accrue after the commencement of any proceeding under any Debtor Relief Law with respect to the Borrower, Holdings or such Subsidiary Guarantor, whether or not allowed or allowable as a claim in any such proceeding) on the part of Holdings or such Subsidiary Guarantor pursuant to this Agreement, the Guaranty or any other Senior Finance Document;
together in each case with all renewals, modifications, consolidations or extensions thereof.
“Senior Subordinated Note” means any one of the 8 3/4% senior subordinated notes due 2012 issued by the Borrower in favor of the Senior Subordinated Noteholders pursuant to the Senior Subordinated Note Indenture, as such Senior Subordinated Notes may be amended, modified or supplemented from time to time in accordance with the limitations set forth herein, and “Senior Subordinated Notes” means any two or more of them, collectively.
“Senior Subordinated Note Documents” means the Senior Subordinated Note Indenture, the Purchase Agreement among the Borrower and the initial Senior Subordinated Noteholders, in each case including all exhibits and schedules thereto, and all other agreements, documents and instruments relating to the Senior Subordinated Notes, in each case as the same may be amended, modified or supplemented form time to time in accordance with the provisions thereof and of this Agreement.
“Senior Subordinated Note Indenture” means the Indenture dated as of April 13, 2005 between the Borrower and The Bank of New York, a national banking association, as trustee, as such Senior Subordinated Note Indenture may be amended, modified or supplemented from time to time.
“Senior Subordinated Noteholder” means any one of the holders from time to time of the Senior Subordinated Notes.
“Solvent” means, with respect to any Person as of a particular date, that on such date (i) such Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (ii) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature in their ordinary course, (iii) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s assets would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or is to engage, (iv) the fair value of the assets of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person and (v) the aggregate fair saleable value (i.e., the amount that may be realized within a reasonable time, considered to be six months to one year, either through collection or sale at the regular market value, conceiving the latter as the amount that could be obtained for the assets in question within such period by a capable and diligent businessman from an interested buyer who is willing to purchase under ordinary selling conditions) of the assets of such Person will exceed its debts and other liabilities (including contingent, subordinated, unmatured and unliquidated debts and liabilities). For purposes of this definition, “debt” means any liability on a claim, and “claim” means (i) a right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, or (ii) a right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right is an equitable remedy, is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.
“SPC” has the meaning set forth in Section 10.07(h).
“Stockholders Agreement” means the Stockholders Agreement of Holdings, dated as of May 13, 2004, as the same may be amended, modified or supplemented from time to time in accordance with the provisions thereof and of this Agreement.
“Subordinated Indebtedness” of any Person means (i) the Senior Subordinated Notes and (ii) all other Indebtedness which (A) by its terms is not required to be repaid, in whole or in part, before the first anniversary of the latest of the Revolving Termination Date and the Term A Maturity Date, (B) is subordinated in right of payment to such Person’s indebtedness, obligations and liabilities to the Lenders under the Finance Documents pursuant to payment and subordination provisions satisfactory in form and substance to the Administrative Agent and (C) is issued pursuant to credit documents having (x) covenants that are reasonably satisfactory in form and substance to the Administrative Agent and (y) subordination provisions and events of default that are satisfactory in form and substance to the Administrative Agent but, in any event in the case of the foregoing clauses (x) and (y), that in no event are less favorable, including with respect to rights of acceleration, to such Person than the terms hereof.
“Subsidiary” means with respect to any Person any corporation, partnership, limited liability company, association or other business entity of which (i) if a corporation, more than 50% of the total voting power of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company, association or business entity other than a corporation, more than 50% of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have more than 50% ownership interest in a partnership, limited liability company, association or other business entity if such Person or Persons shall be allocated more than 50% of partnership, association or other business entity gains or losses or shall be or control the managing director, manager or a general partner of such partnership, association or other business entity. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.
“Subsidiary Guarantor” means each Subsidiary of Holdings on the Closing Date (other than a Foreign Subsidiary and other than the Unrestricted Subsidiaries) and each Subsidiary of Holdings (other than a Foreign Subsidiary, except to the extent otherwise provided in Section 6.12(d) and any Unrestricted Subsidiary) that becomes a party to the Guaranty after the Closing Date by execution of an Accession Agreement, and “Subsidiary Guarantors” means any two or more of them.

“Summit Investors” means one or more investment funds directly or indirectly administered or managed by Summit Partners, L.P.
“Swap Agreement” means (i) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement and (ii) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“Swap Creditor” means any Lender or any Affiliate of any Lender from time to time party to one or more Swap Agreements with a Loan Party (even if any such Lender for any reason ceases after the execution of such agreement to be a Lender hereunder), and its successors and assigns, and “Swap Creditors” means any two or more of them, collectively.
“Swap Obligations” of any Person means all obligations (including, without limitation, any amounts which accrue after the commencement of any bankruptcy or insolvency proceeding with respect to such Person, whether or not allowed or allowable as a claim under any proceeding under any Debtor Relief Law) of such Person in respect of any Swap Agreement, excluding any amounts which such Person is entitled to set-off against its obligations under applicable law.
“Swap Termination Value” means, at any date and in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreements relating to such Swap Agreements, (i) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (ii) for any date prior to the date referenced in clause (i), the amount(s) determined as the mark-to-market value(s) for such Swap Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Agreements (which may include any Lender).
“Swing Line” means the revolving credit facility made available by the Swing Line Lender pursuant to Section 2.04.

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.
“Swing Line Lender” means Bank of America in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.
“Swing Line Loan” has the meaning specified in Section 2.04(a).
“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit A-2.
“Swing Line Note” means a promissory note, substantially in the form of Exhibit B-3 hereto, evidencing the obligation of the Borrower to repay outstanding Swing Line Loans, as such note may be amended, modified, supplemented, extended, renewed or replaced from time to time.
“Swing Line Sublimit” means an amount equal to the lesser of (a) $5,000,000 and (b) the Revolving Credit Facility. The Swing Line Sublimit is part of, and not in addition to, the Revolving Credit Facility.
“Synthetic Lease Obligation” means the monetary obligation of a Person under (i) a so-called synthetic, off-balance sheet or tax retention lease or (ii) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such person (without regard to accounting treatment).
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term A Borrowing” means a borrowing consisting of simultaneous Term A Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Term A Lenders pursuant to Section 2.01(a).
“Term A Commitment” means, as to each Term A Lender, its obligation to make Term A Loans to the Borrower pursuant to Section 2.01(a) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Term A Lender’s name on Schedule 2.01 under the caption “Term A Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Term A Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.
“Term A Facility” means, at any time, (a) on or prior to the Closing Date, the aggregate amount of the Term A Commitments at such time and (b) thereafter, the aggregate principal amount of the Term A Loans of all Term A Lenders outstanding at such time.

“Term A Lender” means (a) at any time on or prior to the Closing Date, any Lender that has a Term A Commitment at such time and (b) at any time after the Closing Date, any Lender that holds Term A Loans at such time.
“Term A Loan” means an advance made by any Term A Lender under the Term A Facility.
“Term A Maturity Date” means November 1, 2011 (or if such day is not a Business Day, the next preceding Business Day).
“Term A Note” means a promissory note made by the Borrower in favor of a Term A Lender evidencing Term A Loans made by such Term A Lender, substantially in the form of Exhibit B-2.
“Threshold Amount” means $5,000,000.
“Total Leverage Ratio” means on any day the ratio of (i) Consolidated Indebtedness as of such date to (ii) Consolidated EBITDA for the four consecutive fiscal quarters of the Borrower ended on, or most recently preceding, such day.
“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.
“Total Revolving Credit Outstandings” means the aggregate Outstanding Amount of all Revolving Credit Loans, Swing Line Loans and L/C Obligations.
“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.
“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.
“Unfunded Liabilities” means with respect to each Plan, the amount (if any) by which the present value of all nonforfeitable benefits under each Plan exceeds the current value of such Plan’s assets allocable to such benefits, all determined in accordance with the respective most recent valuations for such Plan using applicable PBGC plan termination actuarial assumptions (the terms “present value” and “current value” shall have the same meanings specified in Section 3 of ERISA).
“United States” means the United States of America, including each of the States and the District of Columbia, but excluding its territories and possessions.
“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“Unrestricted Subsidiary” means Innovative Funds Transfer, LLC and each of its Subsidiaries so long as the business of Innovative Funds Transfer, LLC and its Subsidiaries is limited to the development of products and services that enable cashless gaming and Arriva Card and each of its Subsidiaries so long as the business of Arriva Card and its Subsidiaries is limited to the provision, either alone or with a business partner, of private label credit cards or other payment instructions and products and services ancillary thereto.
“U.S. Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as the same may be amended, supplemented, modified, replaced or otherwise in effect from time to time.
“Vault Cash Agreement” means the Treasury Services Terms and Conditions Booklet, dated as of May 28, 2002, by and between the Borrower and Bank of America, as such Vault Cash Agreement has been, and may be, amended, modified or supplemented from time to time. The term “Vault Cash Agreement” shall include any successor vault cash custody agreement acceptable to the Administrative Agent with the same or another Vault Cash Provider.
“Vault Cash Provider” means Bank of America, any of its bank Affiliates listed on Exhibit A of the Vault Cash Agreement or another banking institution acceptable to the Administrative Agent, which acceptance shall not be unreasonably withheld, in each case, as a provider of vault cash under the Vault Cash Agreement or other person under a bailment arrangement acceptable to the Administrative Agent.
“Welfare Plan” means a “welfare plan” as such term is defined in Section 3(1) of ERISA.
“Wholly-Owned Subsidiary” means, with respect to any Person at any date, any Subsidiary of such Person all of the shares of capital stock or other ownership interests of which (except directors’ qualifying shares) are at the time directly or indirectly owned by such Person.
“Wholly-Owned Restricted Subsidiary” means a Wholly-Owned Subsidiary that is a Restricted Subsidiary.
Section 1.02 Other Interpretive Provisions. With reference to this Agreement and each other Senior Finance Document, unless otherwise specified herein or in such other Senior Finance Document:
(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Senior Finance Document), (ii)

any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Senior Finance Document, shall be construed to refer to such Senior Finance Document in its entirety and not to any particular provision thereof, (iv) all references in a Senior Finance Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Senior Finance Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”
(c) Section headings herein and in the other Senior Finance Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Senior Finance Document.
Section 1.03 Accounting Terms. (a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.
(b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Senior Finance Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
Section 1.04 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.05 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Pacific time (daylight or standard, as applicable).
Section 1.06 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any L/C Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.
ARTICLE II
THE COMMITMENTS AND CREDIT EXTENSIONS
Section 2.01 The Loans. (a) The Term A Borrowing. Subject to the terms and conditions set forth herein, each Term A Lender set forth on Schedule 2.01 severally agrees to make a single loan to the Borrower on the Closing Date in an amount not to exceed such Term A Lender’s Term A Commitment Percentage of the Term A Facility. The Term A Borrowing made on the Closing Date shall consist of Term A Loans made simultaneously by the Term A Lenders in accordance with their respective Applicable Percentage of the Term A Facility. It is understood and agreed that additional Term A Loans may be made pursuant to the provisions of Section 2.14. Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed. Term A Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.
(b) The Revolving Credit Borrowings. Subject to the terms and conditions set forth herein, each Revolving Credit Lender severally agrees to make loans (each such loan, a “Revolving Credit Loan”) to the Borrower from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Revolving Credit Commitment; provided, however, that after giving effect to any Revolving Credit Borrowing, (i) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility, and (ii) the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender, plus such Revolving Credit Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all L/C Obligations, plus such Revolving Credit Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Revolving Credit Lender’s Revolving Credit Commitment. Within the limits of each Revolving Credit Lender’s Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01(b), prepay under Section 2.05, and reborrow under this Section 2.01(b). Revolving Credit Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.
Section 2.02 Borrowings, Conversions and Continuations of Loans. (a) Each Term A Borrowing, each Revolving Credit Borrowing, each conversion of Term A Loans or Revolving Credit Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans. Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $2,000,000 or a whole multiple of $1,000,000 in excess thereof. Except as provided in Sections 2.03(c) and 2.04(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Term A Borrowing, a Revolving Credit Borrowing, a conversion of Term A Loans or Revolving Credit Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Term A Loans or Revolving Credit Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Committed Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Term A Loans or Revolving Credit Loans shall be made as, or converted to, a Eurodollar Rate Loan with an Interest Period of one month. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. Notwithstanding anything to the contrary herein, a Swing Line Loan may not be converted to a Eurodollar Rate Loan.
(b) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage under the applicable Facility of the applicable Term A Loans or Revolving Credit Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Eurodollar Rate Loans described in Section 2.02(a). In the case of a Term A Borrowing or a Revolving Credit Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower not later than 2:00 P.M. on the date of such Borrowing (other than a Swing Line Borrowing) in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, however, that if, on the date a Committed Loan Notice with respect to a Revolving Credit Borrowing is given by the Borrower, there are L/C Borrowings outstanding, then the proceeds of such Revolving Credit Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the Borrower as provided above.

(c) Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders.
(d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.
(e) After giving effect to all Term A Borrowings, all conversions of Term A Loans from one Type to the other, and all continuations of Term A Loans as the same Type, there shall not be more than three Interest Periods in effect in respect of the Term A Facility. After giving effect to all Revolving Credit Borrowings, all conversions of Revolving Credit Loans from one Type to the other, and all continuations of Revolving Credit Loans as the same Type, there shall not be more than three Interest Periods in effect in respect of the Revolving Credit Facility.
Section 2.03 Letters of Credit. (a) The Letter of Credit Commitment. (i) Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Revolving Credit Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Borrower or its Restricted Subsidiaries, and to amend or extend Letters of Credit previously issued by it, in accordance with Section 2.03(b), and (2) to honor drawings under the Letters of Credit; and (B) the Revolving Credit Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower or its Restricted Subsidiaries and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility, (y) the aggregate Outstanding Amount of the Revolving Credit Loans of any Revolving Credit Lender, plus such Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Credit Commitment, and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit. Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(ii) The L/C Issuer shall not issue any Letter of Credit if:
(A) Subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Revolving Lenders have approved such expiry date; or
(B) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Revolving Credit Lenders have approved such expiry date.
(iii) The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:
(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;
(B) the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally;
(C) except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is in an initial stated amount less than $100,000, in the case of a commercial Letter of Credit, or $500,000, in the case of a standby Letter of Credit;
(D) such Letter of Credit is to be denominated in a currency other than Dollars;
(E) a default of any Lender’s obligations to fund under Section 2.03(c) exists or any Lender is at such time a Defaulting Lender hereunder, unless the L/C Issuer has entered into satisfactory arrangements with the Borrower or such Lender to eliminate the L/C Issuer’s risk with respect to such Lender.
(iv) The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of

Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.
(v) The L/C Issuer shall act on behalf of the Revolving Credit Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and L/C Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.
(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit. (i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least two Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as the L/C Issuer may require.
(ii) Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the L/C Issuer has received written notice from any Revolving Credit Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower (or the applicable Restricted Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C

Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Revolving Credit Lender’s Applicable Revolving Credit Percentage times the amount of such Letter of Credit.
(iii) If the Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Revolving Credit Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Revolving Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Revolving Credit Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.
(iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.
(c) Drawings and Reimbursements; Funding of Participations. (i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the Borrower and the Administrative Agent thereof. Not later than 11:00 a.m. on the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing. If the Borrower fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Revolving Credit Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Revolving Credit Lender’s Applicable Revolving Credit Percentage thereof. In such event, the Borrower shall be deemed to have requested a Revolving Credit Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Revolving Credit

Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice). Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.
(ii) Each Revolving Credit Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the L/C Issuer at the Administrative Agent’s Office in an amount equal to its Applicable Revolving Credit Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer.
(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Credit Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Revolving Credit Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.
(iv) Until each Revolving Credit Lender funds its Revolving Credit Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Revolving Credit Percentage of such amount shall be solely for the account of the L/C Issuer.
(v) Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Committed Loan Notice ). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Committed Loan included in the relevant Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the L/C Issuer submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(c)(vi) shall be conclusive absent manifest error.
(d) Repayment of Participations. (i) At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Credit Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Revolving Credit Percentage thereof in the same funds as those received by the Administrative Agent.
(ii) If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Revolving Credit Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Applicable Revolving Credit Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Senior Obligations and the termination of this Agreement.
(e) Obligations Absolute. The obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:
(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Senior Finance Document;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;
(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;
(iv) any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or
(v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any of its Subsidiaries.
The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.
(f) Role of L/C Issuer. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolving Credit Lenders or the Required Revolving Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or L/C Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.
(g) Cash Collateral. Upon the request of the Administrative Agent, (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing because the conditions set forth in Section 4.02(a) or (b) have not been satisfied, or (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrower shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations. Sections 2.05 and 8.02(c) set forth certain additional requirements to deliver Cash Collateral hereunder. For purposes of this Section 2.03, Section 2.05 and Section 8.02(c), “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Administrative Agent and the L/C Issuer (which documents are hereby consented to by the Lenders). Derivatives of such term have corresponding meanings. The Borrower hereby grants to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America. If at any time the Administrative Agent determines that any funds held as Cash Collateral are subject to any right or claim of any Person other than the Administrative Agent or that the total amount of such funds is less than the aggregate Outstanding Amount of all L/C Obligations, the Borrower will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited as Cash Collateral, an amount equal to the excess of (x) such aggregate Outstanding Amount over (y) the total amount of funds, if any, then held as Cash Collateral that the Administrative Agent determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable Laws, to reimburse the L/C Issuer.
(h) Applicability of ISP and UCP. Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each commercial Letter of Credit.
(i) Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Applicable Revolving Credit Percentage a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate times the daily amount available to be drawn under such Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. Letter of Credit Fees shall be (i) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Revolving Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.
(j) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Borrower shall pay directly to the L/C Issuer for its own account a fronting fee (i) with respect to each commercial Letter of Credit, at a rate separately agreed between the Borrower and the L/C Issuer, computed on the amount of such Letter of Credit, and payable upon the issuance thereof, (ii) with respect to any amendment of a commercial Letter of Credit increasing the amount of such Letter of Credit, at a rate separately agreed between the Borrower and the L/C Issuer, computed on the amount of such increase, and payable upon the effectiveness of such amendment, and (iii) with respect to each standby Letter of Credit, at the rate per annum specified in the Fee Letter, computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears. Such fronting fee shall be due and payable on the tenth Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. In addition, the Borrower shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.
(k) Conflict with L/C Documents. In the event of any conflict between the terms hereof and the terms of any L/C Document, the terms hereof shall control.

(l) Letters of Credit Issued for Restricted Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Restricted Subsidiary, the Borrower shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Restricted Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Restricted Subsidiaries.
Section 2.04 Swing Line Loans. (a) The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.04, to make loans (each such loan, a “Swing Line Loan”) to the Borrower from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Revolving Credit Percentage of the Outstanding Amount of Revolving Credit Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Revolving Credit Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility at such time, and (ii) the aggregate Outstanding Amount of the Revolving Credit Loans of any Revolving Credit Lender at such time, plus such Revolving Credit Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all L/C Obligations at such time, plus such Revolving Credit Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all Swing Line Loans at such time shall not exceed such Lender’s Revolving Credit Commitment, and provided further that the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan shall bear interest only at a rate based on the Base Rate. Immediately upon the making of a Swing Line Loan, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Revolving Credit Lender’s Applicable Revolving Credit Percentage times the amount of such Swing Line Loan.
(b) Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000, and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent

(including at the request of any Revolving Credit Lender) prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower at its office by crediting the account of the Borrower on the books of the Swing Line Lender in immediately available funds.
(c) Refinancing of Swing Line Loans. (i) The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Revolving Credit Lender make a Base Rate Loan in an amount equal to such Lender’s Applicable Revolving Credit Percentage of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Revolving Credit Facility and the conditions set forth in Section 4.02. The Swing Line Lender shall furnish the Borrower with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent. Each Revolving Credit Lender shall make an amount equal to its Applicable Revolving Credit Percentage of the amount specified in such Committed Loan Notice available to the Administrative Agent in immediately available funds for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.
(ii) If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Credit Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Revolving Credit Lenders fund its risk participation in the relevant Swing Line Loan and each Revolving Credit Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.
(iii) If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Committed Loan included in the relevant Borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.
(iv) Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.
(d) Repayment of Participations. (i) At any time after any Revolving Credit Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Revolving Credit Lender its Applicable Revolving Credit Percentage thereof in the same funds as those received by the Swing Line Lender.
(ii) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Revolving Credit Lender shall pay to the Swing Line Lender its Applicable Revolving Credit Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Senior Obligations and the termination of this Agreement.
(e) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans. Until each Revolving Credit Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.04 to refinance such Revolving Credit Lender’s Applicable Revolving Credit Percentage of any Swing Line Loan, interest in respect of such Applicable Revolving Credit Percentage shall be solely for the account of the Swing Line Lender.

(f) Payments Directly to Swing Line Lender. The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.
Section 2.05 Prepayments. (a) Optional. (i) The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Term A Loans and Revolving Credit Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Administrative Agent not later than 11:00 a.m. (1) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (2) on the date of prepayment of Base Rate Loans; (B) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $2,000,000 or a whole multiple of $1,000,000 in excess thereof; and (C) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Applicable Percentage in respect of the relevant Facility). If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each prepayment of the outstanding Term A Loans pursuant to this Section 2.05(a) shall be applied on a pro-rata basis, and each such prepayment shall be paid to the Lenders in accordance with their respective Applicable Percentages in respect of each of the relevant Facilities.
(ii) The Borrower may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (B) any such prepayment shall be in a minimum principal amount of $100,000. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.
(b) Mandatory.
(i) Within 100 days after the end of each fiscal year of Holdings (commencing with the fiscal year ending December 31, 2006), the Borrower shall prepay the Loans and/or Cash Collateralize or pay the L/C Obligations in an amount equal to the Applicable Percentage of the Excess Cash Flow for such prior fiscal year. For purposes of this subsection (ii), “Applicable Percentage” shall mean (i) 50%, if the Senior Leverage Ratio as of the last day of the fiscal year with respect to which such prepayment is being made is greater than or equal to 3.0 to 1.0 or (ii) 0%, if the Senior Leverage Ratio as of the last day of the fiscal year with respect to which such prepayment is being made is less than 3.0 to 1.0.

(ii) Immediately upon receipt by any Group Company of proceeds from any Asset Disposition (other than any Excluded Asset Disposition), Extraordinary Receipts, Casualty or Condemnation, the Borrower shall prepay the Loans and/or Cash Collateralize or pay the L/C Obligations in an aggregate amount equal to 100% of the Net Cash Proceeds of such Asset Disposition, Casualty or Condemnation or 100% of such Extraordinary Receipts, as applicable.
(iii) Immediately upon receipt by the Administrative Agent or any Lender of any amount so payable pursuant to the subordination provision of the Senior Subordinated Notes or any other Indebtedness of Holdings or any of its Subsidiaries that is subordinate to the Senior Obligations, all proceeds thereof shall be applied as set forth in subsection (iv) below.
(iv) All amounts required to be paid pursuant to the foregoing provisions of this Section 2.05(b) shall be applied first, to the Term A Loans (applied to the installments thereof on a pro rata basis) and second, to the Revolving Credit Facility (without reduction in the Revolving Credit Facility).
(v) If for any reason the Total Revolving Credit Outstandings at any time exceed the Revolving Credit Facility at such time, the Borrower shall immediately prepay Revolving Credit Loans, Swing Line Loans and L/C Borrowings and/or Cash Collateralize the L/C Obligations (other than the L/C Borrowings) in an aggregate amount equal to such excess.
(vi) Prepayments of the Revolving Credit Facility made pursuant to this Section 2.05(b), first, shall be applied ratably to the L/C Borrowings and the Swing Line Loans, second, shall be applied ratably to the outstanding Revolving Credit Loans (without reduction of the Revolving Credit Facility), and the amount remaining, if any, after the prepayment in full of all L/C Borrowings, Swing Line Loans and Revolving Credit Loans outstanding at such time may be retained by the Borrower for use in the ordinary course of its business.
Section 2.06 Termination or Reduction of Commitments. (a) The Borrower may, upon notice to the Administrative Agent, terminate the Revolving Credit Facility, the Letter of Credit Sublimit or the Swing Line Sublimit, or from time to time permanently reduce the Revolving Credit Facility, the Letter of Credit Sublimit or the Swing Line Sublimit; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof and (iii) the Borrower shall not terminate or reduce (A) the Revolving Credit Facility if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Credit Outstandings would exceed the Revolving Credit Facility, (B) the Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of L/C Obligations not fully Cash Collateralized hereunder would exceed the Letter of Credit Sublimit, or (C) the Swing Line Sublimit if, after giving effect thereto and to any concurrent prepayments hereunder, the Outstanding Amount of Swing Line Loans would exceed the Letter of Credit Sublimit.

(b) Application of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the Lenders of any termination or reduction of the Letter of Credit Sublimit, Swing Line Sublimit or the Revolving Credit Commitment under this Section 2.06. Upon any reduction of the Revolving Credit Commitments, the Revolving Credit Commitment of each Revolving Credit Lender shall be reduced by such Lender’s Applicable Revolving Credit Percentage of such reduction amount. All fees in respect of the Revolving Credit Facility accrued until the effective date of any termination of the Revolving Credit Facility shall be paid on the effective date of such termination.
Section 2.07 Repayment of Loans. (a) Term A Loans. The Borrower shall make repayments of the Term A Loans on the last day of each March, June, September and December, commencing March 31, 2007 in an amount equal to 0.25% of the aggregate principal amount of Term A Loans advanced on the Effective Date plus, following each Increase Effective Date, if any, the aggregate principal amount of increased Term A Loans advanced on each such Increase Effective Date. The Borrowers shall repay the outstanding principal amount of all Term A Loans on the Maturity Date.
(b) Revolving Credit Loans. The Borrower shall repay to the Revolving Credit Lenders on the Maturity Date for the Revolving Credit Facility the aggregate principal amount of all Revolving Credit Loans outstanding on such date.
(c) Swing Line Loans. The Borrower shall repay each Swing Line Loan on the earlier to occur of (i) the date ten Business Days after such Loan is made and (ii) the Maturity Date for the Revolving Credit Facility.
Section 2.08 Interest. (a) Subject to the provisions of Section 2.08(b), (i) each Eurodollar Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate for such Facility; (ii) each Base Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for such Facility; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for the Revolving Credit Facility.
(b) (i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
(ii) If any amount (other than principal of any Loan) payable by the Borrower under any Senior Finance Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii) Upon the request of the Required Lenders, while any Event of Default exists, the Borrower shall pay interest on the principal amount of all outstanding Senior Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
(iv) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
Section 2.09 Fees. In addition to certain fees described in Sections 2.03(i) and (j):
(a) Commitment Fee. The Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Applicable Revolving Credit Percentage, a commitment fee equal to the Applicable Rate times the actual daily amount by which the Revolving Credit Facility exceeds the sum of (i) the Outstanding Amount of Revolving Credit Loans and (ii) the Outstanding Amount of L/C Obligations. The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period for the Revolving Credit Facility. The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.
(b) Other Fees. (i) The Borrower shall pay to the Arrangers and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
(ii) The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
Section 2.10 Computation of Interest and Fees. All computations of interest for Base Rate Loans when the Base Rate is determined by Bank of America’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the

Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
Section 2.11 Evidence of Debt. (a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Senior Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.
(a) In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.
Section 2.12 Payments Generally; Administrative Agent’s Clawback. (a) General. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage in respect of the relevant Facility (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected on computing interest or fees, as the case may be.
(b) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Base Rate

Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
(ii) Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the time at which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Appropriate Lenders or the L/C Issuer, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Appropriate Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate reasonably determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.
(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall promptly, and in any event within one Business Day after making such determination, return such funds (in like funds as received from such Lender) to such Lender, without interest.
(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Term Loans and Revolving Credit Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.04(c).
(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
(f) Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, L/C Borrowings, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal and L/C Borrowings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and L/C Borrowings then due to such parties.
Section 2.13 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Senior Obligations in respect of any the Facilities due and payable to such Lender hereunder and under the other Senior Finance Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Senior Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Senior Obligations in respect of the Facilities due and payable to all Lenders hereunder and under the other Senior Finance Documents at such time) of payments on account of the Senior Obligations in respect of the Facilities due and payable to all Lenders hereunder and under the other Senior Finance Documents at such time obtained by all the Lenders at such time or (b) Senior Obligations in respect of any of the Facilities owing (but not due and payable) to such Lender hereunder and under the other Senior Finance Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Senior Obligations owing (but not due and payable) to such Lender at such time to (ii) the aggregate amount of the Senior Obligations in respect of the Facilities owing (but not due and payable) to all Lenders hereunder and under the other Loan Parties at such time) of payment on account of the Senior Obligations in respect of the Facilities owing (but not due and payable) to all Lenders hereunder and under the other Senior Finance Documents at such time obtained by all of the Lenders at such time then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Senior Obligations in respect of the Facilities then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be, provided that:
(i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
(ii) the provisions of this Section shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).
Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.
Section 2.14 Increase in Commitments.
(a) Request for Increase. Provided there exists no Default, upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Borrower may from time to time request an increase in the Revolving Credit Facility or Term A Loans by an aggregate amount (for all such requests) not exceeding $150,000,000 (the “Increase Option Amount”); provided that (i) any such request for an increase shall be in a minimum amount of $25,000,000, and (ii) the Borrower may make a maximum of three such requests.
(b) Lender Elections to Increase. Each Lender shall notify the Administrative Agent within five Business Days from the date of delivery of such notice whether or not it agrees to increase its Revolving Credit Commitment or Term A Loans and, if so, whether by an amount equal to, greater than, or less than its Applicable Percentage of such requested increase. Any Lender not responding within such time period shall be deemed to have declined to increase its Revolving Credit Commitment and/or Term A Loans, as the case may be.
(c) Notification by Administrative Agent; Additional Lenders. The Administrative Agent shall notify the Borrower and each Lender of the Lenders’ responses to each request made hereunder. Subject to the approval of the Administrative Agent and, in the case of the Revolving Credit Commitments, the L/C Issuer (which approvals shall not be unreasonably withheld), the Borrower may also invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance satisfactory to the Administrative Agent and its counsel.

(d) Effective Date and Allocations. If the Revolving Credit Commitment and/or the Term A Loans are increased in accordance with this Section, the Administrative Agent and the Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify the Borrower and the Lenders of the final allocation of such increase and the Increase Effective Date.
(e) Conditions to Effectiveness of Increase. As a condition precedent to such increase, the Borrower shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of such Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (ii) in the case of the Borrower, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article V and the other Senior Finance Documents are true and correct on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and (B) no Default exists. If the Borrower shall increase the Revolving Credit Commitment, the Borrower shall prepay any Revolving Credit Loans outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding Revolving Credit Loans ratable with any revised Applicable Percentages arising from any nonratable increase in the Revolving Credit Commitments under this Section. The Borrower shall also pay any costs and expenses (including, without limitation reasonable attorney costs) incurred in connection with the increase of any Commitment pursuant to this Section 2.14.
(f) Notwithstanding anything to the contrary herein, in no event shall the interest rate payable on any increased Revolving Credit Commitment or increased Term A Loan exceed the interest rate from time to time payable on Revolving Credit Loans or Term A Loans, nor shall any Increased Term A Loan mature prior to the Maturity Date or amortize faster than the Term A Loans.
(g) Conflicting Provisions. This Section shall supersede any provisions in Sections 2.13 or 10.01 to the contrary.
ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY
Section 3.01 Taxes. (a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Senior Finance Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the Borrower shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the

Administrative Agent, any Lender or the L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
(b) Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above but without duplication, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
(c) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent, each Lender and the L/C Issuer, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error.
(d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(e) Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Senior Finance Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.
Without limiting the generality of the foregoing, if the Borrower is resident for tax purposes in the United States, any Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:
(i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,
(ii) duly completed copies of Internal Revenue Service Form W-8ECI,
(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (A) a certificate to the effect that such Foreign Lender is not (1) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (3) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (B) duly completed copies of Internal Revenue Service Form W-8BEN, or
(iv) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made.
(f) Treatment of Certain Refunds. If the Administrative Agent, any Lender or the L/C Issuer determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower         , upon the request of the Administrative Agent, such Lender or the L/C Issuer, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the L/C Issuer if the Administrative Agent, such Lender or the L/C Issuer is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent, any Lender or the L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.
Section 3.02 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.
Section 3.03 Inability to Determine Rates. If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.
Section 3.04 Increased Costs; Reserves on Eurodollar Rate Loans. (a) Increased Costs Generally. If any Change in Law shall:
(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e)) or the L/C Issuer;
(ii) subject any Lender or the L/C Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Rate Loan made by it, or change the basis of taxation of payments to such Lender or the L/C Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax); or
(iii) impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Rate Loan (or of maintaining its obligation to make any such Loan),

or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.
(b) Capital Requirements. If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.
(c) Certificates for Reimbursement. A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within 30 days after receipt thereof.
(d) Delay in Requests. Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).
(e) Reserves on Eurodollar Rate Loans. The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such

Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least 30 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice 30 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 30 days from receipt of such notice.
Section 3.05 Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:
(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);
(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or
(c) any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.22;
including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.
For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.
Section 3.06 Mitigation Obligations; Replacement of Lenders. (a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The

Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrower may replace such Lender in accordance with Section 10.22.
Section 3.07 Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Senior Obligations hereunder.
ARTICLE IV
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS
Section 4.01 Conditions of Initial Credit Extension. The obligation of the L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:
(a) The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and each of the Lenders:
(i) executed counterparts of this Agreement and the Guaranty, sufficient in number for distribution to the Administrative Agent, each Lender and the Borrower;
(ii) a Note executed by the Borrower in favor of each Lender requesting a Note;
(iii) a first amendment to, and affirmation of, the Pledge Agreement duly executed by each Loan Party therein, together with certificates representing the Equity Interests referred to therein accompanied by undated stock powers executed in blank and instruments evidencing the Pledged Debt indorsed in blank,
(iv) a first amendment to, and affirmation of, the Security Agreement duly executed by each Loan Party, together with
(A) proper Financing Statements in form appropriate for filing under the Uniform Commercial Code of all jurisdictions that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created under the Security Agreement, covering the Collateral described in the Security Agreement,

(B) completed requests for information, dated on or before the date of the initial Credit Extension, listing all effective financing statements filed in the jurisdictions referred to in clause (A) above that name any Loan Party as debtor, together with copies of such other financing statements,
(C) evidence of the completion of all other actions, recordings and filings of or with respect to the Security Agreement that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created thereby,
(D) the Depository Bank Agreements, duly executed by the appropriate parties, and
(E) evidence that all other action that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created under the Security Agreement has been taken;
(v) vault cash custody arrangements shall be satisfactory in all respects to the Administrative Agent. Except as otherwise agreed to by the Administrative Agent, (i) the Vault Cash Agreement shall be in full force and effect and shall not have been amended or modified (nor shall any condition thereof have been waived by the Borrower) and (ii) no “Automatic Event of Default” or “Notice Event of Default” (each as defined in the Vault Cash Agreement) shall have occurred or be continuing under the Vault Cash Agreement and no event or condition shall exist thereunder that with notice or passage of time, or both, would permit a Vault Cash Provider to terminate the Vault Cash Agreement or retrieve cash from ATMs;
(vi) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Senior Finance Documents to which such Loan Party is a party or is to be a party;
(vii) such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each of Holdings, the Borrower and each Guarantor is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;
(viii) a favorable opinion of Morrison & Foerster, LLP, counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, as to the matters set forth in Exhibit E-1 and such other matters concerning the Loan Parties and the Senior Finance Documents as the Required Lenders may reasonably request;

(ix) a certificate of a Responsible Officer of each Loan Party either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Senior Finance Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;
(x) a certificate signed by a Responsible Officer of the Borrower certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied; (B) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect; and (C) a calculation of the Senior Leverage Ratio as of the last day of the fiscal quarter of the Borrower most recently ended prior to the Closing Date;
(xi) evidence that all insurance required to be maintained pursuant to the Senior Finance Documents has been obtained and is in effect, together with the certificates of insurance, naming the Administrative Agent, on behalf of the Lenders, as an additional insured or loss payee, as the case may be, under all insurance policies maintained with respect to the assets and properties of the Loan Parties that constitutes Collateral;
(xii) a duly completed Compliance Certificate as of the last day of the fiscal quarter of the Borrower ended June 30, 2006, signed by the chief executive officer, chief financial officer, treasurer or controller of the Borrower;
(xiii) evidence that the Existing Credit Agreement has been, or concurrently with the Closing Date is being, terminated and all Liens securing obligations under the Existing Credit Agreement have been, or concurrently with the Closing Date are being, released; and
(xiv) such other assurances, certificates, documents, consents or opinions as the Administrative Agent, the L/C Issuer, the Swing Line Lender or any Lender reasonably may require.
(b) (i) All fees required to be paid to the Administrative Agent and the Arranger on or before the Closing Date shall have been paid and (ii) all fees required to be paid to the Lenders on or before the Closing Date shall have been paid.
(c) Unless waived by the Administrative Agent, the Borrower shall have paid all fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).
(d) The Closing Date shall have occurred on or before November 30, 2006.

Without limiting the generality of the provisions of Section 9.04, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
Section 4.02 Conditions to all Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurodollar Rate Loans) is subject to the following conditions precedent:
(a) The representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Senior Finance Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date.
(b) No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.
(c) The Administrative Agent and, if applicable, the L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.
(d) The Administrative Agent shall have received such other approvals, opinions or documents as any Lender through the Administrative Agent may reasonably request.
Section 4.03 Reaffirmation. Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.
ARTICLE V
REPRESENTATIONS AND WARRANTIES
Each of Holdings and the Borrower represents and warrants to the Administrative Agent and the Lenders that:
Section 5.01 Existence, Qualification and Power; Compliance with Laws. Each Group Company (i) is a corporation, partnership or limited liability company duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (ii) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (A) own its assets and carry on its business and (B) execute, deliver and perform its obligations under the Finance Documents to which it is a party, (iii) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, and (iv) is in compliance with all Laws, except in each case referred to in clause (ii)(A), (iii) or (iv), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.
Section 5.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Finance Document to which such Person is party have been duly authorized by all necessary corporate or other organizational action, and do not and will not (i) contravene the terms of any of such Person’s Organization Documents; (ii) conflict with or result in any breach or contravention of, or the creation of any Lien under, (A) any Contractual Obligation to which such Person is a party or (B) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (iii) violate any Law.
Section 5.03 Governmental Authorization; Other Consents. Except as set forth on Schedule 5.03, no approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Finance Document to which it is a party.
Section 5.04 Binding Effect. This Agreement has been, and each other Finance Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Finance Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and (ii) that rights of acceleration and the availability of equitable remedies may be limited by equitable principles of general applicability (regardless of whether enforcement is sought by proceedings in equity or at law).
Section 5.05 Financial Condition; No Material Adverse Effect.
(a) Audited Financial Statements. The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.
(b) Unaudited Financial Statements. The unaudited consolidated and consolidating balance sheet of the Borrower and its Consolidated Subsidiaries dated June 30, 2006, and the related consolidated and consolidating statement of operations and retained earnings and consolidated statement of cash flows for the fiscal quarter ended on that date (i)

were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) present fairly in all material respects the consolidated financial position and consolidated results of operations and cash flows of the Borrower and its Consolidated Subsidiaries as of the date thereof, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.
(c) Material Adverse Change. Since December 31, 2005, no event or circumstance has occurred or existed which, either individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.
(d) Post-Closing Financial Statements. The financial statements delivered to the Lenders pursuant to Sections 6.01(a) and (b), if any, (i) have been prepared in accordance with GAAP (except as may otherwise be permitted under Sections 6.01(a) and (b)) and (ii) present fairly (on the basis disclosed in the footnotes to such financial statements, if any) the consolidated and consolidating financial condition, results of operations and cash flows of the Borrower and its Consolidated Subsidiaries as of the respective dates thereof and for the respective periods covered thereby.
(e) No Undisclosed Liabilities. Except as fully reflected in the financial statements described in subsection (a) above and the Indebtedness incurred under this Agreement and the Senior Subordinated Notes, (i) there were as of the Closing Date (and after giving effect to any Loans made and Letters of Credit issued on such date), no liabilities or obligations (excluding current obligations incurred in the ordinary course of business) with respect to any Group Company of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether or not due and including obligations or liabilities for taxes, long-term leases and unusual forward or other long-term commitments), and (ii) neither Holdings nor the Borrower knows of any basis for the assertion against any Group Company of any such liability or obligation which, either individually or in the aggregate, has or could reasonably be expected to have, a Material Adverse Effect.
(f) Sarbanes-Oxley Act Compliance. To the best knowledge of the Holdings and Borrower, no Internal Control Event exists or has occurred since December 31, 2005 that has resulted in or could reasonably be expected to result in a misstatement in any material respect, in any financial information delivered or to be delivered to the Administrative Agent or the Lenders, of (i) covenant compliance calculations provided hereunder or (ii) the assets, liabilities, financial condition or results of operations of the Borrower and its Subsidiaries on a consolidated basis.
Section 5.06 Litigation. There are no actions, suits, investigations or legal, equitable, arbitration or administrative proceedings pending or, to the knowledge of any Loan Party, threatened against or affecting any Group Company in which there is a reasonable possibility of an adverse decision that (i) involve any Finance Document or (ii) if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

Section 5.07 No Default. No Group Company is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Finance Document.
Section 5.08 Ownership of Property; Liens. Each Group Company has good and marketable title to, or valid leasehold interests in, all its material properties and assets, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted. All such material properties and assets are free and clear of Liens other than Permitted Liens. Each Group Company has complied with all obligations under all leases to which it is a party, other than leases that, individually or in the aggregate, are not material to the Group Companies, taken as a whole, and the violation of which will not result in a Material Adverse Effect, and all such leases are in full force and effect, other than leases that, individually or in the aggregate, are not material to the Group Companies, taken as a whole, and in respect of which the failure to be in full force and effect will not result in a Material Adverse Effect. Each Group Company enjoys peaceful and undisturbed possession under all such leases with respect to which it is the lessee, other than leases that, individually or in the aggregate, are not material to the Group Companies, taken as a whole, and in respect of which the failure to enjoy peaceful and undisturbed possession will not result in a Material Adverse Effect.
Section 5.09 Environmental Compliance. Except as does not and could not reasonably be expected to have a Material Adverse Effect, no Group Company has failed to comply with any Environmental Law or to obtain, maintain, or comply with any permit, license or other approval required under any Environmental Law or is subject to any Environmental Liability or has received notice of any claim with respect to any Environmental Liability, and no Group Company knows of any basis for any Environmental Liability against any Group Company
Section 5.10 Insurance. The properties of each Group Company are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the applicable Group Company operates.
Section 5.11 Taxes. Each Group Company has filed, or caused to be filed, all tax returns (including federal, state, local and foreign tax returns) required to be filed and paid (i) all amounts of taxes shown thereon to be due (including interest and penalties) and (ii) all other taxes, fees, assessments and other governmental charges (including mortgage recording taxes, documentary stamp taxes and intangible taxes) owing by it, except for such taxes (A) which are not yet delinquent or (B) that are being contested in good faith and by proper proceedings diligently pursued, and against which adequate reserves are being maintained in accordance with GAAP. There is no pending investigation of any Group Company by any taxing authority or proposed tax assessment against any Group Company that would, if made, have a Material Adverse Effect.

Section 5.12 ERISA Compliance.
(a) There are no Unfunded Liabilities.
(b) Each Plan complies in all respects with the applicable requirements of ERISA and the Code.
(c) No ERISA Event has occurred or, subject to the passage of time, is reasonably expected to occur with respect to any Plan.
(d) No Group Company: (i) is or has been within the last six years a party to any Multiemployer Plan; or (ii) has withdrawn from any Multiemployer Plan.
(e) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder will not involve any transaction that is subject to the prohibitions of Section 406 of ERISA or in connection with which taxes could be imposed pursuant to Section 4975(c)(1)(A)-(D) of the Code.
(f) No Group Company or any ERISA Affiliate has any contingent liability with respect to any post-retirement benefit under a Welfare Plan, other than liability for continuation coverage described in Part 6 of Title I of ERISA.
(g) All liabilities under the Employee Benefit Arrangements are (i) funded to at least the minimum level required by law or, if higher, to the level required by the terms governing the Employee Benefit Arrangements, (ii) insured with a reputable insurance company, (iii) provided for or recognized in the financial statements most recently delivered to the Administrative Agent pursuant to Section 6.01(b) hereof or (iv) estimated in the formal notes to the financial statements most recently delivered to the Administrative Agent pursuant to Section 6.01(a) hereof.
(h) There are no circumstances which may give rise to a liability in relation to the Employee Benefit Arrangements which are not funded, insured, provided for, recognized or estimated in the manner described in clause (g) above.
(i) Each Group Company is in material compliance with all applicable Laws, trust documentation and contracts relating to the Employee Benefit Arrangements.
Section 5.13 Subsidiaries. Schedule 5.13 sets forth a complete and accurate list as of the Closing Date of all Subsidiaries of Holdings. Schedule 5.13 sets forth as of the Closing Date the jurisdiction of formation of each such Subsidiary, the number of authorized shares of each class of Equity Interests of each such Subsidiary, the number of outstanding shares of each class of Equity Interests, the number and percentage of outstanding shares of each class of Equity Interests of each such Subsidiary owned (directly or indirectly) by any Person and the number and effect, if exercised, of all Equity Equivalents with respect to Capital Stock of each such Subsidiary. All the outstanding Equity Interests of each Subsidiary of Holdings are validly issued, fully paid and non-assessable and were not issued in violation of the preemptive rights of any shareholder or member, as the case may be, and, as of the Closing Date, are owned by Holdings, directly or indirectly, free and clear of all Liens (other than those arising under the

Collateral Documents). Other than as set forth on Schedule 5.13, as of the Closing Date, no such Subsidiary has outstanding any Equity Equivalents nor does any such Person have outstanding any rights to subscribe for or to purchase or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its Equity Interests. Holdings has no Subsidiaries, other than the Borrower and its Subsidiaries.
Section 5.14 Margin Regulations; Investment Company Act; Public Utility Holding Company Act.
(a) None of Holdings and its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying “margin stock” within the meaning of Regulation U. No part of the Letters of Credit or proceeds of the Loans will be used, directly or indirectly, for the purpose of purchasing or carrying any “margin stock” within the meaning of Regulation U. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form U-1 referred to in Regulation U. No indebtedness being reduced or retired out of the proceeds of the Loans was or will be incurred for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U or any “margin security” within the meaning of Regulation T. “Margin stock” within the meaning of Regulation U does not constitute more than 25% of the value of the consolidated assets of the Borrower and its Consolidated Subsidiaries. None of the transactions contemplated by this Agreement (including the direct or indirect use of the proceeds of the Loans) will violate or result in a violation of the Securities Laws or Regulation T, U or X.
(b) None of the Group Companies is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act or the Investment Company Act of 1940, each as amended. In addition, none of the Group Companies is (i) an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, (ii) controlled by such a company, or (iii) a “holding company”, a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company” or of a “subsidiary” of a “holding company”, within the meaning of the Public Utility Holding Company Act of 1934, as amended.
Section 5.15 Disclosure. No statement, information, report, representation, or warranty made by any Loan Party in any Finance Document or furnished to the Administrative Agent or any Lender by or on behalf of any Loan Party in connection with any Finance Document contains any untrue statement of a material fact or omits any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.
Section 5.16 Compliance with Law. Each Group Company is in compliance with all requirements of Law (a) in respect of Anti-Terrorism Laws and the Bank Secrecy Act and (b) all other requirements of Law (including Environmental Laws) applicable to it or to its properties, except for any such failure to comply with such other requirements of Law which could not reasonably be expected to cause a Material Adverse Effect. To the knowledge of the

Loan Parties, none of the Group Companies or any of their respective material properties or assets is subject to or in default with respect to any judgment, writ, injunction, decree or order of any court or other Governmental Authority. None of the Group Companies has received any written communication from any Governmental Authority that alleges that any of the Group Companies is not in compliance in any material respect with any Law, except for allegations that have been satisfactorily resolved and are no longer outstanding.
Section 5.17 Intellectual Property. The Borrower and its Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, know how, including customer lists, plans, processes, supplier lists, business plans, business methods, prototypes, inventions, discoveries, internet domain names, software, licenses and other rights that are reasonably necessary for the operation of their respective businesses, without, to the best knowledge of the Borrower, conflict with the rights of any other Person. To the best knowledge of the Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Borrower or any Subsidiary infringes upon any rights held by any other Person.
Section 5.18 Purpose of Loans and Letters of Credit. The proceeds of the Term A Loans and any Revolving Credit Loans made on the Closing Date will be used solely to refinance amounts outstanding under the Existing Credit Agreement and pay fees and expenses incurred in connection with the transactions contemplated hereby. The proceeds of the Revolving Credit Loans and Swing Line Loans made after the Closing Date will be used solely to provide for the working capital requirements of the Borrower and its Restricted Subsidiaries and for the general corporate purposes of the Borrower and its Restricted Subsidiaries. The Letters of Credit shall be used only for or in connection with obligations relating to transactions entered into by the Borrower and its Restricted Subsidiaries in the ordinary course of business.
Section 5.19 Labor Matters. There are no strikes against Holdings or any of its Subsidiaries, other than any strikes that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
Section 5.20 Solvency and Surplus. Each Loan Party is Solvent.
Section 5.21 Collateral Documents.
(a) Article 9 Collateral. Each of the Security Agreement and the Pledge Agreement is effective to create in favor of the Collateral Agent, for the benefit of the Finance Parties, a legal, valid and enforceable security interest in the Collateral described therein and each of the Security Agreement and the Pledge Agreement constitutes a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereunder in such of the Collateral in which a security interest can be perfected under Article 8 or 9 of the Uniform Commercial Code, in each case prior and superior in right to any other Person, other than with respect to Permitted Liens.
(b) Intellectual Property. The Security Agreement constitutes a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereunder in the Intellectual Property covered in the Assignments attached thereto as Exhibit A and

Exhibit B, in each case prior and superior in right to any other Person except for Permitted Liens (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a lien on registered trademarks, trademark applications and copyrights acquired by the Loan Parties after the Closing Date).
(c) Status of Liens. The Collateral Agent, for the benefit of the Finance Parties, will at all times have the Liens provided for in the Collateral Documents and, subject to the filing by the Collateral Agent of continuation statements to the extent required by the Uniform Commercial Code, the Collateral Documents will at all times constitute valid and continuing liens of record and first priority perfected security interests in all the Collateral referred to therein, except as priority may be affected by Permitted Liens. As of the Closing Date, no filings or recordings are required in order to perfect the security interests created under the Collateral Documents, except for filings or recordings listed on Schedule 4.01 to the Security Agreement.
Section 5.22 Ownership of the Borrower. Holdings owns good, valid and marketable title to all the outstanding common stock of the Borrower, free and clear of all Liens of every kind, whether absolute, matured, contingent or otherwise, other than those arising under the Collateral Documents. Except as set forth on Schedule 5.22, there are no shareholder or member, as the case may be, agreements or other agreements pertaining to Holdings’ beneficial ownership of the common stock of the Borrower, including any agreement that would restrict Holdings’ right to dispose of such common stock and/or its right to vote such common stock.
ARTICLE VI
AFFIRMATIVE COVENANTS
Each of Holdings and the Borrower agrees that so long as any Lender has any Commitment hereunder, any Senior Obligation or other amount payable hereunder or under any Note or other Senior Finance Document or any L/C Obligation remains unpaid or any Letter of Credit remains in effect:
Section 6.01 Financial Statements. The Borrower will furnish, or cause to be furnished, to the Administrative Agent:
(a) Annual Financial Statements. As soon as available, and in any event within 90 days after the end of each fiscal year of the Borrower, a consolidated and consolidating balance sheet and income statement of the Borrower and its Consolidated Subsidiaries, as of the end of such fiscal year, and the related consolidated and consolidating statement of operations and retained earnings and consolidated statement of cash flows for such fiscal year, setting forth in comparative form consolidated and consolidating figures for the preceding fiscal year, all such financial statements to be in reasonable form and detail and (in the case of such consolidated financial statements) audited by independent certified public accountants of recognized national standing reasonably acceptable to the Administrative Agent and accompanied by an opinion of such accountants (which shall not be qualified or limited in any material respect) to the effect that such consolidated financial statements have been prepared in accordance with GAAP and present fairly the consolidated financial position and consolidated results of operations and cash flows of the Borrower and its Consolidated Subsidiaries in accordance with GAAP consistently applied (except for changes with which such accountants concur).
(b) Quarterly Financial Statements. As soon as available, and in any event within 45 days after the end of each of the first three fiscal quarters in each fiscal year of the Borrower, a consolidated and consolidating balance sheet and income statement of the Borrower and its Consolidated Subsidiaries as of the end of such fiscal quarter, together with related consolidated and consolidating statement of operations and retained earnings and consolidated statement of cash flows for such fiscal quarter and the then elapsed portion of such fiscal year, setting forth in comparative form consolidated and consolidating figures for the corresponding periods of the preceding fiscal year, all such financial statements to be in form and detail and reasonably acceptable to the Administrative Agent, and accompanied by a certificate of the chief financial officer of Holdings to the effect that such quarterly financial statements have been prepared in accordance with GAAP and present fairly in all material respects the consolidated financial position and consolidated results of operations and cash flows of the Borrower and its Consolidated Subsidiaries in accordance with GAAP consistently applied, subject to changes resulting from normal year-end audit adjustments and the absence of footnotes required by GAAP.
As to any information contained in materials furnished pursuant to Section 6.02(d), the Borrower shall not be separately required to furnish such information under Section 6.01(a) or (b), but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in Section 6.01(a) or (b) at the times specified therein.
Section 6.02 Certificates; Other Information. The Borrower will furnish, or cause to be furnished, to the Administrative Agent, with copies for each of the Lenders, in form and detail reasonably satisfactory to them:
(a) Auditors’ Certificate. Concurrently with the delivery of the financial statements referred to in Section 6.01(a), a certificate of its independent certified public accountants certifying such financial statements and stating that in the course of the audit upon which their opinion on such financial statements was based (but without any special or additional audit procedures for the purpose), they obtained knowledge of no condition or event relating to financial matters which constitutes a Default or an Event of Default or, if such accountants shall have obtained in the course of such audit knowledge of any such Default or Event of Default, disclosing in such written statement the nature and period of existence thereof, it being understood that such accountants shall be under no liability, directly or indirectly, to the Lenders for failure to obtain knowledge of any such condition or event.
(b) Compliance Certificate. At the time of delivery of the financial statements provided for in Sections 6.01(a) and (b) above, a Compliance Certificate of the chief financial officer of Holdings (i) demonstrating compliance with the financial covenants contained in Section 7.18 by calculation thereof as of the end of the fiscal period covered by such financial statements, (ii) stating that no Default or Event of Default exists, or if any Default or Event of Default does exist, specifying the nature and extent thereof and what action the Borrower proposes to take with respect thereto, (iii) stating whether, since the date of the most recent financial statements delivered hereunder, there has been any material change in the GAAP applied in the preparation of the financial statements of the Borrower and its Consolidated Subsidiaries, and, if so, describing such change, (iv) identifying all Asset Dispositions, Casualties and Condemnations that were made since the end of the previous fiscal quarter and setting forth a reasonably detailed calculation of the Net Cash Proceeds received from all Asset Dispositions (other than Excluded Asset Dispositions), Casualties and Condemnations that were made since the end of the previous fiscal quarter and (v) reconciling the calculations performed in connection with clause (i) above to the financial statements being delivered with such Compliance Certificate insofar as such calculations treat the Unrestricted Subsidiaries as other than Consolidated Subsidiaries of the Borrower. At the time such certificate is required to be delivered, the Borrower shall promptly deliver to the Administrative Agent, at the Administrative Agent’s Office, information regarding any change in the Senior Leverage Ratio that would change the then existing Applicable Rate and Applicable Commitment Fee Percentage.
(c) Auditor’s Reports. Promptly (but in any event within 5 days) upon receipt thereof, a copy of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of any Group Company by independent accountants in connection with the accounts or books of any Group Company, or any audit of any of them;
(d) SEC Reports. Promptly (and in any event within 5 days) after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of Holdings, and copies of all annual, regular, periodic and special reports and registration statements which any Group Company may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto except as may have been filed with the SEC.
(e) Annual Business Plan and Budgets. At least 30 days following the end of each fiscal year of Holdings, beginning with the fiscal year ending December 31, 2006, an annual business plan and budget of the Borrower and its Consolidated Subsidiaries containing, among other things, projected financial statements for the next fiscal year.
(f) Excess Cash Flow. Within (a) 45 days after the end of each of the first three fiscal quarters in each fiscal year of Holdings and (b) 100 days after the end of each fiscal year of Holdings, a certificate of the chief financial officer of Holdings containing information regarding the calculation of Excess Cash Flow for each such relevant period and indicating for clause (a) above, the amount of Excess Cash Flow generated during the relevant quarter period and for clause (b) above, the amount required to prepay the Loans and/or Cash Collateralize or pay the L/C Obligations under Section 2.09(b)(iii).
(g) ERISA Reports. Promptly (and in any event within 30 days) after the same are available, the most recently prepared actuarial reports in relation to the Plans for the time being operated by Group Companies which are prepared in order to comply with the then current statutory or auditing requirements within the relevant jurisdiction. If requested by the

Administrative Agent, the Borrower will promptly instruct an actuary to prepare such actuarial reports and deliver those to the Administrative Agent, if the Administrative Agent has reasonable grounds for believing that any relevant statutory or auditing requirement within the relevant jurisdiction is not being complied with. Promptly upon request, the Borrower shall also furnish the Administrative Agent and the Lenders with such additional information concerning any Plan as may be reasonably requested, including, but not limited to, with respect to any Plans, copies of each annual report/return (Form 5500 series), as well as all schedules and attachments thereto required to be filed with the Department of Labor and/or the Internal Revenue Service pursuant to ERISA and the Code, respectively, for each “plan year” (within the meaning of Section 3(39) of ERISA).
(h) Additional Patents, Trademarks and Copyrights. At the time of delivery of the financial statements and reports provided for in Section 6.01(a), a report signed by the chief financial officer of the Borrower setting forth (i) a list of domain names, and registration numbers for all patents, trademarks, service marks, tradenames and copyrights awarded to any Group Company since the last day of the immediately preceding fiscal year of Holdings and (ii) a list of all patent applications, trademark applications, service mark applications, trade name applications and copyright applications submitted by any Group Company since the last day of the immediately preceding fiscal year and the status of each such application, all in such form as shall be reasonably satisfactory to the Administrative Agent.
(i) Domestication in Other Jurisdiction. Not less than 30 days prior to any change in the jurisdiction of organization of any Loan Party, a copy of all documents and certificates intended to be filed or otherwise executed to effect such change.
(j) Other Information. With reasonable promptness (and in any event within 5 days) upon request therefor, such other information regarding the business, properties or financial condition of any Group Company as the Administrative Agent or any Finance Party may reasonably request, which may include such information as any Finance Party may reasonably determine is necessary or advisable to enable it either (i) to comply with the policies and procedures adopted by it and its Affiliates (which, for purposes of this subsection (j), shall include only a Lender, the parent holding company of such Lender and any direct or indirect Subsidiary of the parent holding company of such Lender) to comply with the Bank Secrecy Act, the U.S. Patriot Act and all applicable regulations thereunder or (ii) to respond to requests for information concerning Holdings and its Subsidiaries from any governmental, self-regulatory organization or financial institution in connection with its anti-money laundering and anti-terrorism regulatory requirements or its compliance procedures under the U.S. Patriot Act, including in each case information concerning the Borrower’s direct and indirect members and its use of the proceeds of the Credit Extensions hereunder.
Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent). Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 6.02(b) to the Administrative Agent. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arranger will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arranger, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.08); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.” Notwithstanding the foregoing, the Borrower shall be under no Obligation to mark any Borrower Materials “PUBLIC”.
Section 6.03 Notices. The Borrower will promptly (and in any event within 3 days) notify the Administrative Agent and each Lender:
(i) of the occurrence of any Default or Event of Default;
(ii) of any matter that has resulted or may result in a Material Adverse Effect, including (A) breach or non-performance of, or any default under, any Contractual Obligation of Holdings or any of its Subsidiaries; (B) any dispute, litigation, investigation, proceeding or suspension between Holdings or any of its Subsidiaries and any Governmental Authority; (C) the commencement of, or any material development in, any litigation or proceeding affecting Holdings or any of its Subsidiaries, including pursuant to any applicable Environmental Law; or (D) any pending or, to the knowledge of any Loan Party, threatened litigation, investigation or proceeding affecting any Loan Party in which the amount involved exceeds $2,000,000, or in which injunctive relief or similar relief is sought, which relief, if granted, could be reasonably expected to have a Material Adverse Effect;

(iii) of the occurrence of any ERISA Event;
(iv) of any material change in accounting policies or financial reporting practice by Holdings or any of its Subsidiaries; and
(v) of: (A) any event or condition, including any event, that constitutes, or is reasonably likely to lead to, an ERISA Event; or (B) any change in the funding status of any Plan that could have a Material Adverse Effect, together with a description of any such event or condition or a copy of any such notice and a statement by the chief financial officer of the Borrower briefly setting forth the details regarding such event, condition or notice and the action, if any, which has been or is being taken or is proposed to be taken by the Borrower with respect thereto.
Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement or the other Finance Documents that have been breached.
Section 6.04 Payment of Obligations. Each of the Group Companies will pay and discharge (i) all taxes, assessments and other governmental charges or levies imposed upon it, or upon its income or profits, or upon any of its properties, before they shall become delinquent, (ii) all lawful claims (including claims for labor, materials and supplies) which, if unpaid, might give rise to a Lien upon any of its properties and (iii) except as prohibited hereunder or under the terms of the Senior Subordinated Notes, all of its other Indebtedness as it shall become due; provided, however, that no Group Company shall be required to pay any such tax, assessment, charge, levy, claim or Indebtedness which is being contested in good faith by appropriate proceedings diligently pursued and as to which adequate reserves have been established in accordance with GAAP, unless the failure to make any such payment (i) could give rise to an immediate right to foreclose on a Lien securing such amounts or (ii) could reasonably be expected to have a Material Adverse Effect.
Section 6.05 Preservation of Existence Etc. Except as a result of or in connection with a dissolution, merger or disposition of a Subsidiary of the Borrower permitted under Section 7.04 or Section 7.05, each Group Company will: (i) preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization; (ii) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (iii) preserve, renew or pursue all of its registered patents, trademarks, copyrights, trade names, service marks, and domain names, and any applications for any such registrations, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

Section 6.06 Maintenance of Properties. Each Group Company will: (i) maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; and (ii) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.
Section 6.07 Insurance; Certain Proceeds.
(a) Insurance Policies. Each of the Group Companies will at all times maintain in full force and effect insurance (including worker’s compensation insurance, liability insurance and casualty insurance) in such amounts, covering such risk and liabilities and with such deductibles or self-insurance retentions as are in accordance with normal industry practice (or as are otherwise required by the Collateral Documents). The Collateral Agent shall be named as loss payee or mortgagee, as its interest may appear, with respect to all such property and casualty policies and additional insured with respect to all such other policies (other than workers’ compensation and employee health policies), and each provider of any such insurance shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Collateral Agent, that the insurance carrier shall pay all proceeds in excess of $2,000,000 (or, following receipt of written notice from the Collateral Agent of the occurrence of an Event of Default, all proceeds) otherwise payable to Holdings or one or more of its Subsidiaries under such policies directly to the Collateral Agent (which agreement shall be evidenced by a “standard” or “New York” lender’s loss payable endorsement in the name of the Collateral Agent on Accord Form 27) and that it will give the Collateral Agent thirty days’ prior written notice before any such policy or policies shall be altered or canceled, and that no act or default of any Group Company or any other Person shall affect the rights of the Collateral Agent or the Lenders under such policy or policies.
(b) Loss Events. In case of any Casualty or Condemnation with respect to any property of any Group Company or any part thereof, the Borrower shall promptly give written notice thereof to the Administrative Agent generally describing the nature and extent of such damage, destruction or taking. In such case, the Borrower shall, or shall cause such Group Company to, promptly repair, restore or replace the property of such Person (or part thereof) which was subject to such Casualty or Condemnation, at such Person’s cost and expense, whether or not the Insurance Proceeds or Condemnation Award, if any, received on account of such event shall be sufficient for that purpose; provided, however, that such property need not be repaired, restored or replaced to the extent the failure to make such repair, restoration or replacement (i)(A) is desirable to the proper conduct of the business of such Person in the ordinary course and otherwise in the best interest of such Person and (B) would not materially impair the rights and benefits of the Collateral Agent or the Finance Parties under the Collateral Documents or any other Finance Document or (ii) the failure to repair, restore or replace the property is attributable to the application of the Insurance Proceeds from such Casualty or the Condemnation Award from such Condemnation to payment of the Senior Obligations in accordance with the following provisions of this Section 6.07(b). If Holdings or any of its Subsidiaries shall receive any Insurance Proceeds from a Casualty or Condemnation Award from a Condemnation, such Person will immediately pay over such proceeds to the Administrative Agent, for payment of the Senior Obligations in accordance with Section 2.05(b) or, if such funds constitute Reinvestment Funds, to be held by the Collateral Agent in the Reinvestment Funds Account established under the Security Agreement. The Administrative Agent agrees to cause the Collateral Agent to release such Insurance Proceeds or Condemnation Awards to the Borrower upon its request and as needed from time to time to pay for the repair, restoration or replacement of the portion of the property subject to such Casualty or Condemnation if, but only if, the conditions set forth in the definition of “Reinvestment Funds” are satisfied at the time of such request.
(c) Certain Rights of the Lenders. In connection with the covenants set forth in this Section 6.07, it is understood and agreed that:
(i) none of the Administrative Agent, the Lenders or their respective agents or employees shall be liable for any loss or damage insured by the insurance policies required to be maintained under this Section 6.07, it being understood that (A) the Group Companies shall look solely to their insurance companies or any other parties other than the aforesaid parties for the recovery of such loss or damage and (B) such insurance companies shall have no rights of subrogation against the Agents, the Lenders or their agents or employees; provided, however, that if the insurance policies do not provide waiver of subrogation rights against such parties, as required above, then each of the Loan Parties hereby agrees to, and to cause each of the Group Companies to, waive its right of recovery, if any, against the Agents, the Lenders and their agents and employees, to the extent permitted by law;
(ii) the Group Companies will permit an insurance consultant retained by the Administrative Agent, at the expense of the Borrower, to review from time to time the insurance policies maintained by the Group Companies annually or upon the occurrence of an Event of Default; and
(iii) the Required Lenders shall have the right from time to time to require the Group Companies to keep other insurance in such form and amount as the Administrative Agent or the Required Lenders may reasonably request; provided that such insurance shall be obtainable on commercially reasonable terms; and provided, further, that the designation of any form, type or amount of insurance coverage by the Administrative Agent or the Required Lenders under this Section 6.07 shall in no event be deemed a representation, warranty or advice by any Agent or the Lenders that such insurance is adequate for the purposes of the business of the Group Companies or the protection of their respective properties.
Section 6.08 Compliance with Law. Each of the Group Companies will comply with (a) Anti-Terrorism Laws, the Bank Secrecy Act and all requirements of Law related thereto and (b) all other requirements of Law applicable to it and its properties to the extent that noncompliance with any such other requirement of Law could reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, each of the Group Companies will do, and cause each of its ERISA Affiliates to do, each of the following: (i) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code or other applicable Federal or state law; (ii) cause each Plan which is qualified under Section 401(a) of the Code to maintain such qualification; (iii) make all required contributions to any Plan subject to Section 412 of the Code; (iv) ensure that there are no

Unfunded Liabilities; (v) ensure that all liabilities under the Employee Benefit Arrangements are either (A) funded to at least the minimum level required by law or, if higher, to the level required by the terms governing the Employee Benefit Arrangements; (B) insured with a reputable insurance company; or (C) provided for or recognized in the financial statements most recently delivered to the Administrative Agent under Section 6.01(a) or (b); and (vi) ensure that the contributions or premium payments to or in respect of all Employee Benefit Arrangements are and continue to be promptly paid at no less than the rates required under the rules of such arrangements and in accordance with the most recent actuarial advice received in relation to the Employee Benefit Arrangement and generally in accordance with applicable law. None of the Borrower, any Subsidiary of the Borrower or any Affiliate of the Borrower are in violation of and shall not violate any of the country or list based economic and trade sanctions administered and enforced by OFAC that are described or referenced at http://www.ustreas.gov/offices/enforcement/ofac/ or as otherwise published from time to time. None of Borrower, any Subsidiary of the Borrower or any Affiliate of the Borrower (i) is a Sanctioned Person, (ii) has a more than 10% of its assets located in Sanctioned Entities, or (iii) derives more than 10% of its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. The proceeds of any Loan will not be used and have not been used to fund any operations in, finance any Investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Entity.
Section 6.09 Books and Records; Lender Meeting. Each of the Group Companies will keep complete and accurate books and records of its transactions in accordance with good accounting practices on the basis of GAAP (including the establishment and maintenance of appropriate reserves). If requested by the Administrative Agent, within 180 days after the end of each fiscal year of the Borrower, the Borrower will conduct a meeting of the Lenders to discuss such fiscal year’s results and the financial condition of the Borrower and its Consolidated Subsidiaries. The chief executive officer and the chief financial officer of the Borrower and such other officers of the Borrower as the Borrower’s chief executive officer shall designate shall be present at each such meeting. Such meetings shall be held at times and places convenient to the Lenders and to the Borrower.
Section 6.10 Inspection Rights. Upon reasonable (not less than 72-hour) notice and during normal business hours, each of the Group Companies will permit representatives appointed by the Agents or the Required Lenders, including independent accountants, agents, employees, attorneys and appraisers, to visit and inspect its property, including its books and records, its accounts receivable and inventory, its facilities and its other business assets, and to make photocopies or photographs thereof and to write down and record any information such representatives obtain and shall permit the Agents or such representatives to investigate and verify the accuracy of information provided to the Lenders and to discuss all such matters with the officers, employees, independent accountants, attorneys and representatives of the Group Companies.
Section 6.11 Use of Proceeds. The Borrower will use the proceeds of the Loans and will use the Letters of Credit solely for the purposes set forth in Section 5.18.

Section 6.12 Additional Loan Parties; Additional Security.
(a) Additional Subsidiary Guarantors. Each of Holdings and the Borrower will take, and will cause each of its Restricted Subsidiaries (other than Foreign Subsidiaries, except to the extent provided in subsection (d) below) to take, such actions from time to time as shall be necessary to ensure that all Restricted Subsidiaries of Holdings (other than the Borrower, and Foreign Subsidiaries, except to the extent provided in subsection (d) below) are Subsidiary Guarantors. Without limiting the generality of the foregoing, if any Group Company shall form or acquire any new Subsidiary, the Borrower, as soon as practicable and in any event within 30 days after such formation or acquisition, will provide the Collateral Agent with notice of such formation or acquisition setting forth in reasonable detail a description of all of the assets of such new Subsidiary and will cause such new Subsidiary (other than a Foreign Subsidiary, except to the extent provided in subsection (d) below) to:
(i) within 30 days after such formation or acquisition, execute an Accession Agreement pursuant to which such new Subsidiary shall agree to become a “Guarantor” under the Guaranty, an “Obligor” under the Security Agreement and an “Obligor” under the Pledge Agreement; and
(ii) deliver such proof of organizational authority, incumbency of officers, opinions of counsel and other documents as is consistent with those delivered by each Loan Party pursuant to Section 4.01 on the Closing Date or as the Administrative Agent, the Collateral Agent or the Required Lenders shall have requested.
(b) Additional Security. Each of Holdings and the Borrower will cause, and will cause each of its Restricted Subsidiaries (other than a Foreign Subsidiary, except to the extent provided in subsection (d) below) to cause, (i) all of its owned Real Properties and personal property located in the United States, (ii) to the extent deemed to be material by the Administrative Agent or the Required Lenders in its or their sole and reasonable discretion, all of its other owned Real Properties and personal property, (iii) all of its leased Real Properties located in the United States (other than immaterial leased properties) and (iv) all other assets and properties of Holdings and its Restricted Subsidiaries as are not covered by the original Collateral Documents and as may be requested by the Collateral Agent or the Required Lenders in their sole reasonable discretion to be subject at all times to first priority (subject only to Permitted Liens), perfected and, in the case of Real Property (whether leased or owned), title insured Liens in favor of the Collateral Agent pursuant to the Collateral Documents or such other security agreements, pledge agreements, mortgages or similar collateral documents as the Collateral Agent shall request in its sole reasonable discretion (collectively, the “Additional Collateral Documents”). In furtherance of the foregoing terms of this Section 6.12, the Borrower agrees to promptly provide the Administrative Agent with written notice of the acquisition by Holdings or any of its Restricted Subsidiaries of any Real Property located in the United States having a market value greater than $500,000 or the entering into a lease by Holdings or any of its Restricted Subsidiaries of any Real Property located in the United States for annual rent of $500,000 or more, setting forth in each case in reasonable detail the location and a description of the asset(s) so acquired or leased. Without limiting the generality of the foregoing, Holdings and the Borrower will cause, and will cause each of their respective Restricted Subsidiaries to cause, 100% of the Equity Interests of each of their respective direct and indirect Subsidiaries (or 65% of such Equity Interests, if such Subsidiary is a direct Foreign Subsidiary, except as provided in subsection (d) below) to be subject at all times to a first priority, perfected Lien (subject only to Permitted Liens) in favor of the Collateral Agent pursuant to the terms and conditions of the Collateral Documents.
If, subsequent to the Closing Date, a Loan Party shall acquire any intellectual property, securities, instruments, chattel paper or other personal property required to be delivered to the Collateral Agent as Collateral hereunder or under any of the Collateral Documents, the Borrower shall promptly (and in any event within three Business Days after any Responsible Officer of any Loan Party acquires knowledge of the same) notify the Collateral Agent of the same. Each of the Loan Parties shall adhere to the covenants regarding the location of personal property as set forth in the Security Agreement.
All such security interests and mortgages shall be granted pursuant to documentation reasonably satisfactory in form and substance to the Collateral Agent and shall constitute valid and enforceable perfected security interests and mortgages superior to and prior to the rights of all third Persons and subject to no other Liens except for Permitted Liens. The Additional Collateral Documents or instruments related thereto shall have been duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent required to be granted pursuant to the Additional Collateral Documents, and all taxes, fees and other charges payable in connection therewith shall have been paid in full. The Borrower shall cause to be delivered to the Collateral Agent such opinions of counsel, title insurance and other related documents as may be reasonably requested by the Collateral Agent to assure itself that this Section 6.12(b) has been complied with.
(c) Real Property Appraisals. If the Collateral Agent or the Required Lenders determine that they are required by law or regulation to have appraisals prepared in respect of the Real Property of any Group Company constituting Collateral, the Borrower shall provide to the Collateral Agent appraisals which satisfy the applicable requirements set forth in 12 C.F.R., Part 34 — Subpart C or any successor or similar statute, rule, regulation, guideline or order, and which shall be in scope, form and substance, and from appraisers, reasonably satisfactory to the Required Lenders and shall be accompanied by a certification of the appraisal firm providing such appraisals that the appraisals comply with such requirements.
(d) Foreign Subsidiaries Security. If, following a change in the relevant Sections of the Code or the regulations, rules, rulings, notices or other official pronouncements issued or promulgated thereunder, counsel for the Borrower acceptable to the Collateral Agent and the Required Lenders does not within 30 days after a request from the Collateral Agent or the Required Lenders deliver evidence, in form and substance mutually satisfactory to the Collateral Agent and the Borrower, with respect to any Foreign Subsidiary of Holdings which has not already had all of the Equity Interests issued by it pledged pursuant to the Pledge Agreement that (i) a pledge (A) of 65.0% or more of the total combined voting power of all classes of capital stock of such Foreign Subsidiary entitled to vote, and (B) of any promissory note issued by such Foreign Subsidiary to the Borrower or any of its Domestic Subsidiaries, (ii) the entering into by such Foreign Subsidiary of a guaranty in form and substance substantially identical to the Guaranty, (iii) the entering into by such Foreign Subsidiary of a security agreement in form and substance substantially identical to the Security Agreement, and (iv) the entering into by such Foreign Subsidiary of a pledge agreement substantially identical to the Pledge Agreement, in any such case would cause the undistributed earnings of such Foreign Subsidiary as determined for United States federal income tax purposes to be treated as a deemed dividend to such Foreign Subsidiary’s United States parent for United States federal income tax purposes, then, (A) in the case of a failure to deliver the evidence described in clause (i) above, that portion of such Foreign Subsidiary’s outstanding capital stock or any promissory notes so issued by such Foreign Subsidiary, in each case not theretofore pledged pursuant to the Pledge Agreement, shall be pledged to the Collateral Agent for the benefit of the Finance Parties pursuant to the Pledge Agreement (or another pledge agreement in substantially identical form, if needed); (B) in the case of a failure to deliver the evidence described in clause (ii) above, such Foreign Subsidiary shall execute and deliver the Guaranty (or another guaranty in substantially identical form, if needed), guaranteeing the Senior Obligations; (C) in the case of a failure to deliver the evidence described in clause (iii) above, such Foreign Subsidiary shall execute and deliver the Security Agreement (or another security agreement in substantially identical form, if needed), granting to the Collateral Agent, for the benefit of the Finance Parties, a security interest in all of such Foreign Subsidiary’s assets and securing the Senior Obligations; and (D) in the case of a failure to deliver the evidence described in clause (iv) above, such Foreign Subsidiary shall execute and deliver the Pledge Agreement (or another pledge agreement in substantially identical form, if needed), pledging to the Collateral Agent, for the benefit of the Finance Parties, all of the capital stock and promissory notes owned by such Foreign Subsidiary, in each case to the extent that entering into such Guaranty, Security Agreement or Pledge Agreement is permitted by the laws of the respective foreign jurisdiction and with all documents delivered pursuant to this Section 6.12(d) to be in form, scope and substance reasonably satisfactory to the Collateral Agent and the Required Lenders.
(e) Each of Holdings and the Borrower agrees that each action required by this Section 6.12 shall be completed as soon as possible, but in no event later than 60 days after such action is either requested to be taken by the Collateral Agent or the Required Lenders or required to be taken by Holdings or any of its Restricted Subsidiaries pursuant to the terms of this Section 6.12.
Section 6.13 Contributions. Upon its receipt thereof or, in the event any cash proceeds referred to below are received by Holdings after 1 P.M. on any Business Day, within one Business Day after its received thereof, Holdings will contribute as a common equity contribution to the capital of the Borrower any cash proceeds received by Holdings after the Closing Date from any Asset Disposition, Casualty or Condemnation.
Section 6.14 Cash Collateral Accounts. After the occurrence of an Event of Default or upon the occurrence of the circumstances described in Section 2.03(g), Borrower shall maintain, and cause each of the other Loan Parties to maintain, all Cash Collateral Accounts with Bank of America or another commercial bank located in the United States, which has accepted the assignment of such accounts to the Administrative Agent for the benefit of the Secured Parties pursuant to the terms of the Security Agreement.

ARTICLE VII
NEGATIVE COVENANTS
Each of Holdings and the Borrower agrees that so long as any Lender has any Commitment hereunder, any Senior Obligations or other amount payable hereunder or under any Note or other Senior Finance Document or any L/C Obligation remains unpaid or any Letter of Credit remains unexpired:
Section 7.01 Limitation on Indebtedness. None of the Group Companies will incur, create, assume or permit to exist any Indebtedness except:
(i) Indebtedness of the Loan Parties under this Agreement and the other Senior Finance Documents;
(ii) Indebtedness and the Guaranties thereof arising under the Senior Subordinated Indenture and the Senior Subordinated Notes (but not including any renewal, refinancing or extension thereof);
(iii) Capital Lease Obligations and Purchase Money Indebtedness of the Borrower and its Restricted Subsidiaries incurred after the Closing Date to finance Capital Expenditures permitted by Section 7.14; provided that (A) the aggregate amount of all such Indebtedness (together with refinancings thereof permitted by clause (iv) below) does not exceed $10,000,000 at any time outstanding; provided, however, that the aggregate amount of all such Indebtedness and the aggregate amount of all refinancings thereof permitted by clause (iv) below (exclusive of Acquired Capital Lease Obligations and Acquired Purchase Money Indebtedness) does not exceed $7,500,000 at any time outstanding, (B) the Indebtedness when incurred shall not be less than 80% or more than 100% of the lesser of the cost or fair market value as of the time of acquisition of the asset financed, (C) such Indebtedness is issued and any Liens securing such Indebtedness are created concurrently with, or within 90 days after, the acquisition of the asset financed and (D) no Lien securing such Indebtedness shall extend to or cover any property or asset of any Group Company other than the asset so financed;
(iv) Indebtedness of the Borrower or its Restricted Subsidiaries representing a refinancing, replacement or refunding of Indebtedness permitted by clause (iii) above or Indebtedness of the Borrower representing a refinancing, replacement or refunding of Indebtedness permitted by clause (ii) above; provided that (A) such Indebtedness (the “Refinancing Indebtedness”) is an original aggregate principal amount not greater than the aggregate principal amount of, and unpaid interest on, the Indebtedness being refinanced, replaced or refunded plus the amount of any premiums required to be paid thereon and fees and expense associated therewith, (B) such Refinancing Indebtedness has a later or equal final maturity and a larger or equal weighted average life than the Indebtedness being refinanced, replaced or refunded, (C) if the Indebtedness being refinanced, replaced or refunded is subordinated to the Senior Obligations, such Refinancing Indebtedness is subordinated to the Senior Obligations on terms no less favorable to the Lenders than the terms of the Indebtedness being refinanced, replaced or refunded, (D) the covenants, events of default and any Guaranty

Obligations in respect thereof shall be no less favorable to the Lenders than those contained in the Indebtedness being refinanced, replaced or refunded and (E) at the time of, and after giving effect to, such refinancing, replacement or refunding, no Default or Event of Default shall have occurred and be continuing;
(v) other Indebtedness outstanding on the Closing Date and listed on Schedule 7.01 and any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and the direct or any contingent obligor with respect thereto is not changed, as a result of or in connection with such refinancing, refunding, renewal or extension; and provided, still further, that the terms relating to principal amount, amortization, maturity and collateral (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Loan Parties or the Finance Parties than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended and the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness does not exceed the then applicable market interest rate;
(vi) Swap Obligations of the Borrower or any Restricted Subsidiary under Swap Agreements to the extent entered into after the Closing Date and provided that the aggregate notional amount of all Swap Agreements relating to such Swap Obligations shall not exceed $150,000,000 at any time outstanding to manage interest rate or foreign currency exchange rate risks and not for speculative purposes;
(vii) Indebtedness consisting of Guaranty Obligations (A) by the Borrower in respect of Indebtedness and leases permitted to be incurred by Wholly-Owned Domestic Restricted Subsidiaries of the Borrower, (B) by Domestic Restricted Subsidiaries of the Borrower of Indebtedness and leases permitted to be incurred by the Borrower or Wholly-Owned Domestic Restricted Subsidiaries of the Borrower and (C) by Foreign Subsidiaries of the Borrower of Indebtedness and leases permitted to be incurred by Wholly-Owned Foreign Subsidiaries of the Borrower;
(viii) Indebtedness owing to the Borrower or a Restricted Subsidiary of the Borrower to the extent permitted by Section 7.06(a)(viii) or (ix);
(ix) unsecured Indebtedness of the Borrower and its Restricted Subsidiaries not otherwise permitted by this Section 7.01 incurred after the Closing Date in an aggregate principal amount not to exceed $12,500,000 at any time outstanding; provided that (A) the credit documentation with respect to such Indebtedness shall not contain covenants or default provisions relating to Holdings or any Restricted Subsidiary that are more restrictive than the covenants and default provisions contained in the Finance Documents, (B) no Event of Default shall have occurred and be continuing immediately before and immediately after giving effect to such incurrence and (C) the

Borrower shall have delivered to the Administrative Agent a certificate demonstrating that, upon giving effect on a Pro-Forma Basis to the incurrence of such Indebtedness and to the concurrent retirement of any other Indebtedness of any Group Company, the Loan Parties shall be in compliance with the financial covenants set forth in Section 7.18;
(x) Subordinated Indebtedness of the Borrower not otherwise permitted by this Section 7.01 incurred after the Closing Date in an aggregate principal amount not to exceed $25,000,000 at any time outstanding; provided that (A) no Event of Default shall have occurred and be continuing immediately before and immediately after giving effect to such incurrence and (B) the Borrower shall have delivered to the Administrative Agent a certificate demonstrating that, upon giving effect on a Pro-Forma Basis to the incurrence of such Indebtedness and to the concurrent retirement of any other Indebtedness of any Group Company, the Loan Parties shall be in compliance with the financial covenants set forth in Section 7.18;
(xi) indemnification obligations by any Group Company of the obligations of any other Group Company;
(xii) Indebtedness arising solely out of the conversion of “vault cash” supplied pursuant to the Vault Cash Agreement for normal operating requirements of the automated teller machines of the Borrower covered by the Vault Cash Agreement (the “ATMs”) into Indebtedness of the Borrower by operation of Section XI.2.a. of the Vault Cash Agreement (or any successor provision), so long as the proceeds of such Indebtedness are used solely in the ATMs, as provided in Section IV.E of the Vault Cash Agreement and for no other purpose;
(xiii) indemnification obligations to gaming establishment customers in the ordinary course of business relating to obligations arising from cash access transactions in the ordinary course of business; and
(xiv) Indebtedness in connection with bid bonds, performance bonds or similar instruments issued in connection with the application for, issuance of or renewal of licenses, permits or registrations with Governmental Authorities.
Section 7.02 Restriction on Liens. None of the Group Companies will create, incur, assume or permit to exist any Lien on any property or assets (including Equity Interests or other securities of any Person, including any Restricted Subsidiary of Holdings) now owned or hereafter acquired by it or on any income or rights in respect of any thereof, except Liens described in any of the following clauses (collectively, “Permitted Liens”):
(i) Liens created by the Collateral Documents;
(ii) Liens (other than any Liens imposed by ERISA or pursuant to any Environmental Law) for taxes, assessments or governmental charges or levies not yet due or being contested in good faith and by appropriate proceedings diligently pursued for which adequate reserves (in the good faith judgment of the management of the Borrower) have been established in accordance with GAAP (and as to which the property or assets subject to any such Lien is not yet subject to foreclosure, sale or loss on account thereof);

(iii) Liens imposed by law securing the charges, claims, demands or levies of landlords, carriers, warehousemen, mechanics, carriers and other like persons which were incurred in the ordinary course of business and which (A) do not, individually or in the aggregate, materially detract from the value of the property or assets which are the subject of such Lien or materially impair the use thereof in the operation of the business of the Borrower or any of its Restricted Subsidiaries or (B) which are being contested in good faith by appropriate proceedings diligently pursued, which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to such Lien;
(iv) Liens arising from judgments, decrees or attachments (or securing of appeal bonds with respect thereto) in circumstances not constituting an Event of Default under Section 8.01; provided that no cash or other property (other than proceeds of insurance payable by reason of such judgments, decrees or attachments) the fair value of which exceeds $1,000,000 is deposited or delivered to secure any such judgment, decree or award, or any appeal bond in respect thereof;
(v) Liens (other than any Liens imposed by ERISA or pursuant to any Environmental Law) not securing Indebtedness or Swap Obligations incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security and other similar obligations incurred in the ordinary course of business;
(vi) Liens securing obligations in respect of surety bonds (other than appeal bonds), bids, leases, government contracts, performance and return-of-money bonds and other similar obligations incurred in the ordinary course of business; provided that (A) in the case of Liens on cash and Cash Equivalents, the amount of all cash and Cash Equivalents subject to such Liens may at no time exceed $20,000,000 in the aggregate;
(vii) zoning restrictions, easements, rights of way, licenses, reservations, covenants, conditions, waivers, restrictions on the use of property or other minor encumbrances or irregularities of title not securing Indebtedness or Swap Obligations which do not, individually or in the aggregate, materially impair the use of any property in the operation or business of Holdings or any of its Subsidiaries or the value of such property for the purpose of such business;
(viii) (A) Liens securing Capital Lease Obligations permitted to be incurred under Section 7.01(iii) and refinancings or replacements thereof permitted to be incurred under Section 7.01(iv) and (B) Liens securing Purchase Money Indebtedness permitted to be incurred under Section 7.01(iii);
(ix) any Lien existing on any asset of any Person at the time such Person becomes a Restricted Subsidiary of the Borrower and not created in contemplation of such event;

(x) any Lien on any asset of any Person existing at the time such Person is merged or consolidated with or into the Borrower or a Restricted Subsidiary of the Borrower and not created in contemplation of such event;
(xi) any Lien existing on any asset prior to the acquisition thereof by the Borrower or a Restricted Subsidiary of the Borrower and not created in contemplation of such acquisition;
(xii) any Lien securing Refinancing Indebtedness in respect of any Indebtedness of the Borrower or any Restricted Subsidiary of the Borrower secured by any Lien permitted by clauses (ix), (x), (xi) or (xii) of this Section 7.02; provided that such Indebtedness is not secured by any additional assets;
(xiii) Liens arising from precautionary Uniform Commercial Code financing statements regarding, and any interest or title of a licensor, lessor or sublessor under, Operating Leases permitted by this Agreement;
(xiv) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights, in each case incurred in the ordinary course of business;
(xv) Liens against the portion of cash access transactions settlement proceeds representing fees accruing to a Group Company’s benefit; provided such Liens are to secure the obligations of a Group Company in the ordinary course of business;
(xvi) licenses, leases or subleases granted to third Persons in the ordinary course of business not interfering in any material respect with the business of any Group Company; and
(xvii) reserve accounts, security deposits, prepaid chargeback accounts, security interests or similar arrangements with gaming establishment customers or financial services business partners entered into in the ordinary course of business in regards to the processing and settlement of cash access transactions.
Section 7.03 Nature of Business. None of the Group Companies will alter the character or conduct of the business conducted by such Person as of the Closing Date; provided that the expansion of product offerings to services or products to facilitate cash access by gaming patrons shall not be deemed an alteration.
Section 7.04 Consolidation, Merger and Dissolution. Except in connection with an Asset Disposition permitted by the terms of Section 7.05, none of the Group Companies will enter into any transaction of merger or consolidation or liquidate, wind up or dissolve itself or its affairs (or suffer any liquidations or dissolutions); provided that:
(i) any Wholly-Owned Domestic Restricted Subsidiary of the Borrower may merge with and into, or be voluntarily dissolved or liquidated into, the Borrower, so long as (A) the Borrower is the surviving corporation of such merger, dissolution or liquidation, (B) the security interests granted to the Collateral Agent for the benefit of the Finance Parties pursuant to the Collateral Documents in the assets of such Wholly-Owned Domestic Restricted Subsidiary so merged, dissolved or liquidated shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such merger, dissolution or liquidation) and (C) no Default or Event of Default shall have occurred and be continuing immediately before or immediately after giving effect to such transaction;
(ii) any Wholly-Owned Domestic Restricted Subsidiary of the Borrower may merge with and into, or be voluntarily dissolved or liquidated into, any other Wholly-Owned Domestic Restricted Subsidiary of the Borrower, so long as (A) the security interests granted to the Collateral Agent for the benefit of the Finance Parties pursuant to the Collateral Documents in the assets of such Wholly-Owned Domestic Restricted Subsidiary so merged, dissolved or liquidated shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such merger, dissolution or liquidation) and (B) no Default or Event of Default shall have occurred and be continuing immediately before or immediately after giving effect to such transaction;
(iii) any Group Company of the Borrower may be merged with and into, or any Group Company (other than the Borrower or any Wholly-Owned Restricted Subsidiary) may be voluntarily dissolved or liquidated into, any other Group Company, so long as (A) the Borrower or such Wholly-Owned Restricted Subsidiary, as the case may be, is the surviving corporation of such merger, and (B) no Default or Event of Default shall have occurred and be continuing immediately before or immediately after giving effect to such transaction; and
(iv) the Borrower or any Restricted Subsidiary of the Borrower may merge with any Person (other than Holdings or any of its Subsidiaries) in connection with a Permitted Business Acquisition if (A) the Borrower or such Restricted Subsidiary shall be the continuing or surviving corporation in such merger or consolidation, (B) the Loan Parties shall cause to be executed and delivered such documents, instruments and certificates as the Administrative Agent may reasonably request so as to cause the Loan Parties to be in compliance with the terms of Section 6.12 after giving effect to such transactions, (C) no Default or Event of Default shall have occurred and be continuing immediately before or immediately after giving effect to such transaction and (D) the Borrower shall have delivered to the Administrative Agent a Pro-Forma Compliance Certificate demonstrating that, upon giving effect on a Pro-Forma Basis to such transaction, the Loan Parties will be in compliance with all of the financial covenants set forth in Section 7.18 as of the last day of the most recent period of four consecutive fiscal quarters of Holdings which precedes or ends on the date of such transaction and with respect to which the Administrative Agent has received the consolidated financial information required under Section 6.01(a) or (b) and the Compliance Certificate required by Section 6.02(b).
In the case of any merger or consolidation permitted by this Section 7.04 of any Subsidiary of Holdings which is not a Loan Party into a Loan Party, the Loan Parties shall cause to be executed and delivered such documents, instruments and certificates as the Administrative Agent may reasonably request so as to cause the Loan Parties to be in compliance with the terms of Section 6.12 after giving effect to such transaction.

Section 7.05 Asset Dispositions. None of the Group Companies will make any Asset Disposition; provided that:
(i) the Borrower and its Restricted Subsidiaries may sell inventory in the ordinary course of business for fair value and on an arms’-length basis;
(ii) the Borrower or any of its Restricted Subsidiaries may make any Asset Disposition to the Borrower or any of the Subsidiary Guarantors if (A) the Loan Parties shall cause to be executed and delivered such documents, instruments and certificates as the Administrative Agent or the Collateral Agent may request so as to cause the Loan Parties to be in compliance with the terms of Section 6.12 after giving effect to such Asset Disposition and (B) after giving effect to such Asset Disposition, no Default or Event of Default exists;
(iii) the Borrower and its Restricted Subsidiaries may liquidate or sell Cash Equivalents;
(iv) the Borrower or any of its Restricted Subsidiaries may sell, lease, transfer, assign or otherwise dispose of assets (other than in connection with any Casualty or Condemnation) to any other Person to the extent that the aggregate Net Cash Proceeds from such sale, lease, transfer, assignment or other disposition, when combined with all other such dispositions previously made (a) during any fiscal year, does not exceed $2,000,000 in the aggregate and (b) from and after the Closing Date does not exceed $7,500,000 in the aggregate;
(v) any Wholly-Owned Domestic Restricted Subsidiary of the Borrower may sell, lease or otherwise transfer all or substantially all of its assets to the Borrower, so long as the security interests granted to the Collateral Agent for the benefit of the Finance Parties pursuant to the Collateral Documents in such assets shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such sale, lease or other transfer);
(vi) any Wholly-Owned Domestic Restricted Subsidiary of the Borrower may sell, lease or otherwise transfer all or substantially all of its assets to any other Wholly-Owned Domestic Restricted Subsidiary of the Borrower, so long as the security interests granted to the Collateral Agent for the benefit of the Finance Parties pursuant to the Collateral Documents in such assets shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such sale, lease or other transfer);
(vii) any Foreign Subsidiary of the Borrower may sell, lease or otherwise transfer all or substantially all of its assets to the Borrower or any Wholly-Owned Restricted Subsidiary of the Borrower; and

(viii) the Borrower or any of its Restricted Subsidiaries may make any other Asset Disposition; provided that (A) the consideration therefor is cash or Cash Equivalents; (B) such transaction does not involve the sale or other disposition of a minority Equity Interest in any Group Company; and (C) no Default or Event of Default shall have occurred and be continuing immediately before or immediately after giving effect to such transaction.
Upon consummation of an Asset Disposition permitted under this Section 7.05, the Administrative Agent shall (or shall cause the Collateral Agent to) (to the extent applicable) deliver to the Borrower, upon the Borrower’s request and at the Borrower’s expense, such documentation as is reasonably necessary to evidence the release of the Collateral Agent’s security interests, if any, in the assets being disposed of, including amendments or terminations of Uniform Commercial Code Financing Statements, if any, the return of stock certificates, if any, and the release of any Subsidiary being disposed of in its entirety from all of its obligations, if any, under the Senior Finance Documents.
Section 7.06 Investments.
(a) Investments. None of the Group Companies will hold, make or acquire, any Investment in any Person, except the following:
(i) Investments existing on the date hereof in Persons which are Subsidiaries on the date hereof and Investments after the date hereof in any Wholly-Owned Domestic Restricted Subsidiary;
(ii) the Borrower or any Domestic Restricted Subsidiary of the Borrower may invest in cash and Cash Equivalents;
(iii) the Borrower and any Restricted Subsidiary of the Borrower may acquire and hold receivables owing to them, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;
(iv) the Borrower and each Restricted Subsidiary may acquire and own Investments (including Indebtedness obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;
(v) loans and advances by the Borrower and its Restricted Subsidiaries to employees of the Borrower and its Restricted Subsidiaries for moving and travel and other similar expenses, in each case in the ordinary course of business, in an aggregate principal amount not to exceed $500,000 at any time outstanding (determined without regard to any write-downs or write-offs of such loans and advances);
(vi) deposits by the Borrower or any of its Restricted Subsidiaries made in the ordinary course of business consistent with past practices to secure the performance of obligations in the ordinary course of business shall be permitted;

(vii) Holdings may make equity contributions to the capital of the Borrower;
(viii) the Borrower may make Investments in any of its Wholly-Owned Domestic Restricted Subsidiaries and any Restricted Subsidiary of the Borrower may make intercompany loans and advances to the Borrower or any Wholly-Owned Domestic Restricted Subsidiary of the Borrower; provided that (A) each item of intercompany Indebtedness shall be evidenced by a promissory note in the form of Exhibit H hereto, (B) each promissory note evidencing intercompany loans and advances made by a Foreign Subsidiary or a non-Wholly-Owned Domestic Restricted Subsidiary to the Borrower or a Wholly-Owned Domestic Restricted Subsidiary of the Borrower shall contain the subordination provisions set forth in Exhibit I hereto and (C) each promissory note evidencing intercompany loans and advances (other than promissory notes held by Foreign Subsidiaries, except to the extent provided in Section 6.12(d)) shall be pledged to the Collateral Agent pursuant to the Pledge Agreement;
(ix) the Borrower and its Restricted Subsidiaries may make Investments in any Foreign Subsidiary or any non-Wholly-Owned Domestic Restricted Subsidiary of the Borrower (A) in the case of Investments by the Borrower or any Wholly-Owned Domestic Restricted Subsidiary of the Borrower, in an aggregate amount, when taken together with the aggregate consideration theretofore paid since the Closing Date by the Borrower and its Restricted Subsidiaries in respect of Permitted Business Acquisitions of Foreign Subsidiaries and non-Wholly-Owned Domestic Restricted Subsidiaries pursuant to clause (xii) below, not exceeding $5,000,000 for all such Investments occurring after the Closing Date, and (B) to the extent such Investments arise from the sale of inventory in the ordinary course of business by the Borrower or such Restricted Subsidiary to such Foreign Subsidiary or non-Wholly-Owned Domestic Restricted Subsidiary for resale by such Foreign Subsidiary or non-Wholly-Owned Domestic Restricted Subsidiary (including any such Investments resulting from the extension of the payment terms with respect to such sales); provided that (A) each item of intercompany Indebtedness shall be evidenced by a promissory note in the form of Exhibit H hereto and (B) each promissory note evidencing intercompany loans and advances (other than promissory notes (x) issued by Foreign Subsidiaries of the Borrower to the Borrower or any of its Domestic Restricted Subsidiaries or (y) held by Foreign Subsidiaries of the Borrower, in each case except to the extent provided in Section 6.12(d)) shall be pledged to the Collateral Agent pursuant to the Pledge Agreement;
(x) the Borrower and its Restricted Subsidiaries may make Investments in Innovative Funds Transfer, LLC (A) in the case of Investments by the Borrower or any Wholly-Owned Domestic Restricted Subsidiary of the Borrower, in an aggregate amount (determined without regard to any write-downs or write-offs of any such Investments constituting Indebtedness) at any one time outstanding not exceeding $10,000,000 and (B) to the extent such Investments arise from the sale of inventory in the ordinary course of business by the Borrower or such Subsidiary to Innovative Funds Transfer, LLC for resale by Innovative Funds Transfer, LLC (including any such Investments resulting from the extension of the payment terms with respect to such sales); provided that (A) each item of intercompany Indebtedness shall be evidenced by a promissory note in the form of Exhibit H hereto and (B) each promissory note evidencing intercompany loans and advances shall be pledged to the Collateral Agent pursuant to the Pledge Agreement;
(xi) the Borrower and its Restricted Subsidiaries may purchase inventory, machinery and equipment in the ordinary course of business;
(xii) the Borrower and its Restricted Subsidiaries may make expenditures in respect of Permitted Business Acquisitions;
(xiii) the Borrower and its Restricted Subsidiaries may make Investments in Arriva Card in an aggregate amount after the Closing Date (determined without regard to any write-downs or write-offs of any such Investments constituting Indebtedness) not to exceed $10,000,000; provided that (A) each item of intercompany Indebtedness shall be evidenced by a promissory note in the form of Exhibit H hereto and (B) each promissory note evidencing intercompany loans and advances shall be pledged to the Collateral Agent pursuant to the Pledge Agreement; and
(xiv) the Borrower and its Restricted Subsidiaries may make Investments which constitute Indebtedness incurred in accordance with Section 7.01(viii);
provided that no Group Company may make or own any Investment in Margin Stock.
(b) Asset Acquisitions. No Group Company will make any acquisition of assets outside the ordinary course of business; provided that the Borrower and its Restricted Subsidiaries may make Permitted Business Acquisitions.
(c) Limitation on the Creation of Subsidiaries. No Group Company will establish, create or acquire after the Closing Date any Subsidiary; provided that the Borrower and its Wholly-Owned Restricted Subsidiaries shall be permitted to establish, create or acquire Subsidiaries so long as (i) at least 10 days’ prior written notice thereof is given to the Administrative Agent, (ii) the capital stock or other equity interests of such new Subsidiary (other than a Foreign Subsidiary, except to the extent otherwise required pursuant to Section 6.12(d)) is pledged pursuant to, and to the extent required by, the Pledge Agreement and the certificates representing such interests, together with transfer powers duly executed in blank, are delivered to the Collateral Agent, (iii) such new Subsidiary (other than a Foreign Subsidiary, except to the extent otherwise required pursuant to Section 6.12(d)) executes a counterpart of the Accession Agreement, the Guaranty, the Security Agreement and the Pledge Agreement as provided in Section 6.12(b), and (iv) such new Subsidiary, to the extent requested by the Administrative Agent, takes all other actions required pursuant to Section 6.12.
Section 7.07 Restricted Payments, etc. None of the Group Companies will declare or pay any Restricted Payments (other than Restricted Payments payable solely in Equity Interests (exclusive of Debt Equivalents) of such Person), except that:

(i) any Subsidiary of the Borrower may make Restricted Payments to the Borrower or to any Wholly-Owned Subsidiary of the Borrower;
(ii) so long as no Default or Event of Default has occurred and is continuing, the Borrower may make payments of dividends, other distributions or other amounts for the purposes set forth in clauses (A) through (C) below:
(A) to Holdings in amounts equal to the amounts required for Holdings to pay franchise taxes, accounting, legal and other fees required to maintain its corporate existence and provide for other operating costs, in each case related to the Borrower, of up to $300,000 per fiscal year;
(B) to Holdings in amounts equal to amounts expended by Holdings to purchase, repurchase, redeem, retire or otherwise acquire for value Equity Interests of Holdings owned by employees, former employees, directors or former directors, consultants or former consultants of the Borrower or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors, consultants or foreign consultants); provided, however, that the aggregate amount paid, loaned or advanced to Holdings pursuant to this clause (C) will not, in the aggregate, exceed $1,000,000 per fiscal year of the Borrower, plus any amounts contributed by Holdings to the Borrower as a result of sales of shares of Equity Interests to employees, directors and consultants; and
(C) to Holdings in an aggregate amount up to the sum of (i) $25,000,000 plus (ii) 50% of cumulative Excess Cash Flow after September 30, 2006 so long (X) as the Senior Leverage Ratio as of the end of the fiscal quarter of the Borrower which precedes such payment was equal to or less than 3.0 to 1.0 and (Y) upon giving effect on a Pro Forma Basis to such Restricted Payment, the Senior Leverage Ratio would be less than 3.0 to 1.0, and
(iii) so long as no Default or Event of Default has occurred and is continuing, Holdings may make payments of dividends and distributions to the holders of its Equity Interests from payments received by Holdings from the Borrower pursuant to Section 7.07(ii)(C).
Section 7.08 Prepayments of Indebtedness, etc.
(a) Amendments of Indebtedness Agreements. None of the Group Companies will, or will permit any of their respective Subsidiaries to, after the issuance thereof, amend, waive or modify (or permit the amendment, waiver or modification of) any of the terms, agreements, covenants or conditions of or applicable to any Indebtedness (other than (A) the Senior Obligations and, (B) in the absence of any Default or Event of Default, (x) Indebtedness permitted by Section 7.01(iii), (y) refinancings or replacements of Capital Lease Obligations and Purchase Money Indebtedness permitted by Section 7.01(iv) and (z) Indebtedness permitted by Section 7.01(viii)) issued by such Group Company if such amendment, waiver or modification would add or change any terms, agreements, covenants or conditions in any manner materially adverse to any Group Company or shorten the final maturity or average life to maturity or require any payment to be made sooner than originally scheduled or increase the interest rate applicable thereto or change any subordination provision thereof. The Borrower will not amend, waive or modify (or permit the amendment, waiver or modification of) any of the terms, agreements, covenants or conditions of the Vault Cash Agreement if such amendment, waiver or modification would add or change any terms, agreements, covenants or conditions in any manner materially adverse to the Borrower (it being understood and agreed that a grant by Holdings of a subordinated guaranty of the Senior Subordinated Notes that is subordinated to the Holdings’ guaranty of the Senior Obligations to the same extent as the Senior Subordinated Notes are subordinated to the Senior Obligations shall not be deemed to be adverse to the Borrower).
(b) Prohibition Against Certain Payments of Principal and Interest of Other Indebtedness. Except as provided in subsection (c), none of the Group Companies will (i) directly or indirectly, redeem, purchase, prepay, retire, defease or otherwise acquire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness (other than (A) the Senior Obligations and, (B) in the absence of any Default or Event of Default, (x) Indebtedness permitted by Section 7.01(iii), (y) refinancings or replacements of Capital Lease Obligations and Purchase Money Indebtedness permitted by Section 7.01(iv) and (z) Indebtedness permitted by Section 7.01(viii)), or give any notice of any intent to do any of the foregoing or set aside any funds for such purpose, whether such redemption, purchase, prepayment, retirement or acquisition is made at the option of the maker or at the option of the holder thereof, and whether or not any such redemption, purchase, prepayment, retirement or acquisition is required under the terms and conditions applicable to such Indebtedness, (ii) make any interest payment in respect of the Senior Subordinated Notes or (iii) release, cancel, compromise or forgive in whole or in part any Indebtedness evidenced by any Intercompany Note.
(c) Certain Allowed Payments in Respect of Senior Subordinated Indebtedness. The Borrower may (i) make regularly scheduled interest payments as and when due in respect of the Senior Subordinated Notes, and (ii) make open market repurchases of, or redeem, the Senior Subordinated Notes so long as the Borrower shall have delivered to the Administrative Agent a certificate that, upon giving effect on a Pro-Forma Basis to such repurchase or redemption, the Borrower shall be in compliance with the financial covenants in Section 7.18, other than any such payment, redemption or repurchase prohibited by the subordination provisions thereof.
Section 7.09 Transactions with Affiliates. None of the Group Companies will engage in any transaction or series of transactions with (i) any officer, director, holder of any Equity Interest in or other Affiliate of Holdings, (ii) any Affiliate of any such officer, director, holder or Affiliate or (iii) any party in the Equity Investor Group or any officer, director, holder of any Equity Interest in or other Affiliate of the Equity Investor Group, other than:
(i) transfers of assets to any Loan Party other than Holdings permitted by Section 7.05;

(ii) transactions expressly permitted by Section 7.01, Section 7.04, Section 7.06 or Section 7.07;
(iii) normal compensation and reimbursement of reasonable expenses of officers and directors of the Borrower and its Restricted Subsidiaries;
(iv) other transactions with the Equity Investor Group and its Affiliates in existence on the Closing Date to the extent disclosed in Schedule 7.09;
(v) any transaction entered into among the Borrower and its Wholly-Owned Domestic Restricted Subsidiaries or among such Wholly-Owned Domestic Restricted Subsidiaries;
(vi) transactions undertaken pursuant to (x) any management, employment, consulting or similar agreement or arrangement in existence on the Closing Date to the extent disclosed in Schedule 7.09 and (y) any amendment, renewal, supplement or modification thereof made after the Closing Date and consented to by the Administrative Agent (which consent shall not be unreasonably withheld); and
(vii) so long as no Default or Event of Default has occurred and is continuing, other transactions which are engaged in by the Borrower or any of its Restricted Subsidiaries in the ordinary course of its business on terms and conditions as favorable to such Person as would be obtainable by it in a comparable arms’-length transaction with an independent, unrelated third party. Except as expressly permitted by this Section 7.09, none of Holdings or any of its Restricted Subsidiaries will enter into any management, employment, consulting or similar agreement or arrangement with, or otherwise pay any professional, consulting, management or similar fees to or for the benefit of, the Equity Investor Group, any members of their families, any Affiliates of the Equity Investor Group or such family members, any director, officer or security holder of any of the foregoing, or any successor or transferee of any of the foregoing.
Section 7.10 Fiscal Year; Accounting; Organizational and Other Documents. None of the Group Companies will (i) change its fiscal year or its accounting policies or reporting practices, (ii) consent to any amendment, modification or supplement of any of the provisions of the Senior Subordinated Note Documents, the Senior Subordinated Notes or any other documents establishing and setting forth the rights and terms of the Senior Subordinated Notes on the Closing Date or (iii) enter into any amendment, modification or waiver that is materially adverse in any respect to the Lenders to its articles or certificate of incorporation, bylaws (or analogous organizational documents) or any agreement entered into by it with respect to its Equity Interests (including the Stockholders Agreement), in each case as in effect on the Closing Date. The Borrower will cause the Group Companies to promptly provide the Lenders with copies of all amendments to the foregoing documents and instruments as in effect as of the Closing Date.
Section 7.11 Restrictions with Respect to Intercorporate Transfers. None of the Group Companies will create or otherwise cause or permit to exist any encumbrance or restriction which prohibits or otherwise restricts (i) the ability of any such Restricted Subsidiary to (A) make Restricted Payments or pay any Indebtedness owed to the Borrower or any Restricted Subsidiary of the Borrower, (B) pay Indebtedness or other obligations owed to any Loan Party, (C) make loans or advances to the Borrower or any Restricted Subsidiary of the Borrower, (D) transfer any of its properties or assets to the Borrower or any Restricted Subsidiary of the Borrower or (E) act as a Subsidiary Guarantor and pledge its assets pursuant to the Senior Finance Documents or any renewals, refinancings, exchanges, refundings or extensions thereof or (ii) the ability of Holdings or any Restricted Subsidiary of Holdings to create, incur, assume or permit to exist any Lien upon its property or assets whether now owned or hereafter acquired to secure the Senior Obligations, except in each case for prohibitions or restrictions existing under or by reason of:
(i) this Agreement, and the other Senior Finance Documents;
(ii) applicable Law;
(iii) restrictions in effect on the date of this Agreement contained in the Senior Subordinated Note Indenture, as in effect on the date of this Agreement, and, if such Indebtedness is renewed, extended or refinanced, restrictions in the agreements governing the renewed, extended or refinancing Indebtedness (and successive renewals, extensions and refinancings thereof) if such restrictions are no more restrictive than those contained in the agreements governing the Indebtedness being renewed, extended or refinanced;
(iv) customary non-assignment provisions with respect to leases or licensing agreements entered into by the Borrower or any of its Subsidiaries, in each case entered into in the ordinary course of business and consistent with past practices;
(v) any restriction or encumbrance with respect to a Subsidiary of the Borrower imposed pursuant to an agreement which has been entered into for the sale or disposition of all or substantially all of the capital stock or assets of such Subsidiary, so long as such sale or disposition is permitted under this Agreement; and
(vi) Liens permitted under Section 7.02 and any documents or instruments governing the terms of any Indebtedness or other obligations secured by any such Liens; provided that such prohibitions or restrictions apply only to the assets subject to such Liens.
Section 7.12 Ownership of Subsidiaries; Limitations on Holdings and the Borrower.
(a) Holdings and the Borrower will not (i) permit any Person or Persons (other than the Borrower or any Wholly-Owned Restricted Subsidiary of the Borrower) to own, individually or in the aggregate, 50% or more of the Equity Interests of any Restricted Subsidiary of the Borrower, (ii) permit any Restricted Subsidiary of the Borrower to issue Equity Interests to any Person, except (A) the Borrower or any Wholly-Owned Restricted Subsidiary of the Borrower or (B) to qualify directors where required by applicable law or to satisfy other requirements of applicable law with respect to the ownership of Equity Interests of Foreign Subsidiaries or (C) pro rata to its then existing equity holders or (iii) permit the Borrower or any Restricted Subsidiary of the Borrower to issue any shares of Preferred Stock.
(b) Holdings will not (i) hold any assets other than the Equity Interests of the Borrower, (ii) have any material liabilities other than (A) liabilities under the Senior Finance Documents and the Senior Subordinated Note Documents (including any subordinated guaranty by Holdings of the Senior Subordinated Notes that is subordinated to the Holdings’ guaranty of the Senior Obligations to the same extent as the Senior Subordinated Notes are subordinated to the Senior Obligations) and (B) tax liabilities in the ordinary course of business or (iii) engage in any business or activity other than (A) owning the common Equity Interests of the Borrower (including purchasing additional common Equity Interests after the Closing Date) and activities incidental or related thereto or to the maintenance of the corporate existence of Holdings or compliance with applicable law, (B) acting as a Guarantor under the Guaranty Agreement and pledging its assets to the Collateral Agent, for the benefit of the Lenders, pursuant to the Collateral Documents to which it is a party and (C) acting as a guarantor in respect of the Indebtedness arising under the Senior Subordinated Note Indenture and the Senior Subordinated Notes.
(c) Holdings and the Borrower will not permit any Person other than Holdings to hold any Equity Interests or Equity Equivalents of the Borrower.
Section 7.13 Sale and Leaseback Transactions. None of the Group Companies will directly or indirectly become or remain liable as lessee or as guarantor or other surety with respect to any lease (whether an Operating Lease or a Capital Lease) of any property (whether real, personal or mixed), whether now owned or hereafter acquired, (i) which such Group Company has sold or transferred or is to sell or transfer to any other Person which is not a Group Company or (ii) which such Group Company intends to use for substantially the same purpose as any other property which has been sold or is to be sold or transferred by such Group Company to another Person which is not a Group Company in connection with such lease; provided that the Group Companies may enter into any such transactions to the extent the Capital Lease Obligations and Liens associated therewith would be permitted by Section 7.01(iii) and Section 7.02(viii)(A), respectively.
Section 7.14 Capital Expenditures.
(a) None of the Group Companies will make any Consolidated Capital Expenditures, except that during any of the fiscal years set forth below, the Borrower and its Restricted Subsidiaries may make Consolidated Capital Expenditures so long as the aggregate amount of such Consolidated Capital Expenditures does not exceed the amount indicated opposite such period; provided that the reference below to the 2006 fiscal year shall be to the year from the Closing Date to the last day of such fiscal year:

Period	Amount
2006	$10,000,000
2007	$10,000,000
2008	$12,000,000
2009	$14,000,000
2010	$16,000,000
2011	$18,000,000
plus, an additional $10,000,000 in the aggregate which may, at the discretion of the Borrower, be expended in any one or more fiscal years.
(b) Notwithstanding the foregoing, the Borrower and its Restricted Subsidiaries may make Consolidated Capital Expenditures (which Consolidated Capital Expenditures will not be included in any determination under subsection (a) above) with the Net Cash Proceeds of Asset Dispositions, to the extent such Net Cash Proceeds are not required to be applied to repay Loans or cash collateralize Letter of Credit Liabilities pursuant to Section 2.09(b)(iii).
(c) The aggregate expenditures made by the Borrower and its Restricted Subsidiaries with respect to Permitted Business Acquisitions during any fiscal year or period which expenditures constitute Consolidated Capital Expenditures as defined herein shall for all purposes of this Agreement be included in any determination of Consolidated Capital Expenditures under this Section 7.14.
Section 7.15 Additional Negative Pledges. None of the Group Companies will enter into, assume or become subject to any agreement prohibiting or otherwise restricting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired, or requiring the grant of any security for an obligation if security is given for some other obligation, except (i) pursuant to this Agreement and the other Senior Finance Documents and the Senior Subordinated Note Indenture and (ii) pursuant to any document or instrument governing Indebtedness incurred pursuant to Section 7.01(iii) or (iv) if any such restriction contained therein relates only to the asset or assets acquired in connection therewith.
Section 7.16 Impairment of Security Interests. None of the Group Companies will (i) take or omit to take any action which action or omission might or would materially impair the security interests in favor of the Collateral Agent with respect to the Collateral or (ii) grant to any Person (other than the Collateral Agent pursuant to the Collateral Documents) any interest whatsoever in the Collateral, except for Permitted Liens.
Section 7.17 Sales of Receivables. None of the Group Companies will sell with recourse, discount or otherwise sell or dispose of its accounts or notes receivables.
Section 7.18 Financial Covenants.
(a) Total Leverage Ratio. As of the close of business on any day on and after December 31, 2006, the Total Leverage Ratio at such date will not be greater than the ratio set forth below opposite the period during which such date occurs:

Period	Ratio
December 31, 2006 through March 31, 2007	4.00 to 1.0
June 30, 2007 through December 31, 2007	3.75 to 1.0
March 31, 2008 through June 30, 2008	3.50 to 1.0
September 30, 2008 through December 31, 2008	3.25 to 1.0
March 31, 2009 and thereafter	3.00 to 1.0
(b) Fixed Charge Coverage Ratio. The Fixed Charge Coverage Ratio for any period of four consecutive fiscal quarters of Holdings, in each case taken as a single accounting period, ending on a date set forth below will not be less than the ratio set forth opposite such date:

Fiscal Quarter Ended	Ratio
December 31, 2006 through December 31, 2007	1.50 to 1.0
March 31, 2008 and for each June 30, September 30, December 31 and March 31 thereafter	1.75 to 1.0
Section 7.19 Independence of Covenants. All covenants contained herein shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that such action or condition would be permitted by an exception to, or otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default if such action is taken or condition exists.
ARTICLE VIII
DEFAULTS
Section 8.01 Events of Default. An Event of Default shall exist upon the occurrence of any of the following specified events or conditions (each an “Event of Default”):
(a) Payment. Any Loan Party shall:
(i) default in the payment when due (whether by scheduled maturity, acceleration or otherwise) of any principal of any of the Loans or of any L/C Disbursement; or
(ii) default, and such default shall continue for three or more Business Days, in the payment when due of any interest on the Loans, or of any fees or other amounts owing hereunder, under any of the other Senior Finance Documents or in connection herewith.
(b) Representations. Any representation, warranty or statement made or deemed to be made by any Loan Party herein, in any of the other Senior Finance Documents, or in any statement or certificate delivered or required to be delivered pursuant hereto or thereto shall prove untrue in any material respect on the date as of which it was made or deemed to have been made.

(c) Covenants. Any Loan Party shall:
(i) default in the due performance or observance of any term, covenant or agreement contained in Section 6.01, 6.02, 6.03, 6.05, 6.10, 6.11, 6.12, 6.13 or Article VII;
(ii) default in the due performance or observance by it of any term, covenant or agreement contained in Article VI (other than those referred to in subsection (a), (b) or (c)(i) of this Section 8.01) and such default shall continue unremedied for a period of five Business Days after the earlier of an executive officer of a Loan Party becoming aware of such default or notice thereof given by the Administrative Agent; or
(iii) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in subsection (a), (b) or (c)(i) or (ii) of this Section 8.01) contained in this Agreement and such default shall continue unremedied for a period of 30 days after the earlier of an executive officer of a Loan Party becoming aware of such default or notice thereof given by the Administrative Agent.
(d) Other Finance Documents. (i) Any Loan Party shall default in the due performance or observance of any term, covenant or agreement in any of the other Senior Finance Documents and such default shall continue unremedied for a period of 30 days after the earlier of an executive officer of a Loan Party becoming aware of such default or notice thereof given by the Administrative Agent, (ii) except pursuant to the terms thereof, any Senior Finance Document shall fail to be in full force and effect or any Loan Party shall so assert or (iii) except pursuant to the terms thereof, any Senior Finance Document shall fail to give the Administrative Agent, the Collateral Agent and/or the Lenders the security interests, liens, rights, powers and privileges purported to be created thereby.
(e) Cross-Default.
(i) any Group Company (A) fails to make payment when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), regardless of amount, in respect of any Indebtedness or Guaranty Obligation (other than in respect of (x) Indebtedness outstanding under the Senior Finance Documents and (y) Swap Agreements) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, (B) fails to perform or observe any other condition or covenant, or any other event shall occur or condition shall exist, under any agreement or instrument relating to any such Indebtedness or Guaranty Obligation, if the effect of such failure, event or condition is to cause, or to permit the holder or holders or beneficiary or beneficiaries of such Indebtedness or Guaranty Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, such Indebtedness to be declared to be due and payable prior to its stated maturity, or such Guaranty Obligation to become payable, or cash collateral in respect thereof to be demanded or (C) shall be required by the terms of such Indebtedness or Guaranty Obligation to offer to prepay or repurchase such Indebtedness or the primary Indebtedness underlying such Guaranty Obligation (or any portion thereof) prior to the stated maturity thereof; or
(ii) there occurs under any Swap Agreement an Early Termination Date (as defined in such Swap Agreement) resulting from (A) any event of default under such Swap Agreement as to which any Group Company is the Defaulting Party (as defined in such Swap Agreement) or (B) any Termination Event (as so defined) as to which any Group Company is an Affected Party (as so defined), and, in either event, the Swap Termination Value owed by a Group Company as a result thereof is greater than the Threshold Amount; or
(iii) (A) an “Automatic Event of Default” or a “Notice Event of Default” (each as defined in the Vault Cash Agreement) or a similar event of default, as may be defined under any successor Vault Cash Agreement (beyond any applicable grace period), shall occur under the Vault Cash Agreement or (B) any Group Company fails to perform or observe any other condition or covenant, or any other event shall occur or condition shall exist, under the Vault Cash Agreement, if the effect of such failure, event or condition is to cause, or to permit a Vault Cash Provider or any of its agents, to terminate the Vault Cash Agreement or to retrieve cash from the ATMs.
(f) Insolvency Events. (i) Any Group Company shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any Debtor Relief Law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing or (ii) an involuntary case or other proceeding shall be commenced against any Group Company seeking liquidation, reorganization or other relief with respect to it or its debts under any Debtor Relief Law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days, or any order for relief shall be entered against any Group Company under the federal bankruptcy laws as now or hereafter in effect.
(g) Judgments. (i) One or more judgments, orders, decrees or arbitration awards is entered against any Group Company involving in the aggregate a liability (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), as to any single or related series of transactions, incidents or conditions, in excess of the Threshold Amount, and the same shall not have been discharged, vacated or stayed pending appeal within 30 days after the entry thereof, or any Group Company shall enter into any agreement to settle or compromise any pending or threatened litigation, as to any single or related series of claims, involving payment by any Group Company in excess of the Threshold Amount, or (ii) any non-monetary judgment, order or decree is entered against any Group Company which has or would reasonably be expected to have a Material Adverse Effect, and there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect.

(h) ERISA. (i) An ERISA Event occurs which has resulted or could reasonably be expected to result in liability of any Group Company or any ERISA Affiliate in an aggregate amount in excess of the Threshold Amount, or (ii) there shall exist an amount of Unfunded Liabilities, individually or in the aggregate, for all Plans (excluding for purposes of such computation any Plans with respect to which assets exceed benefit liabilities), in an aggregate amount in excess of the Threshold Amount.
(i) Guaranties. The Guaranty given by any Loan Party or any provision thereof shall, except pursuant to the terms thereof, cease to be in full force and effect, or any Guarantor thereunder or any Person acting by or on behalf of such guarantor shall deny or disaffirm such Guarantor’s obligations under such Guaranty.
(j) Impairment of Collateral. Any security interest purported to be created by any Collateral Document shall cease to be, or shall be asserted by any Group Company not to be, a valid, perfected, first-priority (except as otherwise expressly provided in this Agreement or such Collateral Document) security interest in the securities, assets or properties covered thereby, other than in respect of assets and properties which, individually and in the aggregate, are not material to the Group Companies taken as a whole or in respect of which the failure of the security interests in respect thereof to be valid, perfected first priority (except as otherwise expressly provided in this Agreement or such Collateral Document) security interests will not in the reasonable judgment of the Administrative Agent or the Required Lenders have a Material Adverse Effect on the rights and benefits of the Lenders under the Senior Finance Documents taken as a whole;
(k) Ownership. A Change of Control shall occur.
(l) Subordinated Indebtedness. (i) Any Governmental Authority with applicable jurisdiction determines that the Lenders are not holders of Senior Indebtedness (as defined in the Senior Subordinated Note Indenture) or (ii) the subordination provisions creating any Subordinated Indebtedness shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable as to any holder of such Subordinated Indebtedness.
(m) Gaming Contract. Any of the following shall occur:
(i) any Gaming Contract is not in full force and effect;
(ii) any Loan Party shall have materially breached, on one or more occasions, its obligations under any Gaming Contract; or
(iii) any Gaming Contract shall be amended in any manner that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect;

and such Gaming Contract(s) individually or in the aggregate, represented 20% or more of Consolidated EBITDA for the period of four consecutive fiscal quarters of the Borrower and its Consolidated Subsidiaries most recently then ended.
(n) Intellectual Property Licenses. Any of the Intellectual Property Licenses ceases to be in full force and effect, is amended in any manner that is adverse to the Loan Party which is a party thereto, or any party thereto is in breach of its obligations thereunder.
(o) Gaming Licenses. Any material Gaming License is revoked, suspended, expired (without previous or concurrent renewal) or lost for more than 30 days other than as a result of any Asset Disposition made in accordance with Section 7.05 or any voluntary relinquishment that is, in the reasonable judgment of the Borrower, both desirable in the conduct of the business of the Borrower and its Subsidiaries and not disadvantageous to the Lenders in any material respect, and such revocation, suspension, expiration or loss could reasonably be expected to have a Material Adverse Effect.
Section 8.02 Acceleration; Remedies. Upon the occurrence of an Event of Default, and at any time thereafter unless and until such Event of Default has been waived in writing by the Required Lenders (or the Lenders as may be required pursuant to Section 10.01), the Administrative Agent (or the Collateral Agent, as applicable) shall, upon the request and direction of the Required Lenders, by written notice to the Borrower, take any of the following actions without prejudice to the rights of the Agents or any Lender to enforce its claims against the Loan Parties except as otherwise specifically provided for herein:
(a) Termination of Commitments. Declare the Commitments terminated whereupon the Commitments shall be immediately terminated.
(b) Acceleration of Loans. Declare the unpaid principal of and any accrued interest in respect of all Loans, any reimbursement obligations arising from drawings under Letters of Credit and any and all other indebtedness or obligations of any and every kind owing by a Loan Party to any of the Lenders hereunder to be due whereupon the same shall be immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Loan Parties.
(c) Cash Collateral. Direct the Borrower to pay (and the Borrower agrees that upon receipt of such notice, or, to the extent permitted by applicable law, upon the occurrence of an Event of Default under Section 8.01(f), it will immediately pay) to the Collateral Agent additional cash, to be held by the Collateral Agent, for the benefit of the Lenders, in a cash collateral account as additional security for the L/C Obligations in respect of subsequent drawings under all then outstanding Letters of Credit in an amount equal to 105% of the maximum aggregate amount which may be drawn under all Letters of Credits then outstanding.
(d) Enforcement of Rights. Enforce any and all rights and interests created and existing under the Finance Documents, including, without limitation, all rights and remedies existing under the Collateral Documents, all rights and remedies against a Guarantor and all rights of set-off.

Notwithstanding the foregoing, if an Event of Default specified in Section 8.01(f) shall occur, then the Commitments shall automatically terminate and all Loans, all reimbursement obligations under Letters of Credit, all accrued interest in respect thereof and all accrued and unpaid fees and other indebtedness or obligations owing to the Lenders hereunder and under the other Senior Finance Documents shall immediately become due and payable without the giving of any notice or other action by the Administrative Agent or the Lenders, which notice or other action is expressly waived by the Loan Parties.
Notwithstanding the fact that enforcement powers reside primarily with the Administrative Agent, each Lender has, to the extent permitted by law, a separate right of payment and shall be considered a separate “creditor” holding a separate “claim” within the meaning of Section 101(5) of the Bankruptcy Code or any other insolvency statute.
In case any one or more of the covenants and/or agreements set forth in this Agreement or any other Senior Finance Document shall have been breached by any Loan Party, then the Administrative Agent may proceed to protect and enforce the Lenders’ rights either by suit in equity and/or by action at law, including an action for damages as a result of any such breach and/or an action for specific performance of any such covenant or agreement contained in this Agreement or such other Senior Finance Document. Without limitation of the foregoing, the Borrower agrees that failure to comply with any of the covenants contained herein will cause irreparable harm and that specific performance shall be available in the event of any breach thereof. The Administrative Agent acting pursuant to this paragraph shall be indemnified by the Borrower against all liability, loss or damage, together with all reasonable costs and expenses related thereto (including reasonable legal and accounting fees and expenses) in accordance with Section 10.04(b).
Section 8.03 Allocation of Payments After Event of Default.
(a) Priority of Distributions. Each Borrower hereby irrevocably waives the right to direct the application of any and all payments in respect of its Senior Obligations and any proceeds of Collateral after the occurrence and during the continuance of an Event of Default and agrees that, notwithstanding the provisions of Sections 2.06(b), after the occurrence and during the continuance of an Event of Default, all amounts collected or received by the Administrative Agent, the Collateral Agent or any Finance Party on account of amounts outstanding under any of the Senior Finance Documents or any Swap Agreement or in respect of the Collateral shall be paid over or delivered as follows:
FIRST, to pay interest on and then principal of any portion of the Revolving Credit Loans that the Administrative Agent may have advanced on behalf of any Lender for which the Administrative Agent has not then been reimbursed by such Lender or the Borrower;
SECOND, to pay interest on and then principal of any Swing Line Loan;

THIRD, to the payment of all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) of the Administrative Agent or the Collateral Agent in connection with enforcing the rights of the Finance Parties under the Finance Documents, including all expenses of sale or other realization of or in respect of the Collateral, including reasonable compensation to the agents and counsel for the Collateral Agent, and all expenses, liabilities and advances incurred or made by the Collateral Agent in connection therewith, and any other obligations owing to the Collateral Agent in respect of sums advanced by the Collateral Agent to preserve the Collateral or to preserve its security interest in the Collateral;
FOURTH, to the payment of all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) of (i) each of the Lenders (including any L/C Issuer in its capacity as such) in connection with enforcing its rights under the Senior Finance Documents or otherwise with respect to the Senior Obligations owing to such Lender and (ii) each Swap Creditor in connection with enforcing any of its rights under the Swap Agreements or otherwise with respect to the Swap Obligations owing to such Swap Creditor;
FIFTH, to the payment of all of the Senior Obligations consisting of accrued fees and interest;
SIXTH, except as set forth in clauses FIRST through FIFTH above, to the payment of the outstanding Senior Obligations and Swap Obligations owing to any Finance Party, pro-rata, as set forth below, with (i) an amount equal to the Senior Obligations being paid to the Collateral Agent (in the case of Senior Obligations owing to the Collateral Agent) or to the Administrative Agent (in the case of all other Senior Obligations) for the account of the Lenders or any Agent, with the Collateral Agent, each Lender and the Agents receiving an amount equal to its outstanding Senior Obligations, or, if the proceeds are insufficient to pay in full all Senior Obligations, its Pro-Rata Share of the amount remaining to be distributed, and (ii) an amount equal to the Swap Obligations being paid to the trustee, paying agent or other similar representative (each a “Representative”) for the Swap Creditors, with each Swap Creditor receiving an amount equal to the outstanding Swap Obligations owed to it by the Loan Parties or, if the proceeds are insufficient to pay in full all such Swap Obligations, its Pro-Rata Share of the amount remaining to be distributed; and
SEVENTH, to the payment of the surplus, if any, to whomever may be lawfully entitled to receive such surplus.
In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; (ii) each of the Finance Parties shall receive an amount equal to its Pro-Rata Share of amounts available to be applied pursuant to clauses “FOURTH”, “FIFTH” and “SIXTH” above; and (iii) to the extent that any amounts available for distribution pursuant to clause “SIXTH” above are attributable to the issued but undrawn amount of outstanding Letters of Credit, such amounts shall be held by the Collateral Agent in a cash collateral account and applied (x) first, to reimburse the L/C Issuer from time to time for any drawings under such Letters of Credit and (y)

then, following the expiration of all Letters of Credit, to all other obligations of the types described in clause “SIXTH” above in the manner provided in this Section 8.03.
(b) Pro-Rata Treatment. For purposes of this Section 8.03, “Pro-Rata Share” means, when calculating a Finance Party’s portion of any distribution or amount, that amount (expressed as a percentage) equal to a fraction the numerator of which is the then unpaid amount of such Finance Party’s Senior Obligations or Swap Obligations, as the case may be, and the denominator of which is the then outstanding amount of all Senior Obligations or Swap Obligations, as the case may be. When payments to the Finance Parties are based upon their respective Pro-Rata Shares, the amounts received by such Finance Parties hereunder shall be applied (for purposes of making determinations under this Section 8.03 only) (i) first, to their Senior Obligations and (ii) second, to their Swap Obligations. If any payment to any Finance Party of its Pro-Rata Share of any distribution would result in overpayment to such Finance Party, such excess amount shall instead be distributed in respect of the unpaid Senior Obligations or Swap Obligations, as the case may be, of the other Finance Parties, with each Finance Party whose Senior Obligations or Swap Obligations, as the case may be, have not been paid in full to receive an amount equal to such excess amount multiplied by a fraction the numerator of which is the unpaid Senior Obligations or Swap Obligations, as the case may be, of such Finance Party and the denominator of which is the unpaid Senior Obligations or Swap Obligations, as the case may be, of all Finance Parties entitled to such distribution.
(c) Distributions with Respect to Letters of Credit. Each of the Finance Parties agrees and acknowledges that if (after all outstanding Loans and all L/C Obligations with respect to Letters of Credit have been paid in full) the Lenders are to receive a distribution on account of undrawn amounts with respect to Letters of Credit issued (or deemed issued) under the Credit Agreement, such amounts shall be deposited in the L/C Cash Collateral Account as cash security for the repayment of Senior Obligations owing to the Lenders as such. Upon termination of all outstanding Letters of Credit, all of such cash security shall be applied to the remaining Senior Obligations of the Lenders. If there remains any excess cash security, such excess cash shall be withdrawn by the Collateral Agent from the L/C Cash Collateral Account and distributed in accordance with Section 8.03(a) hereof.
(d) Reliance by Collateral Agent. For purposes of applying payments received in accordance with this Section 8.03, the Collateral Agent shall be entitled to rely upon (i) the Administrative Agent under the Credit Agreement and (ii) the Representative, if any, for the Swap Creditors for a determination (which the Administrative Agent, each Representative for any Swap Creditor and the Finance Parties agree (or shall agree) to provide upon request of the Collateral Agent) of the outstanding Senior Obligations and Swap Obligations owed to the Administrative Agent, the Lenders or the Swap Creditors, as the case may be. Unless it has actual knowledge (including by way of written notice from a Swap Creditor or any Representatives thereof) to the contrary, the Collateral Agent, in acting hereunder, shall be entitled to assume that no Swap Agreements are in existence.

ARTICLE IX
AGENCY PROVISIONS
Section 9.01 Appointment and Authority.
(a) Each of the Lenders and the L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Senior Finance Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.
(b) The Administrative Agent shall also act as the “collateral agent” under the Senior Finance Documents, and each of the Lenders (in its capacities as a Lender, Swing Line Lender, and potential Swap Creditor, as the case may be) and the L/C Issuer hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and the L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Senior Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX and Article XI (including Section 10.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Senior Finance Documents) as if set forth in full herein with respect thereto.
Section 9.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
Section 9.03 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Senior Finance Documents. Without limiting the generality of the foregoing, the Administrative Agent:
(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Senior Finance Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Senior Finance Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Senior Finance Document or applicable law; and
(c) shall not, except as expressly set forth herein and in the other Senior Finance Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or the L/C Issuer.
The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Senior Finance Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Senior Finance Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
Section 9.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
Section 9.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Senior Finance Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
Section 9.06 Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a Lender. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Senior Finance Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuer under any of the Senior Finance Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Senior Finance Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Senior Finance Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer and Swing Line Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and Swing Line Lender, (ii) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Senior Finance Documents, and (iii) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.
Section 9.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Senior Finance Document or any related agreement or any document furnished hereunder or thereunder.
Section 9.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Joint Book Managers, Joint Lead Arrangers or Syndication Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Senior Finance Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the L/C Issuer hereunder.
Section 9.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise
(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Senior Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.03(i) and (j), 2.09 and 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Senior Obligations or the rights of any Lender or the L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or the L/C Issuer or in any such proceeding.
Section 9.10 Collateral and Guaranty Matters. The Lenders and the L/C Issuer irrevocably authorize the Administrative Agent, at its option and in its discretion,
(a) to release any Lien on any property granted to or held by the Administrative Agent under any Senior Finance Document (i) upon termination of the Commitments and payment in full of all Senior Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit, (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Senior Finance Document, or (iii) if approved, authorized or ratified in writing in accordance with Section 10.01;
(b) to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder; and
(c) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Senior Finance Document to the holder of any Lien on such property that is permitted by Section 7.01(i).
Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10. In each case as specified in this Section 9.10, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Senior Finance Documents and this Section 9.10.

ARTICLE X
MISCELLANEOUS
Section 10.01 Amendments, Etc.
(a) Amendments Generally. No amendment or waiver of any provision of this Agreement or any other Senior Finance Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that (x) the Administrative Agent and the Borrower may, with the consent of the other, amend, modify or supplement this Agreement and any other Senior Finance Document to cure any ambiguity, typographical error, defect or inconsistency if such amendment, modification or supplement does not adversely affect the rights of any Lender or any L/C Issuer and (y) no such amendment, waiver or consent shall:
(i) waive any condition set forth in Section 4.01(a) without the written consent of each Lender;
(ii) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;
(iii) postpone any date fixed by this Agreement or any other Senior Finance Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) or any scheduled or reduction of the Commitments hereunder or under any other Senior Finance Document without the written consent of each Lender directly affected thereby;
(iv) forgive or reduce the principal of, or the rate of interest specified herein on, any Loan or unreimbursed L/C Disbursement, or (subject to subsection (B) below) any fees or other amounts payable hereunder or under any other Senior Finance Document, or change the manner of computation of any financial ratio (including any change in any applicable defined term) used in determining the Applicable Rate that would result in a reduction of any interest rate on any Loan or any fee payable hereunder without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at such Default Rate;
(v) change the third sentence of Section 2.12, Section 2.13 or Section 8.03 in a manner that would alter the pro rata distribution and sharing of payments required thereby without the written consent of each Lender;
(vi) change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

(vii) release the Borrower or any other Loan Parties from its or their obligations under the Senior Finance Documents, without the written consent of each Lender (provided that the Administrative Agent may, without the consent of any other Lender, release any Guarantor that is sold or transferred in compliance with Section 7.05);
(viii) release all or substantially all of the Collateral securing the Senior Obligations hereunder, without the written consent of each Lender (provided that the Collateral Agent may, without consent from any other Lender, release any Collateral that is sold or transferred by a Loan Party in compliance with Section 7.05 or released in compliance with Section 9.10);
(ix) effect any waiver of the conditions to funding any Revolving Credit Loan or to issuing any Letter of Credit in each case after the Closing Date, without the prior written consent of Lenders having in the aggregate at least a majority of the outstanding principal amount of Revolving Credit Loans, L/C Obligations and unused Revolving Credit Commitments;
(x) (A) affect the rights or duties of the L/C Issuer under this Agreement or any Letter of Credit Request relating to any Letter of Credit issued or to be issued by it, without the prior written consent of the L/C Issuer; (B) affect the rights or duties of the Swing Line Lender under this Agreement, without the prior written consent of the Swing Line Lender; or (C) affect the rights or duties of the Administrative Agent under this Agreement or any other Finance Document, without the prior written consent of the Administrative Agent;
(xi) effect any amendment, modification or waiver of Section 10.07(h) without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification; and
(xii) without the consent of the Required Revolving Lenders, waive any condition set forth in Section 4.02, including as a result of any waiver of (or amendment having the effect of curing or waiving) any Default or Event of Default.
(b) Defaulting Lenders. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.
(c) Payment Blockage Notices. Notwithstanding the above, the right to deliver a Payment Blockage Notice (as defined in the Senior Subordinated Note Indenture), shall reside solely with the Administrative Agent, and the Administrative Agent shall deliver such Payment Blockage Notice, only upon the direction of the Required Lenders.

(d) Proceedings Under Debtor Relief Laws. Notwithstanding the fact that the consent of all the Lenders is required in certain circumstances as set forth above, (i) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans or the Letters of Credit, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersede the unanimous consent provisions set forth herein in respect of any matter that is a component of a bankruptcy reorganization plan and (ii) the Required Lenders may consent to allow a Loan Party to use cash collateral in the context of a bankruptcy or insolvency proceeding.
Section 10.02 Notices; Effectiveness; Electronic Communications.
(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
(i) if to Holdings, the Borrower, the Administrative Agent, the L/C Issuer or the Swing Line Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and
(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).
(b) Electronic Communications. Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested”

function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT-RELATED PERSONS DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT-RELATED PERSON IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Agent-Related Persons have any liability to Holdings, the Borrower, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent-Related Person; provided, however, that in no event shall any Agent-Related Person have any liability to Holdings, the Borrower, any Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).
(d) Change of Address, Etc. Each of Holdings, the Borrower, the Administrative Agent, the L/C Issuer and the Swing Line Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, the L/C Issuer and the Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.
(e) Reliance by Administrative Agent, L/C Issuer and Lenders. The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic Notices of Borrowing) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, the L/C Issuer, each Lender and the

Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
Section 10.03 No Waiver; Cumulative Remedies. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
Section 10.04 Expenses; Indemnity; Damage Waiver.
(a) Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Finance Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or the L/C Issuer (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the L/C Issuer), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Finance Documents, including its rights under this Section, or (B) in connection with Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
(b) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Finance Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Senior Finance Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Senior Finance Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.
(c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or L/C Issuer in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).
(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Finance Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Senior Finance Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e) Payments. All amounts due under this Section shall be payable not later than thirty days after demand therefor.
(f) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, the L/C Issuer and the Swing Line Lender, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Finance Obligations.
Section 10.05 Defaulting Lenders. Each Lender understands and agrees that if such Lender is a Defaulting Lender then, notwithstanding the provisions of Section 10.01, it shall not be entitled to vote on any matter requiring the consent of the Required Lenders or to object to any matter requiring the consent of all the Lenders adversely affected thereby; provided, however, that all other benefits and obligations under the Senior Finance Documents shall apply to such Defaulting Lender, except as provided in Section 2.03(e).
Section 10.06 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (i) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred and (ii) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the L/C Issuer under clause (ii) of the preceding sentence shall survive the payment in full of the Senior Obligations and the termination of this Agreement.
Section 10.07 Successors and Assigns.
(a) Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither Holdings nor the Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 10.07(b), (ii) by way of participation in accordance with the provisions of Section 10.07(d), (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.07(f), or (iv) to an SPC in accordance with the provisions of Section 10.07(h) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans (including for purposes of this Section 10.07(b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i) Minimum Amounts.
(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment under any Facility and the Loans at the time owing to it under such Facility or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $1,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;
(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not (A) apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans or (B) prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis;
(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;
(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any (i) Term A Commitment or Revolving Credit Commitment if such assignment is to a Person that is not a Lender with a Commitment in respect of the applicable Facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (ii) any Term A Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund; and
(C) the consent of the L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and
(D) the consent of the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Credit Facility.
(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
(v) No Assignment to Borrower. No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries.
(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.05(d).
(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.05(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.
(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01, 3.04 or 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01(e) as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
(h) Special Purpose Funding Vehicles. Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof or, if it fails to do so, to make such payment to the Administrative Agent as is required under Section 2.12(c). Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Section 3.04), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Senior Finance Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent and with the payment of a processing fee in the amount of $3,500 (which processing fee may be waived by the Administrative Agent in its sole discretion), assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or guarantee or credit or liquidity enhancement to such SPC.

(i) Resignation as L/C Issuer or Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Revolving Credit Commitments and Revolving Credit Loans pursuant to Section 10.07(b), Bank of America may, (i) upon 45 days’ notice to the Borrower and the Lenders, resign as L/C Issuer and/or (ii) upon 45 days’ notice to the Borrower, resign as Swing Line Lender. In the event of any such resignation as L/C Issuer or Swing Line Lender, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer or Swing Line Lender, as the case may be. If Bank of America resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.05(e)). If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.01(c). Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.
Section 10.08 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Senior Finance Document or any action or proceeding relating to this Agreement or any other Senior Finance Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section, “Information” means all information received from any Loan Party or any Subsidiary thereof relating to any Loan Party or any Subsidiary thereof or their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by any Loan Party or any Subsidiary thereof, provided that, in the case of information received from a Loan Party or any such Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
Each of the Administrative Agent, the Lenders and the L/C Issuer acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.
Section 10.09 Set-off. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, each Lender (and each of its Affiliates) is authorized at any time and from time to time, without presentment, demand, protest or other notice of any kind (all of such rights being hereby expressly waived), to set-off and to appropriate and apply any and all deposits (general or specific) and any other indebtedness at any time held or owing by such Lender (including, without limitation, branches, agencies or Affiliates of such Lender wherever located) to or for the credit or the account of any Loan Party against obligations and liabilities of such Loan Party to the Lenders hereunder, under the Notes, under the other Senior Finance Documents or otherwise, irrespective of whether the Administrative Agent or the Lenders shall have made any demand hereunder and although such obligations, liabilities or claims, or any of them, may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or indebtedness, and any such set-off shall be deemed to have been made immediately upon the occurrence of an Event of Default even though such charge is made or entered on the books of such Lender subsequent thereto. The Loan Parties hereby agree that to the extent permitted by law any Person purchasing a participation in the Loans, Commitments and L/C Obligations hereunder pursuant to Section 2.01(c), 2.05(d), 2.13 or 10.07(d) may exercise all rights of set-off with respect to its participation interest as fully as if such Person were a Lender hereunder and any such set-off shall reduce the amount owed by such Loan Party to the Lender.
Section 10.10 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be charged or contracted for, charged or otherwise received by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such

Loan but were not payable as a result of the operation of this Section 10.10, shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such Lender shall have received such cumulated amount, together with interest thereon at the Federal Funds Rate to the date of payment.
Section 10.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. It shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart. Delivery of an executed counterpart by facsimile shall be effective as an original executed counterpart and shall be deemed a representation that the original executed counterpart will be delivered.
Section 10.12 Integration. This Agreement, together with the other Finance Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Senior Finance Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Lenders in any other Senior Finance Document shall not be deemed a conflict with this Agreement. Each Senior Finance Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.
Section 10.13 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Senior Finance Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or Event of Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.
Section 10.14 Severability. If any provision of this Agreement or the other Senior Finance Documents is held to be illegal, invalid or unenforceable, (i) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Senior Finance Documents shall not be affected or impaired thereby and (ii) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
Section 10.15 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby, the Borrower and Holdings each acknowledge and agree that: (i) the credit facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Senior Finance Document) are an arm’s-length commercial transaction between the Borrower, Holdings and their respective Affiliates, on the one hand, and the Administrative Agent and the Lead Arrangers, on the other hand, and each of the Borrower and Holdings is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Senior Finance Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, the Administrative Agent and each Lead Arranger is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Borrower, Holdings or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (iii) neither the Administrative Agent nor the Lead Arrangers have assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower or Holdings with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Senior Finance Document (irrespective of whether the Administrative Agent or any Lead Arranger has advised or is currently advising the Borrower, Holdings or any of their respective Affiliates on other matters) and neither the Administrative Agent nor any Lead Arranger has any obligation to the Borrower, Holdings or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Senior Finance Documents; (iv) the Administrative Agent and the Lead Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, Holdings and their respective Affiliates, and neither the Administrative Agent nor any Lead Arranger has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Administrative Agent and the Lead Arrangers have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Senior Finance Document) and each of the Borrower and Holdings has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Each of the Borrower and Holdings hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent and the Lead Arrangers with respect to any breach or alleged breach of agency or fiduciary duty.
Section 10.16 Headings. The headings of the sections and subsections hereof are provided for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.
Section 10.17 Governing Law; Submission to Jurisdiction.
(a) THIS AGREEMENT AND THE OTHER FINANCE DOCUMENTS (OTHER THAN LETTERS OF CREDIT AND OTHER THAN AS EXPRESSLY SET FORTH IN SUCH OTHER SENIOR FINANCE DOCUMENTS) AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING, WITHOUT LIMITATION, SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS

PRINCIPLES. EACH LETTER OF CREDIT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED IN ACCORDANCE WITH, THE LAWS OR RULES DESIGNATED IN SUCH LETTER OF CREDIT, OR IF NO SUCH LAWS OR RULES ARE DESIGNATED, (i) THE RULES OF THE “INTERNATIONAL STANDBY PRACTICES 1998” PUBLISHED BY THE INSTITUTE OF INTERNATIONAL BANKING LAW & PRACTICE (OR SUCH LATER VERSION THEREOF AS MAY BE IN EFFECT AT THE TIME OF ISSUANCE) AND (ii) THE UNIFORM CUSTOMS AND PRACTICE FOR DOCUMENTARY CREDITS (1993 REVISION), INTERNATIONAL CHAMBER OF COMMERCE, PUBLICATION NO. 500 (OR SUCH LATER VERSION THEREOF AS MAY BE IN EFFECT AT THE TIME OF ISSUANCE) AND, AS TO MATTERS NOT GOVERNED BY SUCH RULES REFERRED TO IN THE FOREGOING CLAUSES (i) AND (ii), THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING, WITHOUT LIMITATION, SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.
(b) Any legal action or proceeding with respect to this Agreement or any other Senior Finance Document may be brought in the courts of the State of New York in New York County, or of the United States for the Southern District of New York, and, by execution and delivery of this Agreement, each of Holdings and the Borrower hereby irrevocably accepts for itself and in respect of its property, generally and unconditional, the nonexclusive jurisdiction of such courts. Each of Holdings and the Borrower irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such court and any claim that any such proceeding brought in any such court has been brought in an inconvenient forum.
(c) Each of Holdings and the Borrower hereby irrevocably appoints C.T. Corporation System its authorized agent to accept and acknowledge service of any and all process which may be served in any suit, action or proceeding of the nature referred to in this Section 10.17 and consents to process being served in any such suit, action or proceeding upon C.T. Corporation System in any manner or by the mailing of a copy thereof by registered or certified mail, postage prepaid, return receipt requested, to Holdings’ or the Borrower’s address referred to in Section 10.02, as the case may be. Each of Holdings and the Borrower agrees that such service (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by law, be taken and held to be valid personal service upon and personal delivery to it. Nothing in this Section 10.17 shall affect the right of any Lender to serve process in any manner permitted by law or limit the right of any Lender to bring proceedings against Holdings or the Borrower in the courts of any jurisdiction or jurisdictions.
Section 10.18 Waiver of Right to Trial by Jury. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER SENIOR FINANCE DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES

THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER SENIOR FINANCE DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
Section 10.19 USA Patriot Act Notice; Lenders’ Compliance Certification.
(a) Notice to Borrower. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Holdings and the Borrower that pursuant to the requirements of the US Patriot Act it is required to obtain, verify and record information that identifies each of Holdings and the Borrower, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each such Loan Party in accordance with the Act.
(b) Lenders’ Certification. Each Lender or assignee or participant of a Lender that is not incorporated under the Laws of the United States or a State thereof (and is not excepted from the certification requirement contained in Section 313 of the U.S. Patriot Act and the applicable regulations because it is both (i) an Affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country and (ii) subject to supervision by a banking regulatory authority regulating such affiliated depository institution or foreign bank) shall deliver to the Administrative Agent the certification or, if applicable, recertification, certifying that such Lender is not a “shell” and certifying to other matters as required by Section 313 of the U.S. Patriot Act and the applicable regulations thereunder: (i) within 10 days after the Closing Date or, if later, the date such Lender, assignee or participant of a Lender becomes a Lender, assignee or participant of a Lender hereunder and (ii) at such other times as are required under the U.S. Patriot Act.
Section 10.20 Binding Effect. Subject to Section 4.03, this Agreement shall be binding upon and inure to the benefit of Holdings, the Borrower, the Administrative Agent and each Lender and their respective successors and assigns.
Section 10.21 Conflict. To the extent that there is a conflict or inconsistency between any provision hereof, on the one hand, and any provision of any other Senior Finance Document, on the other hand, this Agreement shall control.
Section 10.22 Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender is a Defaulting Lender or if any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.07), all of its interests, rights and obligations under this Agreement and the related Senior Finance Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:
(a) the Borrower shall have paid or have caused to be paid to the Administrative Agent the assignment fee specified in Section 10.07(b);
(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Senior Finance Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);
(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and
(d) such assignment does not conflict with applicable Laws.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

GLOBAL CASH ACCESS HOLDINGS, INC.
By:
	Name:	Harry C. Hagerty
	Title:	Chief Financial Officer

Global Cash Access Holdings, Inc. 3525 East Post Road, Suite 120 Las Vegas, NV 89120 Attn: Chief Executive Officer Telephone: (702) 855-3006 Fax: (702) 262-5039

GLOBAL CASH ACCESS, INC.
By:
	Name:	Harry C. Hagerty
	Title:	Chief Financial Officer

Global Cash Access, Inc. 3525 East Post Road, Suite 120 Las Vegas, NV 89120 Attn: Chief Executive Officer Telephone: (702) 855-3006 Fax: (702) 262-5039
Signature Page to
Second Amended and Restated Credit Agreement

BANK OF AMERICA, N.A., as Administrative Agent
By:
Name:
Title:

Bank of America, N.A. TX1-492-14-11 901 Main Street, 14th Floor Dallas, TX 75202-3714 Attn: Donna F. Kimbrough Telephone: (214) 209-1569 Fax: (214) 290-9436 Email: donna.f.kimbrough@bankofamerica.com

BANK OF AMERICA, N.A., as L/C Issuer, Swing Line Lender and a Lender
By:
Name:
Title:

Bank of America, N.A. TX1-492-64-01 901 Main Street, 64th Floor Dallas, TX 75202-3714 Attn: Justin Lien Telephone: (214) 209-3363 Fax: (214) 209-0905 Email: justin.lien@bankofamerica.com
Signature Page to
Second Amended and Restated Credit Agreement

WACHOVIA BANK, NATIONAL ASSOCIATION
By:
Name:
Title:

Signature Page to
Second Amended and Restated Credit Agreement

DEUTSCHE BANK TRUST COMPANY AMERICAS
By:
Name:
Title:

Signature Page to
Second Amended and Restated Credit Agreement

JPMORGAN CHASE BANK, N.A.
By:
Name:
Title:

Signature Page to
Second Amended and Restated Credit Agreement

LEHMAN COMMERCIAL PAPER INC.
By:
Name:
Title:

Signature Page to
Second Amended and Restated Credit Agreement

CITIBANK, N.A.
By:
Name:
Title:

Signature Page to
Second Amended and Restated Credit Agreement

COMMERZBANK AG, NEW YORK AND GRAND CAYMAN BRANCHES
By:
Name:
Title:

By:
Name:
Title:

Signature Page to
Second Amended and Restated Credit Agreement

UNION BANK OF CALIFORNIA, N.A.
By:
Name:
Title:

Signature Page to
Second Amended and Restated Credit Agreement

WELLS FARGO BANK, N.A.
By:
Name:
Title:

Signature Page to
Second Amended and Restated Credit Agreement

COMERICA WEST INCORPORATED
By:
Name:
Title:

Signature Page to
Second Amended and Restated Credit Agreement

CAPITAL ONE, N.A.
By:
Name:
Title:

Signature Page to
Second Amended and Restated Credit Agreement

SCHEDULE 2.01
Revolving Credit Commitment

		Applicable
Name	Commitment	Percentage
Bank of America, N.A.	$12,500,000	12.5%
Wachovia Bank, National Association	$12,500,000	12.5%
Deutsche Bank Trust Company Americas	$9,000,000	9.0%
JPMorgan Chase Bank, N.A.	$9,000,000	9.0%
Lehman Commercial Paper Inc.	$9,000,000	9.0%
Citibank, N.A.	$9,000,000	9.0%
Commerzbank AG, New York and Grand Cayman Branches	$9,000,000	9.0%
Union Bank of California, N.A.	$9,000,000	9.0%
Wells Fargo Bank, N.A.	$9,000,000	9.0%
Comerica West Incorporated	$9,000,000	9.0%
Capital One, N.A.	$3,000,000	3.0%

	$100,000,000	100%

Term A Commitment

		Applicable
Name	Commitment	Percentage
Bank of America, N.A.	$12,500,000	12.5%
Wachovia Bank, National Association	$12,500,000	12.5%
Deutsche Bank Trust Company Americas	$9,000,000	9.0%
JPMorgan Chase Bank, N.A.	$9,000,000	9.0%
Lehman Commercial Paper Inc.	$9,000,000	9.0%
Citibank, N.A.	$9,000,000	9.0%
Commerzbank AG, New York and Grand Cayman Branches	$9,000,000	9.0%
Union Bank of California, N.A.	$9,000,000	9.0%
Wells Fargo Bank, N.A.	$9,000,000	9.0%
Comerica West Incorporated	$9,000,000	9.0%
Capital One, N.A.	$3,000,000	3.0%

	$100,000,000	100%

Schedule 2.01 - 1

SCHEDULE 10.02
ADMINISTRATIVE AGENT’S OFFICE;
CERTAIN ADDRESSES FOR NOTICES
ADMINISTRATIVE AGENT:
Administrative Agent’s Office
(for payments and Requests for Credit Extensions):

Jesse Phalen
Bank of America, N.A.
Mail Code: CA4-702-02-25
Building B
2001 Clayton Road, 2nd Floor
Concord, CA 94520-2405
Telephone: 925.675.8458
Fax: 888.969.9228
Email: jesse.c.phalen@bankofamerica.com
Other Notices as Administrative Agent:
Donna Kimbrough
Bank of America, N.A.
Mail Code: TX1-492-14-11
901 Main Street, 14th Floor
Dallas, TX 75202-3714
Telephone: 214.209.1569
Fax: 214.290.9436
Email: donna.f.kimbrough@bankofamerica.com
L/C ISSUER:
Sandra Leon
Bank of America, N.A.
Mail Code: CA9-705-07-05
1000 West Temple Street, 7th Floor
Los Angeles, CA 90012-1514
Telephone: 213.580.8369
Fax: 213.580.8440
Email: sandra.leon@bankofamerica.com
A-1
Form of Committed Loan Notice

SWING LINE LENDER:
Jesse Phalen
Bank of America, N.A.
Mail Code: CA4-702-02-25
Building B
2001 Clayton Road, 2nd Floor
Concord, CA 94520-2405
Telephone: 925.675.8458
Fax: 888.969.9228
Email: jesse.c.phalen@bankofamerica.com
A-1
Form of Committed Loan Notice

EXHIBIT A-1
FORM OF COMMITTED LOAN NOTICE
Date:                     ,
To: Bank of America, N.A., as Administrative Agent
Ladies and Gentlemen:
Reference is made to that certain Second Amended and Restated Credit Agreement, dated as of November 1, 2006 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Global Cash Access Holdings, Inc., a Delaware corporation (“Holdings”), Global Cash Access, Inc., a Delaware corporation (the “Borrower”), the banks and other financial institutions from time to time party thereto and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.

The undersigned hereby requests (select one):

☐	A Borrowing of [Term A/Revolving Credit] Loans
☐	A conversion or continuation of [Term A/Revolving Credit] Loans

1.	On (a Business Day).

2.	In the amount of $ .

3.	Comprised of .
[Type of Loan Requested]

4.	For Eurodollar Rate Loans: with an Interest Period of months.
[The Revolving Credit Borrowing requested herein complies with the proviso to the first sentence of Section 2.01(b) of the Agreement.]

GLOBAL CASH ACCESS, INC.
By:
Name:
Title:

A-1
Form of Committed Loan Notice

EXHIBIT A-2
FORM OF SWING LINE LOAN NOTICE
Date:                 ,

To:	Bank of America, N.A., as Swing Line Lender Bank of America, N.A., as Administrative Agent
Ladies and Gentlemen:
Reference is made to that certain Second Amended and Restated Credit Agreement, dated as of November 1, 2006 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Global Cash Access Holdings, Inc., a Delaware corporation (“Holdings”), Global Cash Access, Inc., a Delaware corporation (the “Borrower”), the banks and other financial institutions from time to time party thereto and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.

The undersigned hereby requests a Swing Line Loan:

1.	On (a Business Day).

2.	In the amount of $ .
The Swing Line Borrowing requested herein complies with the requirements of the provisos to the first sentence of Section 2.04(a) of the Agreement.

GLOBAL CASH ACCESS, INC.
By:
Name:
Title:

A-2
Form of Swing Line Loan Notice

EXHIBIT B-1
FORM OF REVOLVING CREDIT NOTE

$	November 1, 2006
FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to                                          or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Revolving Credit Loan from time to time made by the Lender to the Borrower under that certain Second Amended and Restated Credit Agreement, dated as of November 1, 2006 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among the Borrower, Global Cash Access Holdings, Inc., a Delaware corporation (“Holdings”), the banks and other financial institutions from time to time party thereto and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.
The Borrower promises to pay interest on the unpaid principal amount of each Revolving Credit Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.
This Revolving Credit Note is one of the Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Revolving Credit Note is also entitled to the benefits of the Guaranty and is secured by the Collateral. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Revolving Credit Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Revolving Credit Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Revolving Credit Note and endorse thereon the date, amount and maturity of its Revolving Credit Loans and payments with respect thereto.
The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Revolving Credit Note.
B-1-1
Form of Revolving Credit Note

THIS REVOLVING CREDIT NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK.

GLOBAL CASH ACCESS, INC.
By:
Name:
Title:

B-1-2
Form of Revolving Credit Note

LOANS AND PAYMENTS WITH RESPECT THERETO

			End of	Amount of Principal or Interest	Outstanding Principal
	Type of	Amount of	Interest	Paid This	Balance	Notation
Date	Loan Made	Loan Made	Period	Date	This Date	Made By

B-1-3
Form of Revolving Credit Note

EXHIBIT B-2
FORM OF TERM A NOTE

$	November 1, 2006
FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to                                          or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Term A Loan from time to time made by the Lender to the Borrower under that certain Second Amended and Restated Credit Agreement, dated as of November 1, 2006 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among the Borrower, Global Cash Access Holdings, Inc., a Delaware corporation (“Holdings”), the banks and other financial institutions from time to time party thereto and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.
The Borrower promises to pay interest on the unpaid principal amount of each Term A Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.
This Term A Note is one of the Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Term A Note is also entitled to the benefits of the Guaranty and is secured by the Collateral. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Term A Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Term A Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Term A Note and endorse thereon the date, amount and maturity of its Term A Loans and payments with respect thereto.
The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Term A Note.
B-2-1
Form of Term A Note

THIS TERM A NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK.

GLOBAL CASH ACCESS, INC.
By:
Name:
Title:

B-2-2
Form of Term A Note

LOANS AND PAYMENTS WITH RESPECT THERETO

Amount of
				Principal or	Outstanding
			End of	Interest	Principal
	Type of	Amount of	Interest	Paid This	Balance	Notation
Date	Loan Made	Loan Made	Period	Date	This Date	Made By

B-2-3
Form of Term A Note

EXHIBIT B-3
FORM OF SWING LINE NOTE

$	November 1, 2006
FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to Bank of America, N.A. or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Swing Line Loan from time to time made by the Lender to the Borrower under that certain Second Amended and Restated Credit Agreement, dated as of November 1, 2006 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among the Borrower, Global Cash Access Holdings, Inc., a Delaware corporation (“Holdings”), the banks and other financial institutions from time to time party thereto and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.
The Borrower promises to pay interest on the unpaid principal amount of each Swing Line Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to the Lender in Dollars in immediately available funds at the Lender’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.
This Swing Line Note is one of the Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Swing Line Note is also entitled to the benefits of the Guaranty and is secured by the Collateral. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Swing Line Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Swing Line Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Swing Line Note and endorse thereon the date, amount and maturity of its Swing Line Loans and payments with respect thereto.
The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Swing Line Note.
B-3-1
Form of Swing Line Note

THIS SWING LINE NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK.

GLOBAL CASH ACCESS, INC.
By:
Name:
Title:

B-3-2
Form of Swing Line Note

LOANS AND PAYMENTS WITH RESPECT THERETO

Amount of
				Principal or	Outstanding
			End of	Interest	Principal
	Type of	Amount of	Interest	Paid This	Balance	Notation
Date	Loan Made	Loan Made	Period	Date	This Date	Made By

B-3-3
Form of Swing Line Note

EXHIBIT C
ASSIGNMENT AND ASSUMPTION
This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including, without limitation, the Letters of Credit and the Swing Line Loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

[1]
For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

[2]
For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

[3]	Select as appropriate.

[4]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

Form of Assignment and Assumption

1.	Assignor[s]:

2.	Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

3.	Borrower(s):	Global Cash Access, Inc.

4.	Administrative Agent: Bank of America, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement: Second Amended and Restated Credit Agreement, dated as of November 1, 2006 among Global Cash Access Holdings, Inc., a Delaware corporation (“Holdings”), Global Cash Access, Inc., a Delaware corporation (the “Borrower”), the banks and other financial institutions from time to time party thereto and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.

6.	Assigned Interest[s]:[5]

			Aggregate	Amount of	Percentage
			Amount of	Commitment/	Assigned of
		Facility	Commitment/Loans	Loans	Commitment/	CUSIP
Assignor[s][6]	Assignee[s][7]	Assigned	for all Lenders[8]	Assigned	Loans[9]	Number
		Revolving Credit	$	$	%

		Term A	$	$	%

			$	$	%

[7.	Trade Date: ][10]
Effective Date:                                         , 20___[TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[5]	The reference to “Loans” in the table should be used only if the Credit Agreement provides for Term Loans.

[6]	List each Assignor, as appropriate.

[7]	List each Assignee, as appropriate.

[8]
Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

[9]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

[10]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

Form of Assignment and Assumption

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]
By:
Title:

ASSIGNEE [NAME OF ASSIGNEE]
By:
Title:

[Consented to and] Accepted:
BANK OF AMERICA, N.A.,
as Administrative Agent
By:
Title:
[Consented to:]
BANK OF AMERICA, N.A.,
as Swing Line Lender and L/C Issuer
By:
Title:
[Consented to:]
GLOBAL CASH ACCESS, INC.
By:
Title:

Form of Assignment and Assumption

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION
GLOBAL CASH ACCESS, INC.
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
1. Representations and Warranties.
1.1. Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][[the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
1.2. Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 10.07(b)(iii), (v) and (vi) of the Credit Agreement (subject to such consents, if any, as may be required under Section 10.07(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not

Form of Assignment and Assumption

taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.
3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the internal law of the State of New York.

Form of Assignment and Assumption

EXHIBIT D
FORM OF COMPLIANCE CERTIFICATE
Financial Statement Date:
To: Bank of America, N.A., as Administrative Agent
Ladies and Gentlemen:
Reference is made to that certain Second Amended and Restated Credit Agreement, dated as of November 1, 2006 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Global Cash Access Holdings, Inc., a Delaware corporation (“Holdings”), Global Cash Access, Inc., a Delaware corporation (the “Borrower”), the banks and other financial institutions from time to time party thereto and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.
The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the                                          of the Borrower, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of the Borrower, and that:
[Use following paragraph 1 for fiscal year-end financial statements]
1. Attached hereto as Schedule 1 are the year-end audited financial statements required by Section 6.01(a) of the Agreement for the fiscal year of the Borrower ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.
[Use following paragraph 1 for fiscal quarter-end financial statements]
1. Attached hereto as Schedule 1 are the unaudited financial statements required by Section 6.01(b) of the Agreement for the fiscal quarter of the Borrower ended as of the above date. Such financial statements fairly present the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.
2. The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Borrower during the accounting period covered by the attached financial statements.
3. A review of the activities of the Borrower during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Borrower performed and observed all its Obligations under the Loan Documents, and

Form of Compliance Certificate

[select one:]
[to the best knowledge of the undersigned during such fiscal period, the Borrower performed and observed each covenant and condition of the Loan Documents applicable to it, and no Default has occurred and is continuing.]
-or-
[the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]
4. The representations and warranties of the Borrower contained in Article V of the Agreement, and any representations and warranties of any Loan Party that are contained in any document furnished at any time under or in connection with the Loan Documents, are true and correct on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Compliance Certificate, the representations and warranties contained in subsections (a) and (b) of Section 5.05 of the Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01 of the Agreement, including the statements in connection with which this Compliance Certificate is delivered.
5. The financial covenant analyses and information set forth on Schedule 2 attached hereto are true and accurate on and as of the date of this Certificate.
IN WITNESS WHEREOF, the undersigned has executed this Certificate as of                     .

GLOBAL CASH ACCESS, INC.
By:
Name:
Title:

Form of Compliance Certificate

For the Quarter/Year ended _________________ (“Financial Statement Date”)
SCHEDULE 2
to the Compliance Certificate
($ in 000’s)
I. SECTION 7.18(A) — TOTAL LEVERAGE RATIO

A. Consolidated Indebtedness at Financial Statement Date:	$

B. Consolidated EBITDA for four consecutive fiscal quarters ending on above date (“Reference Period”):	$

1. Consolidated Net Income per GAAP for Reference Period:	$

2. Unremitted income from Subsidiaries or other Persons in which persons other than Holdings or Wholly-Owned Subsidiary have ownership interests:	$

3. Income/Loss of acquired Subsidiaries prior to date of acquisition:	$

4. Income of Subsidiaries subject to dividend blocks or other restrictions:	$

5. Amount of Line B.1 attributable to extraordinary items of gain or loss and any gain or loss attributable to discontinued operations:	$

6. Consolidated Interest Expense for Reference Period:	$

7. Provision for income taxes for Reference Period:	$

8. Depreciation expense for Reference Period:	$

9. Amortization expense for Reference Period:	$

10. Goodwill impairment recognized during Reference Period:	$

11. Income from Unrestricted Subsidiaries to the extent received by the Borrower or a Wholly-Owned Restricted Subsidiary during Reference Period:	$

12. Consolidated Interest Income during Reference Period:	$

13. Non-Cash Income or Gain for Reference Period:	$

14. Consolidated EBITDA (Lines B.1 - B.2 - B.3 - B.4 - B.5 + B.6 + B.7 + B.8 + B.9 + B.10 + B.11 - B.12 - B.13)
C. Total Leverage Ratio: Line A divided by Line B	$

Form of Compliance Certificate

Maximum permitted:

Period	Ratio
December 31, 2006 through March 31, 2007	4.00 to 1.0
June 30, 2007 through December 31, 2007	3.75 to 1.0
March 31, 2008 through June 30, 2008	3.50 to 1.0
September 30, 2008 through December 31, 2008	3.25 to 1.0
March 31, 2009 and thereafter	3.00 to 1.0
II. SECTION 7.18(B) — FIXED CHARGE COVERAGE RATIO

A. Consolidated EBITDA for Reference Period (Line I.B.14 above):	$

B. Maintenance Capital Expenditures for Reference Period:	$

C. Borrower’s provisions for Federal, state, local and foreign income, value added and similar taxes for Reference Period:	$

D. Consolidated Interest Expense for Reference Period:	$

E. Consolidated Scheduled Debt Payments for Reference Period:	$

F. Fixed Charge Coverage Ratio: ((Lines A-B-C) divided by (Lines D+E)):
Minimum required:

Fiscal Quarter Ended	Ratio
December 31, 2006 through December 31, 2007	1.50 to 1.0
March 31, 2008 and for each June 30, September 30, December 31 and March 31 thereafter	1.75 to 1.0
III. SECTION 7.14 — CONSOLIDATED CAPITAL EXPENDITURES

A. Allowed Consolidated Capital Expenditures for current fiscal year (from Table Below):	$

B. Consolidated Capital Expenditures made during fiscal year to date:	$

C. Excess (deficit) for covenant compliance (Line A-B):	$

Form of Compliance Certificate

Maximum Permitted:

Period	Amount
11/1/2006 - 12/31/2006	$10,000,000
2007	$10,000,000
2008	$12,000,000
2009	$14,000,000
2010	$16,000,000
2011	$18,000,000
plus, an additional $10,000,000 in the aggregate which may, at the discretion of the Borrower, be expended in any one or more fiscal years.

Form of Compliance Certificate

EXHIBIT E
FORM OF OPINION
E-1
Form of Opinion

EXHIBIT F
FORM OF GUARANTY
FIRST AMENDED AND RESTATED GUARANTY
Dated as of November 1, 2006
among
GLOBAL CASH ACCESS HOLDINGS, INC.,
THE GUARANTORS FROM TIME TO TIME PARTY HERETO
and
BANK OF AMERICA, N.A.,
as Administrative Agent

Form of Guaranty

FIRST AMENDED AND RESTATED GUARANTY
FIRST AMENDED AND RESTATED GUARANTY dated as of November 1, 2006 (as amended, restated, modified or supplemented from time to time, this “Agreement”) among the Guarantors from time to time party hereto and Bank of America, N.A., as Administrative Agent for the benefit of the Finance Parties referred to herein.
Global Cash Access, Inc., a Delaware corporation, together with its respective successors and permitted assigns, the “Borrower”), has entered into an Amended and Restated Credit Agreement dated as of April 13, 2005 (as amended, the “Existing Credit Agreement”) among Global Cash Access Holdings, Inc., a Delaware corporation (together with its successors and permitted assigns, “Holdings”), the Borrower, the banks and other lending institutions from time to time party thereto (each a “Lender” and, collectively, the “Lenders”), Bank of America, N.A., as Administrative Agent (together with is successor or successors in such capacity, the “Administrative Agent”), L/C Issuer and Swing Line Lender. The Guarantors have entered into that certain Guaranty dated as of March 10, 2004 in favor of the Administrative Agent for the benefit of the Finance Parties (the “Existing Guaranty”).
The Borrower, Holdings, the Lenders and the Administrative Agent have agreed to enter into a Second Amended and Restated Credit Agreement dated of even date herewith (the “Credit Agreement”), which agreement constitutes an amendment and restatement of the Existing Credit Agreement.
The Swap Creditors may from time to time provide forward rate agreements, options, swaps, caps, floors, other financial derivatives agreements and other combinations or hybrids of any of the foregoing (collectively, “Swap Agreements”). The Lenders, each L/C Issuer, the Swing Line Lender, the Administrative Agent, the Collateral Agent and each Swap Creditor and their respective successors and assigns are herein referred to individually as a “Finance Party” and collectively as the “Finance Parties”.
To induce the Lenders to enter into the Credit Agreement and the other Senior Finance Documents referred to therein (collectively with the Credit Agreement, the “Senior Finance Documents”) and the Swap Creditors to enter into the Swap Agreements (the Senior Finance Documents and the Swap Agreements being herein referred to collectively as the “Finance Documents” and each a “Finance Document”), and as a condition precedent to the Lenders’ and the Swap Creditors’ obligations thereunder, Holdings and each of the subsidiaries of the Borrower listed on the signature pages hereof or which shall become parties hereto from time to time in accordance with Section 5.11 hereof (each a “Subsidiary Guarantor” and, collectively, the “Subsidiary Guarantors” and, together with Holdings, each a “Guarantor” and, collectively, the “Guarantors”) have agreed, jointly and severally, to provide a guaranty of all obligations of the Borrower and the other Loan Parties (as hereinafter defined) under and in respect of the Finance Documents by amending and restating the Existing Guaranty. The Borrower and the Guarantors are referred to herein individually as a “Loan Party” and collectively as the “Loan Parties.” As used herein, “Other Loan Parties” means, with respect to any Guarantor, any and all of the Loan Parties other than such Guarantor.

Form of Guaranty

Each of the Guarantors is a Subsidiary or Affiliate of the Borrower and will receive not insubstantial benefits from the Credit Agreement, the Swap Agreements and the Loans, Letters of Credit and other financial accommodations to be made, issued or entered into thereunder. Accordingly, the Guarantors hereby agree with the Administrative Agent for the benefit of the Finance Parties that the Existing Guaranty shall be amended and restated as follows:
ARTICLE I
GUARANTY
Section 1.01 The Guaranty. Each Guarantor unconditionally guarantees, jointly with the other Guarantors, and severally, as a primary obligor and not merely as a surety: (x) the due and punctual payment of:
(A) all principal of, and premium, if any, and interest (including, without limitation, any interest which accrues after the commencement of any proceeding under any Debtor Relief Law with respect to any Loan Party, whether or not allowed or allowable as a claim under any such proceeding) on any Loan or L/C Obligation under, or any Note issued pursuant to, the Credit Agreement or any other Finance Document;
(B) all fees, expenses, indemnification obligations and other amounts of whatever nature now or hereafter payable by any Loan Party (including, without limitation, any amounts which accrue after the commencement of any proceeding under any Debtor Relief Law with respect to any Loan Party, whether or not allowed or allowable as a claim under any Debtor Relief Law) pursuant to the Credit Agreement or any other Finance Document;
(C) all expenses of the Agents as to which one or more of the Agents has a right to reimbursement under Section 5.04(a) of this Agreement, Section 10.04 of the Credit Agreement or any other similar provision of any other Finance Document, including, without limitation, any and all sums advanced by the Collateral Agent to preserve any Collateral or to preserve its security interest in any Collateral;
(D) all amounts paid by an lndemnitee as to which such lndemnitee has the right to reimbursement under Section 5.04(b) of this Agreement, Section 10.04 of the Credit Agreement or under any other similar provision of any other Finance Document;
(E) all obligations (including, without limitation, any amounts which accrue after the commencement of any proceeding under any Debtor Relief Law) of any Loan Party to one or more Swap Creditors in respect of any Swap Agreement, excluding any amounts which such Loan Party is entitled to set off against its obligations under applicable law; and
(F) all amounts now or hereinafter payable by Holdings or any other (Guarantor and all obligations or liabilities now existing or hereafter arising or

Form of Guaranty

incurred (including, without limitation, any amounts which accrue after the commencement of any proceeding under any Debtor Relief Law with respect to Holdings or any other Loan Party, whether or not allowed or allowable as a claim under any Debtor Relief Law) pursuant to this Agreement, as applicable, the Credit Agreement or any other Finance Document;
together in each case with all renewals, modifications, consolidations as or extensions thereof, and (y) the due and punctual performance of all covenants, agreements, obligations and liabilities of the Borrower and the Other Loan Parties under or pursuant to the Credit Agreement and the other Finance Documents (all such monetary and other obligations being herein collectively referred to as the “Guaranteed Obligations”).
Anything contained in this Agreement to the contrary notwithstanding, the obligations of each Guarantor hereunder shall be limited to a maximum aggregate amount equal to the greatest amount that would not render such Subsidiary Guarantor’s obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 1l of the United States Code or any provisions of applicable state law (collectively, the “Fraudulent Transfer Laws”), in each case after giving effect to all other liabilities of such Subsidiary Guarantor, contingent or otherwise, that are relevant under the Fraudulent Transfer Laws (specifically excluding, however, any liabilities of such Subsidiary Guarantor (i) in respect of intercompany indebtedness to the Borrower or any of its Affiliates to the extent that such indebtedness (A) would be discharged or would be subject to a right of set-off in an amount equal to the amount paid by such Subsidiary Guarantor hereunder or (B) has been pledged to, and is enforceable by, the Collateral Agent on behalf of the Finance Parties and (ii) under any Guaranty of Indebtedness subordinated in right of payment to the Guaranteed Obligations which Guaranty contains a limitation as to a maximum amount similar to that set forth in this paragraph pursuant to which the liability of such Subsidiary Guarantor hereunder is included in the liabilities taken into account in determining such maximum amount) and after giving effect as assets of such Subsidiary Guarantor to the value (as determined under the applicable provisions of the Fraudulent Transfer Laws) of any rights to subrogation, contribution, reimbursement, indemnity or similar rights of such Subsidiary Guarantor pursuant to (i) applicable Law or (ii) any agreement providing for an equitable allocation among such Subsidiary Guarantor and other Affiliates of the Borrower of obligations arising under Guaranties by such parties (including the agreements in Article II of this Agreement). In the event that any Subsidiary Guarantor’s liability hereunder is limited pursuant to this paragraph to an amount that is less than the total amount of the Guaranteed Obligations, then it is understood and agreed that the portion of the Guaranteed Obligations for which such Subsidiary Guarantor is liable hereunder shall be the last portion of the Guaranteed Obligations to be repaid.
Section 1.02 Guaranty Absolute. Each Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Finance Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Finance Parties with respect thereto. The obligations of the Guarantors under this Agreement are independent of the Guaranteed Obligations, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce this Agreement, irrespective of whether any action is brought against the Borrower or any Other Loan Party or whether the Borrower or any Other Loan Party is joined in any such action or

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actions. This Agreement is an absolute and unconditional guaranty of payment when due, and not of collection, by each Guarantor, jointly and severally with any other Guarantor of the Guaranteed Obligations in each and every particular. The obligations of each Guarantor hereunder are several from those of the Other Loan Parties and are primary obligations concerning which each Guarantor is the principal obligor. The Finance Parties shall not be required to mitigate damages or take any action to reduce, collect or enforce the Guaranteed Obligations.
The obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including the existence of any claim, set-off or other right which any Guarantor may have at any time against any Other Loan Party, any Agent or other Finance Party or any other Person, whether in connection herewith or any unrelated transactions, except for the full and final payment and satisfaction of the Guaranteed Obligations in cash. Without limiting the generality of the foregoing, each Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any Other Loan Party to any Finance Party under the Finance Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving the Borrower or such Other Loan Party.
Without limiting the generality of the foregoing, the obligations of each Guarantor hereunder shall not be released, discharged or otherwise affected or impaired by:
(i) any extension, renewal, settlement, compromise, acceleration, waiver or release in respect of any obligation of the Borrower or any Other Loan Party under the Credit Agreement, the Notes, any other Finance Document, any Swap Agreement or any other agreement or instrument evidencing or securing any Guaranteed Obligation, by operation of law or otherwise;
(ii) any change in the manner, place, time or terms of payment of any Guaranteed Obligation or any other amendment, supplement or modification to the Credit Agreement, the Notes, any other Senior Finance Document, any Swap Agreement or any other agreement or instrument evidencing or securing any Guaranteed Obligation;
(iii) any release, non-perfection or invalidity of any direct or indirect security for any Guaranteed Obligation, any sale, exchange, surrender, realization upon, offset against or other action in respect of any direct or indirect security for any Guaranteed Obligation or any release of any Other Loan Party or any other guarantor or guarantors of any Guaranteed Obligation;
(iv) any change in the existence, structure or ownership of the Borrower or any Other Loan Party or any insolvency, bankruptcy, reorganization, arrangement, readjustment, composition, liquidation or other similar proceeding affecting the Borrower or any Other Loan Party or its assets or any resulting disallowance, release or discharge of all or any portion of any Guaranteed Obligation;
(v) the existence of any claim, set-off or other right which any Guarantor may have at any time against the Borrower, any Other Loan Party, any Agent, any other

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Finance Party or any other Person, whether in connection herewith or any unrelated transaction; provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;
(vi) any invalidity or unenforceability relating to or against the Borrower or any Other Loan Party for any reason of the Credit Agreement, any Note, any other Finance Document, any Swap Agreement or any other agreement or instrument evidencing or securing any Guaranteed Obligation or any provision of applicable law or regulation purporting to prohibit the payment by the Borrower or any Other Loan Party of any Guaranteed Obligation;
(vii) any failure by any Agent or any other Finance Party: (A) to file or enforce a claim against any Other Loan Party or its estate (in a bankruptcy or other proceeding); (B) to give notice of the existence, creation or incurrence by any Other Loan Party of any new or additional indebtedness or obligation under or with respect to the Guaranteed Obligations; (C) to commence any action against any Other Loan Party; (D) to disclose to any Guarantor any facts which such Agent or such other Finance Party may now or hereafter know with regard to any Other Loan Party; or (E) to proceed with due diligence in the collection, protection or realization upon any collateral securing the Guaranteed Obligations;
(viii) any direction as to application of payment by the Borrower, any Other Loan Party or any other Person;
(ix) any subordination by any Finance Party of the payment of any Guaranteed Obligation to the payment of any other liability (whether matured or unmatured) of any Other Loan Party to its creditors;
(x) any act or failure to act by the Administrative Agent or any other Finance Party under this Agreement or otherwise which may deprive any Guarantor of any right to subrogation, contribution or reimbursement against any Other Loan Party or any right to recover full indemnity for any payments made by such Guarantor in respect of the Guaranteed Obligations; or
(xi) any other act or omission to act or delay of any kind by the Borrower, any Other Loan Party, the Administrative Agent or any Finance Party or any other Person or any other circumstance whatsoever which might, but for the provisions of this clause, constitute a legal or equitable discharge of any Guarantor’s obligations hereunder, except for the full and final payment and satisfaction of the Guaranteed Obligations in cash.
Each Guarantor has irrevocably and unconditionally delivered this Agreement to the Administrative Agent, for the benefit of the Finance Parties, and the failure by any Other Loan Party or any other Person to sign this Agreement or a guaranty similar to this Agreement or otherwise shall not discharge the obligations of any Guarantor hereunder. The irrevocable and unconditional liability of each Guarantor hereunder applies whether it is jointly and severally liable for the entire amount of the Guaranteed Obligations, or only for a pro-rata portion, and without regard to any rights (or the impairment thereof) of subrogation, contribution or

Form of Guaranty

reimbursement that such Guarantor may now or hereafter have against any Other Loan Party or any other Person. This Agreement is and shall remain fully enforceable against each Guarantor irrespective of any defenses that any Other Loan Party may have or assert in respect of the Guaranteed Obligations, including, without limitation, failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury.
Section 1.03 Payments.
(a) Payments to be Made Upon Default. If the Borrower or any Other Loan Party fails to pay or perform any Guaranteed Obligation when due in accordance with its terms (whether at stated maturity, by acceleration or otherwise) or if any Default or Event of Default specified in Section 8.01(f) of the Credit Agreement occurs with respect to the Borrower, the Guarantors shall, forthwith on demand of the Administrative Agent, pay the aggregate amount of all Guaranteed Obligations to the Administrative Agent.
(b) General Provisions as to Payments. Each payment hereunder shall be made without set-off, counterclaim or other deduction, in Federal or other funds immediately available in New York City, to the Administrative Agent and to all Swap Creditors, as applicable, or to its or their representatives, at the address(es) referred to in Section 5.01.
(c) Taxes.
(i) Payments Net of Certain Taxes. Any and all payments by any Guarantor to or for the account of any Finance Party hereunder or under any other Senior Finance Document or Swap Agreement shall be made without deduction for any and all present or future taxes, duties, levies, imposts, deductions, charges and withholdings and all liabilities with respect thereto, excluding taxes imposed on or measured by the net income of, franchise or similar taxes imposed on, any Finance Party by a jurisdiction under the laws of which such Finance Party (or its Applicable Lending Office) is organized or licensed to do business or in which its principal executive office is located (all such nonexcluded taxes, duties, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”). if any Guarantor shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any other Senior Finance Document or any Swap Agreement to any Finance Party, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) such Finance Party receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Guarantor shall make such deductions, (iii) such Guarantor shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law and (iv) such Guarantor shall furnish to the Administrative Agent, for delivery to such Finance Party, the original or a certified copy of a receipt evidencing payment thereof.
(ii) Other Taxes. In addition, the Guarantors, jointly and severally, agree to pay any present or future stamp or documentary taxes and any other excise or property taxes, or similar charges or levies, which arise from any payment made pursuant to this Agreement or any other Finance Document or from the execution, delivery, registration or enforcement of, or otherwise with respect to, this Agreement or any other Finance Document (collectively, “Other Taxes”).

Form of Guaranty

(iii) Indemnification. Each Guarantor, jointly and severally, agrees to indemnify each Finance Party for the full amount of Taxes and Other Taxes (including, without limitation, any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 1.03(c)), whether or not correctly or legally asserted, paid by such Finance Party and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be paid within 15 days after such Finance Party makes written demand therefor.
(d) Application of Payments.
(i) Priority of Distributions. All payments received by the Administrative Agent hereunder shall be applied as provided in Section 8.03 of the Credit Agreement.
(ii) Distributions with Respect to Letters of Credit. Each of the Guarantors and the Finance Parties agrees and acknowledges that if (after all outstanding Loans and L/C Obligations have been paid in full) the Lenders are to receive a distribution on account of undrawn amounts with respect to Letters of Credit issued under the Credit Agreement, such amounts shall be deposited in the L/C Cash Collateral Account as cash security for the repayment of Guaranteed Obligations owing to the Lenders as such. Upon termination of all outstanding Letters of Credit, all of such cash security shall be applied to the remaining Guaranteed Obligations of the Lenders. If there remains any excess cash security, such excess cash shall be withdrawn by the Collateral Agent from the L/C Cash Collateral Account and distributed in accordance with Section 1.03(d)(i) hereof.
Section 1.04 Discharge; Reinstatement in Certain Circumstances. Each Guarantor’s obligations hereunder shall remain in full force and effect until the Commitments have been terminated and the principal of and interest on the Notes and all other amounts payable by the Borrower and the Other Loan Parties under or with respect to the Guaranteed Obligations have been irrevocably paid in full in cash. No payment or payments made by the Borrower, any Other Loan Party or any other Person or received or collected by any Finance Party from the Borrower, any Other Loan Party or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Guaranteed Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder, it being understood that each Guarantor shall, notwithstanding any such payment or payments, remain liable for all outstanding Guaranteed Obligations until such Guaranteed Obligations are irrevocably paid in full in cash. If at any time any payment by the Borrower, any Other Loan Party or any other Person of any Guaranteed Obligation is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or such Other Loan Party or other Person or upon or as a result of the appointment of a receiver, intervener or conservator of, or trustee or similar officer for, the Borrower or such Other Loan Party or other Person or any substantial part of its respective property or otherwise, each Guarantor’s obligations hereunder with respect to such payment shall be reinstated as though such payment had been due but not made at such time. Each Guarantor agrees that payment or

Form of Guaranty

performance of any of the Guaranteed Obligations or other acts which toll any statute of limitations applicable to the Guaranteed Obligations shall also toll the statute of limitations applicable to each Guarantor’s liability hereunder.
Section 1.05 Waiver by the Guarantors. Each Guarantor hereby waives presentment to, demand of payment from and protest to the Other Loan Parties of any of the Guaranteed Obligations, and also waives promptness, diligence, notice of acceptance of its guarantee, any other notice with respect to any of the Guaranteed Obligations and this Agreement and any requirement that any Agent or any other Finance Party protect, secure, perfect or insure any Lien or any property subject thereto. Each Guarantor further waives any right to require that resort be had by any Agent or any other Finance Party to any security held for payment of the Guaranteed Obligations or to any balance of any deposit, account or credit on the books of the any Agent or any other Finance Party in favor of any Loan Party or any other Person. Each Guarantor hereby consents and agrees to each of the following to the fullest extent permitted by law, and agrees that such Guarantor’s obligations under this Agreement shall not be released, diminished, impaired, reduced or adversely affected by any of the following, and waives any rights (including rights to notice) which such Guarantor might otherwise have as a result of or in connection with any of the following:
(i) any renewal, extension, modification, increase, decrease, alteration or rearrangement of all or any part of the Guaranteed Obligations or any instrument executed in connection therewith, or any contract or understanding with any Other Loan Party, any Agent, the other Finance Parties, or any of them, or any other Person, pertaining to the Guaranteed Obligations;
(ii) any adjustment, indulgence, forbearance or compromise that might be granted or given by any Agent or any other Finance Party to any Other Loan Party or any other Person liable on the Guaranteed Obligations; or the failure of any Agent or any other Finance Party to assert any claim or demand or to exercise any right or remedy against any Other Loan Party under the provisions of any Finance Document or otherwise; or any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, any Finance Document or any other agreement, including with respect to any Other Loan Party under this Agreement;
(iii) the insolvency, bankruptcy, arrangement, adjustment, composition, liquidation, disability, dissolution or lack of power of any Other Loan Party or any other Person at any time liable for the payment of all or part of the Guaranteed Obligations; or any dissolution of any Other Loan Party, or any change, restructuring or termination of the corporate structure or existence of any Other Loan Party, or any sale, lease or transfer of any or all of the assets of any Other Loan Party, or any change in the shareholders, partners, or members of any Other Loan Party; or any default, failure or delay, willful or otherwise, in the performance of the Guaranteed Obligations;
(iv) the invalidity, illegality or unenforceability of all or any part of the Guaranteed Obligations, or any document or agreement executed in connection with the Guaranteed Obligations, for any reason whatsoever, including the fact that the Guaranteed Obligations, or any part thereof, exceed the amount permitted by law, the act

Form of Guaranty

of creating the Guaranteed Obligations or any part thereof is ultra vires, the officers or representatives executing the documents or otherwise creating the Guaranteed Obligations acted in excess of their authority, the Guaranteed Obligations violate applicable usury laws, any Other Loan Party has valid defenses, claims or offsets (whether at law, in equity or by agreement) which render the Guaranteed Obligations wholly or partially uncollectible from such Other Loan Party, the creation, performance or repayment of the Guaranteed Obligations (or the execution, delivery and performance of any document or instrument representing part of the Guaranteed Obligations or executed in connection with the Guaranteed Obligations or given to secure the repayment of the Guaranteed Obligations) is illegal, uncollectible, legally impossible or unenforceable, or the documents or instruments pertaining to the Guaranteed Obligations have been forged or otherwise are irregular or not genuine or authentic;
(v) any full or partial release of the liability of any Other Loan Party or of any other Person now or hereafter liable, whether directly or indirectly, jointly, severally, or jointly and severally, to pay, perform, guarantee or assure the payment of the Guaranteed Obligations or any part thereof, it being recognized, acknowledged and agreed by each Guarantor that such Guarantor may be required to pay the Guaranteed Obligations in full without assistance or support of any other Person, and such Guarantor has not been induced to enter into this Agreement on the basis of a contemplation, belief, understanding or agreement that any party other than the Borrower will be liable to perform the Guaranteed Obligations, or that the Finance Parties will look to any other party to perform the Guaranteed Obligations;
(vi) the taking or accepting of any other security, collateral or guarantee, or other assurance of payment, for all or any part of the Guaranteed Obligations;
(vii) any release, surrender, exchange, subordination, deterioration, waste, loss or impairment (including negligent, willful, unreasonable or unjustifiable impairment) of any Letter of Credit, collateral, property or security, at any time existing in connection with, or assuring or securing payment of, all or any part of the Guaranteed Obligations;
(viii) any right that any Guarantor may now or hereafter have under Section 3-606 of the UCC or otherwise to unimpaired collateral;
(ix) the failure of any Agent, any other Finance Party or any other Person to exercise diligence or reasonable care in the preservation, protection, enforcement, sale or other handling or treatment of all or any part of such collateral, property or security;
(x) the fact that any collateral, security, security interest or lien contemplated or intended to be given, created or granted as security for the repayment of the Guaranteed Obligations shall not be properly perfected or created, or shall prove to be unenforceable or subordinate to any other security interest or lien, it being recognized and agreed by each Guarantor that such Guarantor is not entering into this Agreement in reliance on, or in contemplation of the benefits of, the validity, enforceability, collectibility or value of any of the Collateral;

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(xi) any payment by any Other Loan Party to the Administrative Agent, any other Agent or any other Finance Party being held to constitute a preference under Title 11 of the United States Code or any similar Federal, or foreign state law, or for any reason any Agent or any other Finance Party being required to refund such payment or pay such amount to any Other Loan Party or someone else;
(xii) any other action taken or omitted to be taken with respect to the Guaranteed Obligations, or the security and collateral therefor, whether or not such action or omission prejudices any Guarantor or increases the likelihood that any Guarantor will be required to pay the guaranteed Obligations pursuant to the terms hereof, it being the unambiguous and unequivocal intention of each Guarantor that such Guarantor shall be obligated to pay the Guaranteed Obligations when due, notwithstanding any occurrence, circumstance, event, action or omission whatsoever, whether or not contemplated, and whether or not otherwise or particularly described herein, except for the full and final payment and satisfaction of the Guaranteed Obligations in cash;
(xiii) the fact that all or any of the Guaranteed Obligations cease to exist by operation of law, including by way of a discharge, limitation or tolling thereof under applicable Debtor Relief Laws;
(xiv) the existence of any claim, set-off or other right which any Guarantor may have at any time against any Other Loan Party, the Administrative Agent, any other Finance Party or any other Person, whether in connection herewith or any unrelated transactions: provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim; or
(xv) any other circumstance that might in any manner or to any extent otherwise constitute a defense available to, vary the risk of, or operate as a discharge of, such Guarantor as a matter of law or equity.
All waivers herein contained shall be without prejudice to the right of the Administrative Agent at its option to proceed against any Loan Party or any other Person, whether by separate action or by joinder,
Section 1.06 Security for Guaranty. Each of the Guarantors authorizes the Collateral Agent, in accordance with the terms and subject to the conditions set forth in the Collateral Documents and applicable Law, to (i) take and hold security for the payment of this Agreement and the Guaranteed Obligations and to exchange, enforce, waive and release any such security, (ii) apply such security and direct the order or manner of sale thereof as the Collateral Agent in its sole discretion may determine and (iii) release or substitute any one or more endorsees, other guarantors or other obligors. The Collateral Agent may, at its election, in accordance with the terms and subject to the conditions set forth in the Collateral Documents and applicable Law, foreclose on any security held by it by one or more judicial or nonjudicial sales, or exercise any other right or remedy available to it against any Loan Party, or any security, without affecting or impairing in any way the liability of any of the Guarantors hereunder, except to the extent the Guaranteed Obligations have been indefeasibly paid in full in cash.

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Section 1.07 Agreement to Pay; Subordination of Subrogation Claims. In furtherance of the foregoing and not in limitation of any other right that the Administrative Agent, any other Agent or any other Finance Party has at law or in equity against any Guarantor by virtue hereof, upon the failure of any Other Loan Party to pay any Guaranteed Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Guarantor hereby promises to and will forthwith pay, or cause to be paid, to the Administrative Agent or such other Finance Party as designated thereby in cash the amount of such unpaid Guaranteed Obligations. Upon payment by any Guarantor of any sums to the Administrative Agent or any Finance Party as provided above, all rights of such Guarantor against any Other Loan Party arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall (including, without limitation, in the case of any Subsidiary Guarantor, any rights of such Guarantor arising under Article II of this Agreement) in all respects be subordinate and junior in right of payment to the prior indefeasible payment in full in cash of all the Guaranteed Obligations. No failure on the part of any Other Loan Party or any other Person to make any payments in respect of any subrogation, contribution, reimbursement, indemnity or similar right (or any other payments required under applicable law or otherwise) shall in any respect limit the obligations and liabilities of any Subsidiary Guarantor with respect to its obligations hereunder. If any amount shall erroneously be paid to any Guarantor on account of such subrogation, contribution, reimbursement, indemnity or similar right, such amount shall be held in trust for the benefit of the Finance Parties and shall forthwith be turned over to the Administrative Agent in the exact form received by such Guarantor (duly endorsed by such Guarantor to the Administrative Agent, if required) to be credited against the payment of the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms of the Credit Documents.
Section 1.08 Stay of Acceleration. If acceleration of the time for payment of any amount payable by the Borrower under or with respect to the Guaranteed Obligations is stayed upon the insolvency or bankruptcy of the Borrower, all such amounts otherwise subject to acceleration under the terms of the Credit Agreement, the Notes, any Swap Agreement or any other agreement or instrument evidencing or securing the Guaranteed Obligations shall nonetheless be payable by the Guarantors hereunder, jointly and severally, forthwith on demand by the Administrative Agent, the holders of at least 51% of the Swap Obligations or any other Finance Party, as applicable, in the manner provided in Section 1.01.
Section 1.09 No Set-Off. No act or omission of any kind or at any time on the part of any Finance Party in respect of any matter whatsoever shall in any way affect or impair the rights of the Administrative Agent or any other Finance Party to enforce any right, power or benefit under this Agreement, and no set-off, claim, reduction or diminution of any Guaranteed Obligation or any defense of any kind or nature which any Guarantor has or may have against the Borrower or any Finance Party shall be available against the Administrative Agent or any other Finance Party in any suit or action brought by the Administrative Agent or any other Finance Party to enforce any right, power or benefit provided for by this Agreement; provided that nothing herein shall prevent the assertion by any Guarantor of any such claim by separate suit or compulsory counterclaim. Nothing in this Agreement shall be construed as a waiver by any Guarantor of any rights or claims which it may have against any Finance Party hereunder or otherwise, but any recovery upon such rights and claims shall be had from such Finance Party separately, it being the intent of this Agreement that each Guarantor shall be unconditionally, absolutely and jointly and severally obligated to perform fully all its obligations, covenants and agreements hereunder for the benefit of each finance Party.

Form of Guaranty

ARTICLE II
INDEMNIFICATION, SUBROGATION AND CONTRIBUTION
Section 2.01 Indemnity and Subrogation. In addition to all such rights of indemnity and subrogation as the Subsidiary Guarantors may have under applicable law (but subject to Section 1.07 above), the Borrower agrees that (i) in the event a payment shall be made by any Subsidiary Guarantor under this Agreement, the Borrower shall indemnify such Subsidiary Guarantor for the full amount of such payment and such Subsidiary Guarantor shall be subrogated to the rights of the person to whom such payment shall have been made to the extent of such payment and (ii) in the event any assets of any Subsidiary Guarantor shall be sold pursuant to any Collateral Document to satisfy a claim of any Finance Party, the Borrower shall indemnify such Subsidiary Guarantor in an amount equal to the greater of the book value or the fair market value of the assets so sold.
Section 2.02 Contribution and Subrogation. Each Subsidiary Guarantor (a “Contributing Guarantor”) agrees (subject to Section 1.07 above) that, in the event a payment shall be made by any other Subsidiary Guarantor under this Agreement or assets of any other Subsidiary Guarantor shall be sold pursuant to any Collateral Document to satisfy a claim of any finance Party and such other Subsidiary Guarantor (the “Claiming Guarantor”) shall not have been fully indemnified by the Borrower as provided in Section 2.01, the Contributing Guarantor shall indemnify the Claiming Guarantor in an amount equal to the amount of such payment or the greater of the book value or the fair market value of such assets, as the case may be, in each case multiplied by a fraction the numerator of which shall be the net worth of the Contributing Guarantor on the date that the obligation(s) supporting such claim were incurred under this Agreement and the denominator of which shall be the aggregate net worth of all the Subsidiary Guarantors on such date (or, in the case of any Subsidiary Guarantor becoming a party hereto pursuant to Section 5.11, the date of the Accession Agreement executed and delivered by such Subsidiary Guarantor). Any Contributing Guarantor making any payment to a Claiming Guarantor pursuant to this Section 2.02 shall be subrogated to the rights of such Claiming Guarantor under Section 2.01 to the extent of such payment.
ARTICLE III
REPRESENTATIONS, WARRANTIES AND COVENANTS
Section 3.01 Representations and Warranties; Certain Agreements. Each Guarantor hereby represents, warrants and covenants as follows:
(a) All representations and warranties contained in the Credit Agreement that relate to such Guarantor are true and correct.
(b) Such Guarantor agrees to comply with each of the covenants contained in the Credit Agreement that imposes or purports to impose, through agreements with the Borrower, restrictions or obligations on such Guarantor.

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(c) Such Guarantor acknowledges that any default in the due observance or performance by such Guarantor of any covenant, condition or agreement contained herein may constitute an Event of Default under Section 8.01 of the Credit Agreement, subject to and in accordance with the terms thereof.
(d) There are no conditions precedent to the effectiveness of this Agreement that have not been satisfied or waived.
(e) Such Guarantor has, independently and without reliance upon the Administrative Agent or any other Finance Party and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Such Guarantor has investigated fully the benefits and advantages which will be derived by it from execution of this Agreement, and the Board of Directors (or persons performing similar functions in case of a Guarantor which is not a corporation) of such Guarantor has decided that a direct or an indirect benefit will accrue to such Guarantor by reason of the execution of this Agreement.
(f) (i) This Agreement is not given with actual intent to hinder, delay or defraud any Person to which such Guarantor is or will become, on or after the date hereof, indebted; (ii) such Guarantor has received at least a reasonably equivalent value in exchange for the giving of this Agreement; (iii) such Guarantor is not insolvent on the date hereof and will not become insolvent as a result of the giving of this Agreement; (iv) such Guarantor is not engaged in a business or transaction, nor is it about to engage in a business or transaction, for which any property remaining with such Guarantor constitutes an unreasonably small amount of capital; and (v) such Guarantor does not intend to incur debts that will be beyond such Guarantor’s ability to pay as such debts mature.
Section 3.02 Information. Each of the Guarantors assumes all responsibility for being and keeping itself informed of the financial condition and assets of the Other Loan Parties, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and agrees that none of the Administrative Agent, any other Agent or the other Finance Parties will have any duty to advise any of the Guarantors of information known to it or any of them regarding such circumstances or risks.
Section 3.03 Subordination by Guarantors. In addition to the terms of subordination provided for under Section 1.07, each Guarantor hereby subordinates in right of payment all indebtedness of the Other Loan Parties owing to it, whether originally contracted with such Guarantor or acquired by such Guarantor by assignment, transfer or otherwise, whether now owed or hereafter arising, whether for principal, interest, fees, expenses or otherwise, together with all renewals, extensions, increases or rearrangements thereof, to the prior indefeasible payment in full in cash of the Guaranteed Obligations, whether now owed or hereafter arising, whether for principal, interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), fees, expenses or otherwise, together with all renewals, extensions, increases or rearrangements thereof.

Form of Guaranty

ARTICLE IV
SET-OFF
Section 4.01 Right of Set-Off. Upon the occurrence of any Event of Default under the Credit Agreement, each Finance Party is hereby irrevocably authorized at any time and from time to time without notice to any Guarantor, any such notice being expressly waived by each Guarantor, to set off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final) in any currency and any other credits, indebtedness or claims, in each case whether direct, indirect, contingent, matured or unmatured, at any time held or owing by such Finance Party to or for the credit or account of any Guarantor, or any part thereof in such amounts as such Finance Party may elect, against and on account of the obligations of such Guarantor to the Finance Parties hereunder and claims of every nature and description of any Finance Party against any Guarantor, whether arising hereunder or otherwise, as any Finance Party may elect, whether or not such Finance Party has made any demand for payment and although such obligations, liabilities and claims may be contingent or unmatured. The rights of the Finance Parties under this Article IV are in addition to other rights and remedies (including, without limitation, other rights of set off) which any Finance Party may have. Each Guarantor agrees, to the fullest extent it may effectively do so under applicable law, that any holder of a participation in a Loan, a Note or the L/C Obligations, whether or not acquired pursuant to the arrangements provided for in Section 10.07 of the Credit Agreement, may exercise rights of set-off or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of such Guarantor in the amount of such participation.
ARTICLE V
MISCELLANEOUS
Section 5.01 Notices. Unless otherwise specified herein, all notices, requests and other communications to a party hereunder shall be in writing (including facsimile transmission or similar writing) and shall be given to such party: (i) in the case of any Guarantor, at its address or facsimile number set forth on the signature pages hereof; (ii) in the case of the Borrower, the Administrative Agent or any Lender, at its address or facsimile number specified in or pursuant to Section 10.02 of the Credit Agreement; (iii) in the case of the Collateral Agent, at its address or facsimile number specified in or pursuant to Section 7.01 of the Security Agreement; (iv) in the case of any Swap Creditor at its address or facsimile number set forth in any applicable Swap Agreement; or (v) in the case of any party, at such other address or facsimile number as such party may hereafter specify for the purpose of communications hereunder by notice to the Administrative Agent and each other party hereto. Each such notice, request or other communication shall be effective: (i) if given by facsimile transmission, when transmitted to the facsimile number referred to in this Section and confirmation of receipt is received; (ii) if given by mail, 96 hours after such communication is deposited in the mails, certified mail, return receipt requested, with appropriate first class postage prepaid, addressed as specified in this Section; or (iii) if given by any other means, when delivered at the address referred to in this Section 5.01. Rejection or refusal to accept, or the inability to deliver because of a changed address of which no notice was given, shall not affect the validity of notice given in accordance with this Section.

Form of Guaranty

Section 5.02 Benefit of Agreement. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided that none of the Guarantors may assign or transfer any of its interests and obligations without prior written consent of the requisite Lenders in accordance with Section 10.01 of the Credit Agreement (and any such purported assignment or transfer without such consent shall be void); provided further that the rights of each Lender to transfer, assign or grant participations in its rights and/or obligations hereunder shall be limited as set forth in Section 10.07 of the Credit Agreement. Upon the assignment by any Lender or other Finance Party of all or any portion of its rights and obligations under the Credit Agreement (including all or any portion of its Commitments and the Loans owing to it) or any other Finance Document to any other Person, such other Person shall thereupon become vested with all the benefits in respect thereof granted to such transferor or assignor herein or otherwise.
Section 5.03 No Waivers; Non-Exclusive Remedies. No failure or delay on the part of any Agent or any Finance Party to exercise, no course of dealing with respect to, and no delay in exercising any right, power or privilege under this Agreement or any other Finance Document, Swap Agreement or other document or agreement contemplated hereby or thereby shall operate as a waiver thereof nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided herein and in the other Finance Documents are cumulative and are not exclusive of any other rights or remedies provided by law.
Section 5.04 Expenses; Indemnification.
(a) Expenses. The Guarantors, jointly and severally, agree to pay (i) all out-of-pocket expenses of the Administrative Agent, including Attorney Costs of the Administrative Agent, in connection with the preparation and administration of this Agreement or any other document or agreement contemplated hereby, any waiver or consent hereunder or any amendment hereof and (ii) all out-of-pocket expenses incurred by the Agents, any representative and each Finance Party in collecting any or all of the Guaranteed Obligations and/or enforcing any rights under this Agreement or under any other agreement or instrument evidencing or securing the Guaranteed Obligations.
(b) Indemnification. The Guarantors, jointly and severally, agree to indemnify the Agents, the Representatives (as defined in the Credit Agreement) and each other Finance Party, their respective Affiliates and the respective directors, officers, trustees, agents and employees of the foregoing (each an “lndemnitee”) and hold each Indemnitee harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs and expenses or disbursements of any kind whatsoever, including, without limitation, the reasonable fees and disbursements of counsel, which may at any time (including, without limitation, at any time following the payment of the Guaranteed Obligations) be imposed on, incurred by or asserted against such lndemnitee in connection with any investigative, administrative or judicial proceeding (whether or not such Indemnitee shall be designated a party thereto) brought or threatened relating to or arising out of this Agreement or in any other way connected with the enforcement of any of the terms hereof or the preservation of any rights hereunder; provided that no Indemnitee shall have the right to be indemnified hereunder for such

Form of Guaranty

Indemnitee’s own gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment or order.
(c) Contribution. If and to the extent that the obligations of any Subsidiary Guarantor under this Section 5.04 are unenforceable for any reason, each other Subsidiary Guarantor, jointly and severally, hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations as is permissible under applicable law.
(d) Obligation; Survival. Any amounts paid by any Indemnitee as to which such Indemnitee has a right to reimbursement hereunder shall constitute Guaranteed Obligations. The indemnity obligations of the Guarantors contained in this Section 5.04 shall continue in full force and effect notwithstanding the full payment of all Notes issued under the Credit Agreement and all of the other Guaranteed Obligations and notwithstanding the discharge or other termination or release thereof.
Section 5.05 Enforcement. The Finance Parties agree that this Agreement may be enforced only by (i) the action of the Administrative Agent acting upon the instructions of the Required Lenders, or (ii) after the date on which all of the Senior Obligations have been paid in full, the holders of at least 51% of the outstanding Swap Obligations or (iii) after the date on which all of the Senior Obligations and all of the Swap Obligations have been paid in full, the holders of at least 51% of the Guaranteed Obligations remaining outstanding, and that no other Finance Party shall have any right individually to seek to enforce this Agreement, it being understood and agreed that such rights and remedies may be exercised by the Administrative Agent or the holders of at least 51% of the outstanding Swap Obligations or other Guaranteed Obligations, as the case may be, for the benefit of the Finance Parties upon the terms of this Agreement.
Section 5.06 Amendments and Waivers. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by each Guarantor directly affected by such amendment or waiver (it being understood that the addition or release of any Guarantor hereunder shall not constitute an amendment or waiver affecting any Guarantor other than the Guarantor so added or released) and either (i) at all times prior to the time at which all Senior Obligations have been paid in full, the Administrative Agent (with the consent of the Required Lenders or, to the extent required by Section 10.01 of the Credit Agreement, all of the Lenders) or (ii) at all times after the time at which the Senior Obligations have been paid in full, the holders of at least 51% of the outstanding Swap Obligations; provided, however, that no such amendment, change, discharge, termination or waiver affecting the rights and benefits of a single Class of Finance Parties (and not all Finance Parties in a like or similar manner) shall require the written consent of the Required Finance Parties of such Class of Finance Parties. For the purposes of this Section 5.46, the term “Class” means each class of Finance Parties, i.e., whether (i) the Lenders, as holders of the Senior Obligations or (ii) the Swap Creditors, as holders of the Swap Obligations. For the purposes of this Section 5.06, the term “Required Finance Parties” of any Class means (i) with respect to the Senior Obligations, the Required Lenders and (ii) with respect to the Swap Obligations, the holders of at least 51% of all Swap Obligations outstanding from time to time.

Form of Guaranty

Section 5.07 Governing Law; Submission to Jurisdiction. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING, WITHOUT LIMITATION, SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES. Each of the Guarantors hereby submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State court sitting in the Borough of Manhattan in The City of New York for purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. Each of the Guarantors irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such court and any claim that any such proceeding brought in such court has been brought in an inconvenient forum. Each Guarantor hereby irrevocably appoints C.T. Corporation System its authorized agent to accept and acknowledge service of any and all process which may be served in any suit, action or proceeding of the nature referred to in this Section 5.07 and consents to process being served in any such suit, action or proceeding upon C.T. Corporation System in any manner or by the mailing of a copy thereof by registered or certified mail, postage prepaid, return receipt requested, to such Guarantor’s address referred to in Section 5.01. Each Guarantor agrees that such service (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by law, be taken and held to be valid personal service upon and personal delivery to it. Nothing in this Section 5.07 shall affect the right of any Agent or other Finance Party to serve process in any manner permitted by law or limit the right of any Agent or other Finance Party to bring proceedings against any Guarantor in the courts of any jurisdiction or jurisdictions.
Section 5.08 Limitation of Law; Severability.
(a) All rights, remedies and powers provided in this may be exercised only to the extent that the exercise thereof does not violate any applicable provision of law, and all of the provisions of this Agreement are intended to be subject to all applicable mandatory provisions of law which may be controlling and be limited to the extent necessary so that they will not render this Agreement invalid, unenforceable in whole or in part, or not entitled to be recorded, registered or filed under the provisions of any applicable law.
(b) If any provision hereof is invalid or unenforceable in any jurisdiction, then, to the fullest extent permitted by law, (i) the other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in favor of the Agents and the other Finance Parties in order to carry out the intentions of the parties hereto as nearly as may be possible; and (ii) the invalidity or unenforceability of any provision hereof in any jurisdiction shall not affect the validity or enforceability of such provisions in any other jurisdiction.
Section 5.09 Counterparts; Integration; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement and the other Senior Finance Documents and, in the case of the Swap Creditors, the Swap Agreements, constitute the entire agreement and understanding among the parties hereto and supersede any and all prior agreements and understandings, oral or written, relating to the subject matter hereof

Form of Guaranty

and thereof. This Agreement shall become effective with respect to each Guarantor when the Administrative Agent shall have received counterparts hereof signed by itself and such Guarantor.
Section 5.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 5.11 Additional Guarantors. It is understood and agreed that any Subsidiary of the Borrower that is required by the Credit Agreement to execute an Accession Agreement and counterpart of this Agreement after the date hereof shall automatically become a Subsidiary Guarantor hereunder with the same force and effect as if originally named as a Subsidiary Guarantor hereunder by executing an Accession Agreement and counterpart hereof and delivering the same to the Administrative Agent. The execution and delivery of any such instrument shall not require the consent of any other Guarantor or other parts hereunder. The rights and obligations of each Guarantor or other parry hereunder shall remain in full force and effect notwithstanding the addition of any new Subsidiary Guarantor as a party to this Agreement.
Section 5.12 Termination; Release of Guarantors.
(a) Termination. Upon the full, final and irrevocable payment and performance of all Guaranteed Obligations, the cancellation of all outstanding L/C Obligations and the termination of the Commitments under the Credit Agreement and all Swap Agreements, this Agreement shall terminate and have no further force or effect.
(b) Release of Guarantors. In the event that all of the capital stock of one or more of the Subsidiary Guarantors is sold or otherwise disposed of or liquidated in compliance with the requirements of Section 7.05 of the Credit Agreement (or such sale, other disposition or liquidation has been approved in writing by the Required Lenders (or all of the Lenders, if required by Section 10.01 of the Credit Agreement)) and the proceeds of such sale, disposition or liquidation are applied in accordance with the provisions of the Credit Agreement, to the extent applicable, such Subsidiary Guarantor or Subsidiary Guarantors shall be released from this Agreement, and this Agreement shall, as to each such Subsidiary Guarantor or Subsidiary Guarantors, terminate and have no further force or effect (it being understood and agreed that the sale of one or more Persons that own, directly or indirectly, all of the capital stock of any Subsidiary Guarantor shall be deemed to be a sale of such Subsidiary Guarantor for purposes of this Section 5.12(b)).
Section 5.13 Conflict. To the extent that there is a conflict or inconsistency between any provision hereof, on the one hand, and any provision of the Credit Agreement, on the other hand, the Credit Agreement shall control.
[Signature Pages Follow]

Form of Guaranty

IN WITNESS WHEREOF, each Guarantor has executed this Agreement as of the day and year first above written.

GUARANTORS:	GLOBAL CASH ACCESS HOLDINGS, INC.
By:
Name:
Title:

Global Cash Access Holdings, Inc. 3525 East Post Road, Suite 120 Las Vegas, NV 89120 Attn: Chief Executive Officer Telephone: (702) 855-3006 Fax: (702) 262-5039

CENTRAL CREDIT, LLC
By:
Name:
Title:

Central Credit, LLC 3525 East Post Road, Suite 120 Las Vegas, NV 89120 Attn: Chief Executive Officer Telephone: (702) 855-3006 Fax: (702) 262-5039
Acknowledged and Agreed with Respect to Section 2.01:
GLOBAL CASH ACCESS, INC.
By:
     Name:
     Title

Form of Guaranty

Agreed to and Accepted:
BANK OF AMERICA, N.A., as Administrative Agent
By:
     Name:
     Title:
Bank of America, N.A.
TX1-492-14-11
901 Main Street, 14th Floor
Dallas, TX 75202-3714
Attn: Donna F. Kimbrough
Te1ephone: (214) 209-1569
Fax: (214) 290-9436

Form of Guaranty

EXHIBIT G
FORM OF PERFECTION CERTIFICATE
[NAME OF LOAN PARTY]
PERFECTION CERTIFICATE
I,                     ,                      of [Name of Loan Party], a                      (the “Company”), hereby certify with reference to the Security Agreement dated March 10, 2004, as amended, by and among Global Cash Access, Inc., a Delaware corporation; the Subsidiary Guarantors referred to therein; and Bank of America, N.A., as Collateral Agent (the “Collateral Agent”) (terms defined therein being used herein as therein defined) to the Collateral Agent and the Secured Parties as follows:
I. Names.
(A)	The exact corporate name of the Company as it appears in its certificate of incorporation is .

(B)	Since its organization, the Company has had no other corporate, limited liability company or partnership name.

(C)	Neither the Company nor any of its divisions, sectors or other business units has used any other names (including trade names or similar appellations) at any time during the past five years.

(D)	The Company has not changed its identity or corporate, limited liability company or partnership structure in any way within the past five years.
II. Business Locations/Jurisdiction of Organization.
(A)	The Company’s jurisdiction of organization and organization number are and respectively.

(B)	The Company has no other place of business.

(C)	The Company has not maintained any other chief executive office or location or place(s) of business at any time during the past five years.
III. Locations and Other Information Regarding Collateral.
(A)
None of the Company’s Equipment, Inventory, Instruments, securities certificates (as defined in the UCC), Documents, books and records relating to Accounts or other tangible Collateral are in the possession of any Person other than the Company.

Form of Perfection Certificate

(B)
None of the Company’s Equipment, Inventory, Instruments, securities certificates (as defined in the UCC), Documents, books and records relating to Accounts or other tangible Collateral has been lodged at any other location or with any other bailee at any time during the past four months.

(C)	None of the Company’s Collateral is or has at any time been covered by a certificate of title.

(D)
The Company has no interests in unextracted minerals or the like (including oil and gas), assets consisting of timber to be cut or equipment used in farming operations, farm products, grain or crops growing or to be grown.

(E)	The Company holds no securities.

(F)	The Company holds no partnership interests, limited liability company membership interests or other equity interests not constituting securities (as defined in the UCC).

(G)	The Company maintains no Securities Accounts.

(H)
Listed Schedule III.I. hereto, is the bank or other financial institution and account number of each Deposit Account or other bank account maintained by the Company, together with a description of the purpose for which each such account is used.

(I)	The Company has no Inventory consigned to third parties.

(J)	The approximate dollar value of all tangible Collateral located in the following States is:

Alabama: $0 Tennessee: $0

(K)	The Company has no Inventory located outside of the United States of America.

(L)	There are no commercial tort claims in favor of the Company.
IV. Unusual Transactions. No unusual transactions have occurred in the past five years, all Accounts have been originated by the Company and all Inventory or Equipment has been acquired by the Company in the ordinary course of business from a dealer in goods of that type.
V. Patents, Trademarks and Copyrights. The Company owns no, and has not applied for any, Patents, Trademarks, Copyrights or domain names and is not a party to any Licenses.
VI. Assigned Agreements. The Company has no contracts or agreements to be identified as “Assigned Agreements” under the Security Agreement.

Form of Perfection Certificate

VII. Taxpayer Identification Number. The Company’s taxpayer identification number is                     .
VIII. Existing Liens. As of the date hereof, there are no (i) Uniform Commercial Code financing statements naming the Company as debtor or seller and covering any of the Collateral, (ii) notices of the filing of any federal tax lien (filed pursuant to section 6323 of the Code) or any lien of the PBGC (filed pursuant to Section 4068 of ERISA) covering any of the Collateral or (iii) judgment liens filed against the Company.
Date:                     ,

Name:
Title:

Form of Perfection Certificate

EXHIBIT H
FORM OF INTERCOMPANY NOTE
No. ___
INTERCOMPANY NOTE

[City of Closing) [Date]
For value received, [SUBSIDIARY A NAME], [SUBSIDIARY A DESCRIPTION], [SUBSIDIARY B NAME], [SUBSIDIARY B DESCRIPTION], [SUBSIDIARY C NAME], SUBSIDIARY C DESCRIPTION] (together with their respective successors and permitted assigns, each a “Payor”, and collectively, the “Payors”), hereby promise to pay on demand to the order of [PAYEE], a                      corporation (together with its successors and permitted assigns, the “Payee”), the unpaid principal amount of all loans and advances made by the Payee to each Payor. Each Payor promises to pay interest on the unpaid principal amount hereof from the date hereof until paid at such rate per annum as shall be agreed upon from time to time by the Payors and the Payee. All such payments of principal and interest shall be made without offset, counterclaim or deduction of any kind in lawful money of the United States of America in immediately available funds at such location in the United States of America as the Payee shall designate from time to time.
Upon the commencement by or against any Payor of any ease or other proceeding seeking liquidation, reorganization or other relief with respect to such Payor or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, the unpaid principal amount hereof shall become immediately due and payable without presentment, demand, protest or notice of any kind, all of which are hereby waived by such Payor.
The Payee is hereby authorized (but not required) to record all loans and advances made by it to each Payor (all of which shall be evidenced by this Intercompany Note), and all repayments or prepayments thereof, in its books and records, such books and records constituting prima facie evidence of the accuracy of the information contained therein.
This Intercompany Note is one of the Intercompany Notes referred to in the Second Amended and Restated Credit Agreement dated as of November 1, 2006 (as amended, modified or supplemented from time to time, the “Credit Agreement”) among Global Cash Access Holdings, Inc., a Delaware corporation, Global Cash Access, Inc., a Delaware corporation, the banks and other financial institutions from time to time party thereto and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer. This Intercompany Note shall be pledged by the Payee pursuant to the Pledge Agreement (as defined in the Credit Agreement). Each Payor hereby acknowledges and agrees that the Collateral Agent pursuant to and as defined in the Pledge Agreement may exercise all rights provided therein with respect to this Intercompany Note.
H-1
Form of Intercompany Note

THIS INTERCOMPANY NOTE SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING WITHOUT LIMITATION SECTION 5-1401 OF THE GENERAL OBLIGATIONS OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

[SUBSIDIARY A NAME]
By:
Name:
Title:

[SUBSIDIARY B NAME]
By:
Name:
Title:

[SUBSIDIARY C NAME]
By:
Name:
Title:

Pay to the order of
[PAYEE]

By:
Name:
Title:
H-2
Form of Intercompany Note

EXHIBIT I
FORM OF INTERCOMPANY NOTE SUBORDINATION PROVISIONS
EACH PROMISSORY NOTE EVIDENCING AN INTERCOMPANY LOAN OR ADVANCE INCURRED BY THE BORROWER OR A WHOLLY-OWNED DOMESTIC SUBSIDIARY OF THE BORROWER OWING TO ANY FOREIGN SUBSIDIARY OF THE BORROWER OR ANY NON-WHOLLY-OWNED DOMESTIC SUBSIDIARY OF THE BORROWER SHALL HAVE INCLUDED ON ITS FACE THE FOLLOWING PROVISION AND SHALL HAVE “ANNEX A TO INTERCOMPANY NOTE” ATTACHED THERETO AND MADE A PART THEREOF.
“This Intercompany Note, and the obligations of the Payor hereunder, shall be subordinate and junior in right of payment to all Senior Debt (as defined in Section 1 of Annex A hereto) on the terms and conditions set forth in Annex A hereto. Annex A hereto is incorporated herein by reference in its entirety and is a part of this Intercompany Note to the same extent as if it had been set forth in its entirety in this Intercompany Note.”
I-1
Form of Intercompany Note Subordination Provisions

EXHIBIT J
FORM OF LOAN PARTY ACCESSION AGREEMENT
LOAN PARTY ACCESSION AGREEMENT dated as of                  , among Global Cash Access, Inc., the NEW LOAN PARTY referred to herein and Bank of America, N.A., as Administrative Agent and Collateral Agent.
Global Cash Access, Inc., a Delaware corporation (together with its successors and permitted assigns, the “Borrower”), entered into a Second Amended and Restated Credit Agreement dated as of November 1, 2006 (as amended, supplemented and/or modified to the date hereof and as the same may be further amended, supplemented or modified from time to time and including any agreement extending the maturity of, refinancing or otherwise restructuring all or any portion of the obligations of the Borrower under such agreement or any successor agreement, the “Credit Agreement”) among Global Cash Access Holdings, Inc., a Delaware corporation (together with its successors and permitted assigns, “Holdings”), the Borrower, the banks and other lending institutions from time to time party thereto (each a “Lender” and, collectively, the “Lenders”) and Bank of America, N.A., as Administrative Agent (together with its successor or successors in such capacity, the “Administrative Agent”), Swingline Lender and L/C Issuer. Capitalized terms defined in the Credit Agreement and not otherwise defined herein have, as used herein, the respective meanings provided for therein.
Certain Lenders and their affiliates (the “Swap Creditors”) may from time to time provide forward rate agreements, options, swaps, caps, floors, other financial derivatives agreements and other combinations or hybrids of any of the foregoing (collectively, “Swap Agreements”) . The Lenders, each Issuing Lender, the Swingline Lender, the Administrative Agent, the Syndication Agent, the Documentation Agent, the Collateral Agent (as each such term is defined in the Credit Agreement) and each Swap Creditor and their respective successors and assigns are herein referred to individually as a “Finance Party” and collectively as the “Finance Parties”.
[New Loan Party Name], [New Loan Party Description] (the “New Loan Party”), was [formed] [acquired] by [the Borrower] [[Name of Immediate Parent Company], [Description of Immediate Parent Company] and a [Wholly-Owned] Subsidiary of the Borrower], [DESCRIBE FORMATION OR ACQUISITION TRANSACTION, AS APPLICABLE].
Section 6.12 of the Credit Agreement requires each Subsidiary (other than certain Foreign Subsidiaries) formed or acquired by Holdings or the Borrower or any of their respective Subsidiaries after the Closing Date to become a party to the Guaranty as an additional “Guarantor”, to become a party to the Security Agreement as an additional “Loan Party” and to become a party to the Pledge Agreement as an additional “Loan Party”. The Guaranty, the Security Agreement and the Pledge Agreement specify that such additional Subsidiaries may become “Guarantors” under the Guaranty and “Loan Parties” under each of the Security Agreement and the Pledge Agreement by execution and delivery of a counterpart of each such Finance Documents. To induce the Lenders to make or maintain extensions of credit to the Borrower under the Credit Agreement and the other Senior Finance Documents referred to
Schedule 10.02 - 1

therein (collectively with the Credit Agreement, the “Senior Finance Documents”) and the Swap Creditors to enter into or maintain the Swap Agreements (the Senior Finance Document and the Swap Agreements being herein collectively referred to as the “Finance Documents”), and as consideration for extensions of credit previously made to, and/or Swap Agreements previously entered into with, the Borrower, the New Loan Party has agreed to execute and deliver this Loan Party Accession Agreement (as the same may be amended, supplemented or modified from time to time, this “Agreement”) in order to evidence its agreement to become a “Guarantor” under the Guaranty and a “Loan Party” under each of the Security Agreement and the Pledge Agreement. Accordingly, the parties hereto agree as follows:
Section 1. Guaranty. In accordance with Section 5.11 of the Guaranty, the New Loan Party hereby (i) agrees that, by execution and delivery of a counterpart signature page to the Guaranty in the form attached hereto as Exhibit A, the New Loan Party shall become a “Guarantor” under the Guaranty with the same force and effect as if originally named therein as a Guarantor (as defined in the Guaranty), (ii) acknowledges receipt of a copy of and agrees to be obligated and bound as a “Guarantor” by all of the terms and provisions of the Guaranty and (iii) acknowledges and agrees that, from and after the date hereof, each reference in the Guaranty to a “Guarantor” or the “Guarantors” shall be deemed to include the New Loan Party. The New Loan Party hereby waives acceptance by the Administrative Agent and the Finance Parties of the guarantee by the New Loan Party under the Guaranty upon the execution and delivery by each of the New Loan Party of the counterpart signature referred to herein.
Section 2. Security Agreement. In accordance with Section 7.10 of the Security Agreement, the New Loan Party hereby (i) agrees that, by execution and delivery of a counterpart signature page to the Security Agreement in the form attached hereto as Exhibit B, the New Loan Party shall become a “Loan Party” under the Security Agreement with the same force and effect as if originally named therein as a Loan Party (as defined in the Security Agreement), (ii) acknowledges receipt of a copy of and agrees to be obligated and bound as a “Loan Party” by all of the terms and provisions of the Security Agreement, (iii) grants to the Collateral Agent for the benefit of the Finance Parties a continuing security interest in the Collateral (as defined in the Security Agreement), in each case to secure the full and punctual payment of the Secured Obligations (as defined in the Security Agreement) in accordance with the terms thereof and to secure the performance of all of the obligations of each Loan Party under the Credit Agreement and the other Finance Documents, (iv) represents and warrants that each of Schedules 1.01, 3.06 and 4.01 to the Security Agreement, as amended, supplemented and modified as set forth on Schedules 1.01, 3.06 and 4.01 hereto, is complete and accurate with respect to the New Loan Party as of the date hereof alter giving effect to the New Loan Party’s accession to the Security Agreement as an additional Loan Party thereunder and (v) acknowledges and agrees that, from and after the date hereof, each reference in the Security Agreement to a “Loan Party” or the “Loan Parties” shall be deemed to include the New Loan Party.
Section 3. Pledge Agreement. In accordance with Section 8.10 of the Pledge Agreement, the New Loan Party hereby (i) agrees that, by execution and delivery of-a counterpart signature page to the Pledge Agreement in the form attached hereto as Exhibit C, the New Loan Party shall become a “Loan Party” under the Pledge Agreement with the same force and effect as if originally named therein as a Loan Party (as defined in the Pledge Agreement),
Schedule 10.02 - 2

(ii) acknowledges receipt of a copy of and agrees to be obligated and bound as a “Loan Party” by all of the terms and provisions of the Pledge Agreement, (iii) grants to the Collateral Agent for the benefit of the Finance Parties a continuing security interest in the Collateral (as defined in the Pledge Agreement), in each case to secure the full and punctual payment of the Secured Obligations (as defined in the Pledge Agreement) in accordance with the terms thereof and to secure the performance of all of the obligations of each Loan Party under the Credit Agreement and the other Finance Documents, (iv) represents and warrants that each of Schedules I, II, III, IV, and V to the Pledge Agreement, as amended, supplemented and modified as set forth on Schedules I, II, III, IV, and V hereto, is complete and accurate with respect to the New Loan Party as of the date hereof after giving effect to the New Loan Party’s accession to the Pledge Agreement as an additional Loan Party thereunder and (v) acknowledges and agrees that, from and after the date hereof, each reference in the Pledge Agreement to a “Loan Party” or the “Loan Parties” shall be deemed to include the New Loan Party.
Section 4. Representations and Warranties. The New Loan Party hereby represents and warrants that:
(a) This Agreement has been duly authorized, executed and delivered by the New Loan Party, and each of this Agreement and the Guaranty, the Security Agreement and the Pledge Agreement, as acceded to hereby by the New Loan Party, constitutes a valid and binding agreement of the New Loan Party, enforceable against the New Loan Party in accordance with its terms, except in each case as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforceability of creditors’ rights generally and by equitable principles of general applicability (regardless of whether such enforceability is considered in a proceeding in equity or at law).
(b) Each of the representations and warranties contained in the Credit Agreement, the Guaranty, the Security Agreement, the Pledge Agreement and each of the other Finance Documents is true and correct in all material respects as of the date hereof, with the same effect as though such representations and warranties had been made on and as of the date hereof after giving effect to the accession of the New Loan Party as an additional “Guarantor” under the Guaranty and an additional “Loan Party” under each of the Security Agreement and the Pledge Agreement.
(c) Attached hereto as Exhibit D is a correct and complete Perfection Certificate relating to the New Loan Party and its Collateral.
Section 5. Effectiveness. This Agreement and the accession of the New Loan Party to the Guaranty, the Security Agreement and the Pledge Agreement as provided herein shall become effective with respect to the New Loan Party when (i) the Administrative Agent shall have received a counterpart of this Agreement duly executed by such New Loan Party; and (ii) the Administrative Agent and/or the Collateral Agent, as applicable, shall have received duly executed counterpart signature pages to each of the Guaranty, the Security Agreement and the Pledge Agreement as contemplated hereby.
Section 6. Integration; Confirmation. On and after the date hereof, each of the Guaranty, the Security Agreement and the Pledge Agreement and the respective Schedules
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thereto shall be supplemented as expressly set forth herein; all other terms and provisions of each of the Guaranty, the Security Agreement, the Pledge Agreement, the other Finance Documents and the respective Schedules thereto shall continue in full force and effect and unchanged and are hereby confirmed in all respects.
Section 7. Expenses. The New Loan Party agrees to pay (i) all out-of-pocket expenses of the Agents, including fees and disbursements of special and local counsel for the Agents, in connection with the preparation, execution and delivery of this Agreement and any document or agreement contemplated hereby and (ii) all taxes which the Collateral Agent or any Finance Party may be required to pay by reason of the security interests granted in the Collateral (including any applicable transfer taxes).
Section 8. GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (INCLUDING, WITHOUT LIMITATION, SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES, EXCEPT AS OTHERWISE REQUIRED BY MANDATORY PROVISIONS OF LAW.
Section 9. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement may be transmitted and/or signed by facsimile and if so transmitted or signed, shall, subject to requirements of law, have the same force and effect as a manually signed original and shall be binding on the New Loan Party, the Agents and the Finance Parties. The Administrative Agent may also require that this Agreement be confirmed by a manually signed original hereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.
[Signature Pages to Follow]
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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

GLOBAL CASH ACCESS, INC.
By:
Name:
Title:

[NEW LOAN PARTY NAME]
By:
Name:
Title:

BANK OF AMERICA, N.A, as Administrative Agent and Collateral Agent
By:
Name:
Title:

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Exhibit A
COUNTERPART TO GUARANTY
The undersigned hereby executes this counterpart to the Amended and Restated Guaranty dated as of November 1, 2006 by the Subsidiary Guarantors party thereto from time to time in favor of Bank of America, N.A., as Administrative Agent, and, as of the date hereof, assumes all of the rights and obligations of a “Subsidiary Guarantor” thereunder.
Date:

[New Loan Party Name]
By:
Name:
Title:

Schedule 10.02 - 6

Exhibit B
COUNTERPART TO SECURITY AGREEMENT
The undersigned hereby executes this counterpart to the Security Agreement dated as of March 10, 2004 by Loan Parties party thereto from time to time in favor of Bank of America, N.A., as Collateral Agent, and, as of the date hereof, assumes all of the rights and obligations of a “Loan Party” thereunder .
Date:

[New Loan Party Name]
By:
Name:
Title:

Schedule 10.02 - 7

Exhibit C
COUNTERPART TO PLEDGE AGREEMENT
The undersigned hereby executes this counterpart to the Pledge Agreement dated as of March 10, 2004 by Loan Parties party thereto from time to time in favor of Bank of America, N.A., as Collateral Agent, and, as of the date hereof, assumes all of the rights and obligations of a “Loan Party” thereunder .
Date:

[New Loan Party Name]
By:
Name:
Title:

Schedule 10.02 - 8